UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Everi Holdings Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

To Our Stockholders:

During the last three years, the world has changed dramatically and so has our business. We are more nimble than ever; and our organization is better able to pivot and adapt to opportunities and challenges as they arise to deliver positive performance.

While much has changed about our business practices, some things have not changed - our focus on the importance of our employees and our strong corporate culture. We also continue to successfully invest to drive future growth; by focusing on developing engaging gaming content for both our land-based and digital gaming operators, and improving the gaming experience and customer efficiencies through our FinTech products and services. Our continued investments in both internal product development and strategic acquisitions are important factors in our ongoing ability to compete better and drive future profitable growth to build long-term shareholder value.

Our momentum continued in 2022 with revenues growing 18% to $783 million, driven by 15% organic growth and a 3% contribution from recent tuck-in acquisitions. Operating income increased 8% to $213 million, while net income declined 22% to $120 million from $153 million in 2021. The decline in net income is principally due to a one-time, $63 million non-cash tax benefit in the prior year related to the reversal of a valuation allowance on certain deferred tax assets. Our Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization(1) increased 8% to $374 million from the prior year.

Importantly, we generated an all-time record $187 million in Free Cash Flow(1) that equated to just over $1.90 per diluted share. We remained disciplined in our deployment of capital to grow the business, with $61 million invested in expenses for internal research and development (“R&D”) and $51 million for acquisitions, while also returning $84 million to shareholders through the repurchase of five million shares under our share repurchase program authorized by our Board in May 2022.

Our ongoing investment in new product development and acquisitions that help grow our product portfolio and addressable markets is a key driver of the operating success in both our Games and FinTech segments. Recent acquisitions, including Intuicode, ecash Holdings and the strategic assets of Venuetize, began to contribute in 2022, and are expected to provide more meaningful contributions to our growth this year, with further benefits in 2024 and beyond.

The opening of the new Sky River Casino in Northern California during 2022 is an excellent example of how we are increasingly leveraging and cross-selling our Gaming and FinTech products and services. At Sky River, we received a nearly 15% allocation of the slot floor, and sold a comprehensive suite of financial access, loyalty and rewards, mobile and regulatory compliance products and services. Sky River Casino has been so successful, they are already making plans for expansion; and we’re proud to be a part of their exciting success story.

Segment highlights

Gaming
In 2022, our Games business generated a record $436 million in revenues, a 16% increase over the prior year. We sold a record 7,216 units and our installed base of gaming machines reached a record 17,975 units at year-end. The success of our games and rapid growth in iGaming drove the strong revenue performance, which led to a 5% increase in the segment’s operating income, even as we increased our investments to support future growth by increasing R&D expense to 9% of Games revenues.

FinTech
Our FinTech segment generated record revenues of $346 million, a 22% increase over 2021. Organic growth was 17% and acquisitions contributed 5% to the 2022 revenues. Total financial funding transactions processed increased 5%, while the dollar value of total transactions processed increased by 14%. We continued to leverage strength in our core financial access services and build on our digital capabilities to provide enhanced loyalty and regulatory compliance products and services, which generated higher growth in our software and hardware product revenues. Our revenue strength led to an 11% increase in the segment’s operating income. As with Games, we also increased our focus on internal product development, with R&D expense increasing 55% year over year.

(1) For additional information related to Free Cash Flow and Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization, refer to Appendix A: Unaudited Reconciliation of Selected Financial GAAP to non-GAAP measures.

Industry outlook – resilience of the industry and ability to pivot from position of strength

While the general macro environment remains uncertain in the near-term, we believe we remain well positioned to take advantage of new opportunities. Our high percentage of recurring revenues, a strong balance sheet, and strong Free Cash Flow generation provide us with a solid foundation to maintain growth. We have a robust new product pipeline, both in Games and FinTech, and we believe there are opportunities to make additional additive tuck-in acquisitions that would provide a successful and profitable return on our investment and contribute to our long-term revenue and cash flow growth.

Future growth driven by new product development and acquisitions

Looking ahead, in 2023 we expect to continue to concentrate on our growth priorities through our disciplined approach to R&D and investing in future attractive acquisitions.

In our Games business, we are excited about our new product line, including more than 80 new game themes planned for launch in 2023. Further, our new Dynasty VUE™ video gaming cabinet, which began shipping this year complements our existing cabinet line-up and provides customers with new optionality to expand and diversify their footprint of Everi products. Dynasty VUE is just the first cabinet in our next generation line-up with additional models scheduled to debut at G2E™ later this year.

The acquisition of Intuicode has accelerated our growth opportunity in the Historical Horse Racing (“HHR”) market. Toward the end of this year, we plan to further leverage our strength in Class II and Class III games with entry into the Video Lottery Terminals (“VLT”) market. Our new cabinets and the work by our development teams will enable us to create original, engaging content across Class II, Class III, HHR, and Central Determinant markets; and our extensive game pipeline will also support our rapidly growing digital iGaming business. While no new states are expected to legalize iGaming in the near term, we expect to continue to add additional iGaming operator sites and further expand our iGaming themes portfolio, with the potential to enter the larger and more mature U.K. iGaming market toward the end of this year.

In our FinTech business, we will continue our strategy of expanding our digital neighborhood, with new and enhanced products aimed at improving casino operator efficiency and productivity, and which will complement our previous introductions of JackpotXpressTM, PitXpressTM, and MetersXpressTM. The acquisition of assets of Venuetize in 2022, with its broad base of nearly 200 established third-party app integrations, is expected to complement our existing mobile-first development efforts with casino customers, while also providing new avenues for growth by expanding our addressable market through connection of our mobile wallet and loyalty technologies into adjacent markets including sports, entertainment and hospitality venues.

Corporate culture, employee wellness, and new environmental sustainability efforts (“ESG”)

At Everi, we believe that a key driver to our ongoing success is our ability to attract and retain talent. Our positive company culture is valued by our team members and has resulted in Everi receiving 16 Top Workplace honors since 2021. We were honored to be recognized again in 2022 for our efforts to build a diverse and inclusive culture across our domestic and international operations, including recognition for our remote employee programs.

A team-first collaborative culture, and a diverse, respectful work environment with a focus on innovation and operational excellence is important for our long-term success. Inclusion is a core Company value and we believe we can be at our best only when we embrace and reflect the diversity of our employees, customers, and the communities that we serve.

We recently announced the construction of a new leased build-to-suit production and warehouse facility in Las Vegas, which will consolidate the assembly of our slot machines and Fintech kiosks and other products into one streamlined operation. This state-of-the-art facility is being built to be environmentally friendly with an emphasis on long-term environmental sustainability and employee wellness.

Governance – strong focus, changes

In 2022, we implemented our succession plan with our now former Chief Executive Officer, Michael Rumbolz, moving into the new position of Executive Chair of the Board, and Randy Taylor succeeding Mike as Chief Executive Officer. Atul Bali was named Lead Independent Director succeeding Ron Congemi who retired after nearly nine years on our Board. Additionally, Eileen Raney retired from our Board after serving six years. We thank Ron and Eileen for their many years of distinguished service. In addition to Randy joining our Board following his promotion, Secil Tabli Watson, Paul Finch, and Debra Nutton joined our Board, each of whom provides extensive business leadership as well as work experience diversity to our board.

Conclusion

In closing, we want to thank our team members for all they do each day to bring innovation and to drive our growth and success. We also want to thank our customers and vendor partners, and to you our shareholders for your continued support. We are excited for the future ahead.

/s/ Randy L. Taylor /s/ Michael D. Rumbolz

Randy L. Taylor Michael D. Rumbolz
President and Chief Executive Officer Executive Chair of the Board

April 21, 2023

April 21, 2023
Dear Stockholder:
On behalf of the Board of Directors and officers of Everi Holdings Inc. (“we,” “us,” “our,” “Everi,” or the “Company”), we are pleased to invite you to attend our 2023 Annual Meeting of Stockholders. The meeting will be held at Everi’s headquarters located at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, on Wednesday, May 17, 2023 at 9:00 a.m. Pacific Time (the “Annual Meeting”).
At the Annual Meeting, you will be asked to:

1	2	3	4	5
Elect three Class III director nominees named in this Proxy Statement.	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	Vote on a non-binding, advisory basis on the frequency of future advisory votes on the compensation of our named executive officers.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	Transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The accompanying Proxy Statement provides a detailed description of these proposals and other information that you should read and consider before voting.
Your vote is very important to us. Regardless of whether you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible so that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.
If you have any questions concerning the Annual Meeting, and you are the stockholder of record of your shares, please contact our Senior Vice President, Investor Relations, William Pfund, at william.pfund@everi.com or (702) 676-9513. If your shares are held by a broker or other nominee, please contact your broker or other nominee for questions concerning the Annual Meeting.
Your Board brings executive, financial, and strategic leadership together with a wide range of complementary skills and backgrounds relative to the Company’s industry, to assist management in continuing to drive success. The Board remains diligent and highly focused on our people, sustainable growth, and performance as we continue to build long-term shareholder value and continue striving for a more diverse and inclusive Company. On behalf of the Board of Directors and our employees, we thank you for your past and ongoing support of the Company.
Sincerely,
/s/ Randy L. Taylor
Randy L. Taylor
President and Chief Executive Officer & Director

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Wednesday, May 17, 2023 9:00 a.m. Pacific Time	Location: Everi Holdings Inc. Corporate Headquarters 7250 South Tenaya Way, Suite 100 Las Vegas, Nevada 89113
To Our Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Everi Holdings Inc., at which stockholders will vote on the following proposals listed below. Your vote is very important to us. Regardless of whether you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible so that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.

Proposals		How to Vote
1.	Election of three Class III director nominees named in this Proxy Statement.	Visit www.proxyvote.com or the website on your voting instruction form.
2.	To approve on a non-binding, advisory basis, the compensation of our named executive officers.	Call 1-800-690-6903 or the number on your voting instruction form.
3	To vote on a non-binding, advisory basis on the frequency of future advisory votes on the compensation of our named executive officers.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date.
5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
We strongly encourage you to vote in advance of the meeting over the Internet, telephone, or by mail as described above.

Record Date
Stockholders of record as of the close of business on April 6, 2023 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 17, 2023. Our Proxy Statement is attached. Financial and other information concerning Everi Holdings Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2022 (the “2022 Annual Report”). A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of 2023 Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and 2022 Annual Report are available and may be viewed at www.proxyvote.com.

This Notice of Annual Meeting and the accompanying Proxy Statement are first being made available to our stockholders on or about April 21, 2023.
By Order of the Board of Directors,
/s/ Kate C. Lowenhar-Fisher
Kate C. Lowenhar-Fisher
Executive Vice President, Chief Legal Officer – General Counsel
and Corporate Secretary

April 21, 2023

PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT SUMMARY	8	Severance Benefits	68
2022 Performance Highlights	9	Compensation Committee Report	68
Corporate Governance Highlights	10	Members of the Compensation Committee	68
Environmental, Social, and Governance	12	Compensation of Named Executive Officers	69
PROXY STATEMENT	16	2022 Summary Compensation Table	69
PROPOSAL 1: ELECTION OF THREE CLASS III DIRECTORS	16	Grants of Plan-Based Awards	71
		Outstanding Equity Awards	72
BOARD AND CORPORATE GOVERNANCE MATTERS	24	2022 Option Exercises and Stock Vested	74
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49	Employment Contracts and Equity Agreements, Termination of Employment, and Change in Control Arrangements	75
EXECUTIVE OFFICERS	51
PROPOSAL 2: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)	52	Pension Benefits and Nonqualified Deferred Compensation	76

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON FREQUENCY)	53	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	77

EXECUTIVE COMPENSATION	54
Compensation Discussion and Analysis	54	EQUITY COMPENSATION PLAN INFORMATION	78
I. EXECUTIVE SUMMARY	55	PAY RATIO	79
Management Transition	56	PAY VERSUS PERFORMANCE	80
Compensation Actions	56
II. COMPENSATION PHILOSOPHY AND OBJECTIVES	56	PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	85
Compensation Governance Practices	57
Components of Our Compensation Program	58	REPORT OF THE AUDIT COMMITTEE	86
2022 Target Total Compensation	59	FREQUENTLY ASKED QUESTIONS	87
2022 Say on Pay Results	59	DELINQUENT SECTION 16(a) REPORTS	92
III. COMPENSATION DECISION MAKING PROCESS	59	OTHER MATTERS	92
Role of the Board	59	ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K	92
Role of the Compensation Committee	59
Role of Management	60	APPENDIX A: UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES	A-1
Role of Compensation Consultants	60	APPENDIX B: PROXY VOTING CARD	B-1
Compensation Risk Oversight	61
IV. COMPENSATION COMPETITIVE ANALYSIS	61
Peer Group	61
V. ELEMENTS OF COMPENSATION	62
Base Salary Compensation	62
Annual Incentives	62
2022 Annual Incentive Performance Metrics	63
2022 Performance and Actual Payouts	64
Long-Term Equity Incentive Awards	65
2022 Annual Equity Awards	66	INDEX OF FREQUENTLY REQUESTED INFORMATION
VI. ADDITIONAL COMPENSATION POLICIES AND PRACTICES	66	Corporate Governance Highlights	10
		Environmental, Social, and Governance	12
Equity Ownership Policy	66	Director Nominees	16
Clawback Policy	67
Anti-Hedging and Anti-Pledging Policies	68	Director Compensation	24
Tax Considerations	68	Compensation of Named Executive Officers	69
Retirement Plans	68	Pay Ratio	79

PROXY STATEMENT SUMMARY

2023 Annual Meeting of Stockholders

DATE AND TIME Wednesday, May 17, 2023 9:00 a.m. Pacific Time	LOCATION Everi Holdings Inc. Corporate Headquarters 7250 South Tenaya Way, Suite 100 Las Vegas, NV 89113	RECORD DATE APRIL 6, 2023

How to Vote
VIA THE INTERNET Visit www.proxyvote.com or the website on your voting instruction form.	BY TELEPHONE Call 1-800-690-6903 or the number on your voting instruction form.	BY MAIL Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.
ATTENDING THE MEETING

If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date.

Annual Meeting Proposals
Proposal	Description	Board Recommendation	Page (for more detail)
1	Election of three Class III director nominees named in this Proxy Statement.	☑ FOR each of the Board’s nominees	16
2	Approval, on a non-binding advisory basis, of the compensation of our named executive officers.	☑ FOR	52
3	Vote, on a non-binding, advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers.	☑ EVERY YEAR	53
4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☑ FOR	85
Stockholders will also transact any other business that properly comes before the meeting.

General
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Everi Holdings Inc. (“we,” “us,” “Everi,” or the “Company”) for use at the 2023 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On or about April 21, 2023, we will begin distributing to each stockholder entitled to vote at the 2023 Annual Meeting of Stockholders this Proxy Statement, the Notice of 2023 Annual Meeting of Stockholders, a proxy card or voting instruction form, and our 2022 Annual Report. Shares represented by a properly executed proxy will be voted in accordance with the instructions provided by the stockholder. This summary highlights information contained elsewhere in this Proxy Statement; however, it does not contain all of the information you should consider. You should read the entire Proxy Statement before casting your vote.

Additional information, including “FREQUENTLY ASKED QUESTIONS” about this Proxy Statement, the Annual Meeting, and voting can be found on page 87.

2022 Performance Highlights

Everi achieved ongoing growth in 2022, with improved performance in each operating segment. Total Consolidated Company Revenue (“ Total Revenue”) grew to $782.5 million, an 18% increase compared to 2021 Record revenues in both the Games and FinTech segments drove an 8% increase in operating income to $213.4 million compared to 2021. Net income was $120.5 million, or $1.24 per diluted share, a decrease from 2021, largely due to a large, one-time, non-cash tax benefit received in 2021 for the reversal of a valuation allowance on certain deferred tax assets. The 2022 financial results are significantly better than the performance achieved in 2019, the last full year before the impact of the COVID-19 pandemic.

$782.5 Million

Record Revenues, up 47% compared to 2019

$213.4 Million

Record Operating Income, up 127% compared to 2019

$120.5 Million

Net Income, or $1.24 per diluted share, up 630% compared to 2019

$436.4 Million

Record Games Segment revenues drove an increase in segment operating income to $107.6 million

$346.1 Million

Record FinTech Segment revenues drove an increase in segment operating income to $105.7 million

7,216

Record number of Gaming Machines, up 47% compared to 2019

$42.4 Billion

Record level of funding delivered to customers' casino floors, up 38% compared to 2019

5.0 Million

Number of common shares repurchased in 2022, or 5% of outstanding shares

For more information on our 2022 results and other related financial measures, we refer you to our 2022 Annual Report.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES
This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including as they relate to our expectations, goals, or plans related to corporate responsibility, sustainability and environmental matters, employees, policy, business, procurement and other risks and opportunities, as do other materials or oral statements we release to the public. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date on which this report is filed, and these are subject to change, including the standards for measuring progress that are still in development. All statements other than statements of historical or current facts, including statements regarding our strategy, our operational objectives, and our environmental and social plans and goals, made in this document are forward-looking and aspirational, and are not guarantees or promises such expectations, plans, or goals will be met. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “strive,” “aim to,” “designed to,” “commit,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “endeavor,” “estimate,” “seek,” “project,” “promote,” “may,” “can,” “could,” “should” or “will,” and other words and terms of similar meaning.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the risks and uncertainties described in our 2022 Annual Report on Form 10-K.
We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise. All subsequent written or oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this section. You are advised, however, to consult any further disclosures we make on related subjects in our reports and other filings with the Securities and Exchange Commission (the “SEC”). Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Corporate Governance Highlights

Our Board has developed strong corporate governance practices to promote long-term value creation, transparency, and accountability to our stockholders. Highlights of our corporate governance policies and structure following the Annual Meeting include:

WHAT WE DO

•78% Independent Directors - 7 of 9
•33% Female Directors - 3 of 9 (Including Chair of Compensation Committee)
•"Plurality-Plus" Voting for Directors (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast)
•Limitations on Outside Public Company Board Service
•Lead Independent Director
•Separate Chair of the Board and Chief Executive Officer
•Entirely Independent Committees
•Audit Committee Financial Experts - 4 of 7
•Annual Board and Committee Self-Evaluations
•Systemic Risk Oversight by Board and Committees
•Environmental, Social, and Governance (“ESG”) Oversight by Board and Committees
•Cybersecurity and Information Technology Oversight by Board and Committees
•Regular Executive Sessions of Independent Directors
•Investor Outreach Program
•Equity Ownership Policy with required holdings for Directors and Executives
•Cash and Equity Compensation Clawback Policy
•Annual Say on Pay Advisory Vote
•"Double-Trigger" for Change in Control Severance Payments
•Ongoing Board Refreshment Planning
•Executive Succession Planning Process
•Comprehensive Code of Business Conduct, Standards and Ethics; Supplier Code of Conduct; and Corporate Governance Guidelines
•Compliance Hotline

WHAT WE DON’T DO

•Poison Pill
•Allow Pledging of Our Securities
•Allow Hedging of Our Securities
•Reprice Stock Options without Stockholder Approval
•Allow Cash Buyouts of Underwater Stock Options without Stockholder Approval
•Grant Excess Perquisites
•Allow Excise Tax Gross Ups

Environmental , Social, and Governance (“ESG”) Environmental Sustainability
Our industry. Our communities. Our world. We focus on the responsibility we have as a financial technology provider and gaming equipment supplier to respect our environment. To support our efforts we have a number of Company-wide programs in place to help protect the environment, including: Reducing Resource Consumption and Waste, Recycling and Parts Refurbishment, and Lowering Carbon Emissions.
Reducing Resource Consumption and Waste
Our ongoing initiatives include consolidating facilities and our physical footprint, as well as supporting remote work for certain positions. We know that these efforts are beneficial to our sustainability efforts, including reduction of our energy, water, and paper consumption.
We strive to reduce overall water and electricity usage in our existing domestic offices and production facilities, and in this regard have made the following investments: installed LED lighting, motion-activated lights and faucets, low-flow toilets, and water filtration systems. We have implemented recording and reporting protocols at our domestic corporate and administrative offices and production locations to monitor our environmental impact at those locations, supporting our progress towards setting long-term sustainability targets.

Recycling and Parts Refurbishment
We currently have recycling partners in place for industrial material used in the assembly of our products, including paper, cardboard, certain electronic components, and certain metals. We also work with our suppliers and shippers to repurpose wooden pallets and packaging materials used in shipping our products.
In our Games segment, we refurbish and redeploy approximately 40% of our gaming devices at least once during the device’s lifetime, as well as repurpose individual component parts to the extent possible. In our FinTech segment, servers and network equipment, including end-of-life hardware for our Automated Teller Machines (“ATMs”) and fully integrated kiosks, are also recycled.
We also have recycling partners in place for copy paper recycling at nearly all of our domestic administrative offices and production facilities. In 2022, we shredded and recycled approximately 55,000 pounds of paper from our primary Las Vegas, Nevada and Austin, Texas facilities.

Lowering Carbon Emissions
Everi’s focus on achieving a reduced carbon footprint and preservation of our precious water supply includes using nearly 100% renewable energy to host our data at the facilities of our data center co-location vendor, Switch. This green energy supply is generated by Nevada solar farms and Western Electricity Coordinating Council hydroelectric plants.

The Company is dedicated to the leasing or purchasing of hybrid or electric vehicles (“EV”) for its field service personnel, and intends to retire and replace its existing vehicle inventory with such vehicles over a period of time. To date, such purchases have been limited due to supply chain constraints and lack of development of EV service-type vehicles.

In 2022, the Company entered into a lease agreement for a new facility being developed in Las Vegas, Nevada, that upon completion, will consolidate the assembly and distribution of its gaming machines previously done in Austin, Texas with our cash access kiosks, loyalty kiosks, and other FinTech products currently assembled in Las Vegas.
The new Las Vegas facility, which is designed to cohere to environmental and sustainable stewardship practices during construction and operation, is expected to streamline production and simplify both supply chain processes and the distribution of completed products to customers.
The new facility is being built to Everi’s specifications to encompass environmental sustainability and create an employee-friendly working environment and is anticipated to meet the certification level of 3 Green Globes science-based rating system established in accordance with the Green Building Initiative. The facility will utilize such elements as low-water landscaping, energy efficient windows, automated LED lighting, high-efficiency plumbing, energy-usage tracking, and solar panels engineered to offset nearly 80% of the power needs, all in an effort to lessen the environmental impact of the facility.

Social Responsibility
We are committed to contributing positively to our communities and to creating and sustaining a positive work environment and corporate culture that fosters employee engagement, health, safety, well-being, diversity and inclusion and equal opportunity. We progress towards this through a focus on recruitment and retention of employees with skills.

Corporate Culture
We foster an inclusive culture among our employees so that the WHY of why we work at Everi reflects our shared commitment to positively impact our employees, partners, customers and their guests, stockholders, communities, and the environment. To build this culture we have invested in programs and implemented standards to promote the community, responsible gaming efforts, ethical business conduct, comprehensive human capital management (diversity and inclusion, talent attraction, retention and development, and rewards) sustainability, giving and volunteerism. In 2021, we created an internal ESG Committee, led by our CEO and General Counsel and comprised of Company employees across various business areas and professional levels, which functions as a central task force for our ESG initiatives.
Our ESG Committee meets on at least a monthly basis to discuss the Company’s ESG framework, identify action items to pursue, review progress with our ESG efforts, discuss recent developments and trends, and to collect feedback from members on potential additional initiatives, activities, and next steps.
Our Board receives quarterly reports at its Board meetings on ESG developments, trends, and the Company’s ESG framework, initiatives, and activities and holds discussions with senior management regarding the efficacy of our efforts. We believe that these efforts will contribute to our long-term business success, empower our team members, and support our Core Company Values: Collaboration, Integrity, Inclusion, Excellence, and Fun.

Diversity and Inclusion
We strive to embrace and live by one of our key Company values: Inclusion. We recognize that we can be at our best only when we embrace and reflect the diversity of not only our employees, but the customers and communities that we serve. We believe diverse backgrounds, perspectives, and talents will enable us to continue to be successful and drive shareholder value.
The efforts to support diversity in leadership at Everi start with the Board. Currently 33% of Everi’s Board members are female and 22% are ethnically diverse. Female Board member, Secil Tabli Watson, is a member of Extraordinary Women on Boards, a private membership community for highly accomplished women actively serving on corporate boards. Our most recently elected female board member, Debra L. Nutton, served as an original board member of Global Gaming Women and was honored by Global Gaming Women with the 2018 Great Women of Gaming Lifetime Achievement Award.
Everi’s Women’s Leadership Initiative (“WLI”): Everi continues to work to advance gender diversity, create new opportunities, and increase the representation of women in our workforce through the WLI. To date, over 165 employees have participated in the training, educational, and networking opportunities offered, with the class of 2022 being the most inclusive to date, consisting of approximately 60 members across North America, including fully remote team members.
Focusing on the importance of training, Company-wide diversity and inclusion training is mandatory for employees and is intended to cultivate an inclusive, engaging, and respectful workplace, and includes separate training on the impact of bias in the selection and hiring processes that is mandatory for hiring managers. Further, in 2022, our executive leadership team set the example for the Company by participating in separate inclusive leadership training. Our total combined hours for mandatory diversity and inclusion training were approximately 2,800 hours for 2022, including supplemental training for hiring managers and the executive leadership team.

Diversity in Hiring
In March 2022, the Company entered into a strategic agreement with the Partnership for Youth Success® Program of the U.S. Army. Through this program, the Company has the opportunity to post open positions for consideration by service women and service men upon their transition from their military service. Upon viewing a position of interest that is in line with their background and expertise, soldiers can then reach out to the Company to seek an interview. Qualified candidates will be guaranteed an interview and they will be considered for employment.

In November 2022, the Company and Grant a Gift Autism Foundation (“GGAF”) entered into a strategic partnership in connection with GGAF’s WORKS Intern Vocational Program.

Social Responsibility - Continued
Diversity and Heritage Celebrations
As part of the celebration of Women’s History Month in March 2022, the Company hosted for its employees “A Seat at the Table: A Chat with Everi Board Members,” with guest speakers Eileen Raney, Maureen Mullarkey, and Secil Tabli Watson, to share some of their personal stories as well as insights and advice they have learned throughout their journeys, and in August 2022, in celebration of Women’s Equality Day, the Company also hosted for its employees “A Discussion with Patty Becker.” (Ms. Becker is a leader who has held both governmental and private sector roles in the gaming industry). In March 2023, the Company’s People Operations department (formerly the Company’s Human Resources, or HR department) hosted a webinar, “Telling Your Story,” for its employees.
In May 2022, we also celebrated Military Appreciation Month by recognizing Everi employees and their family members who have served or are actively serving in our armed forces in a commemorative video, as well as a donation to the non-profit organization, K9s for Warriors.
In October 2022, we recognized Disability Employment Awareness month where we educated employees that “Inclusion is within Everi-one’s Ability” via a weekly email campaign highlighting how we can respect and better accommodate our fellow employees with disabilities.
Please refer to page 33 herein for more information on Everi’s Diversity and Heritage Celebrations.

Employee Engagement, Satisfaction & Awards
Sixteen Top Workplaces Awards Since 2021
Aligning with our values of Inclusion and Collaboration, we endeavor to engage with our employees on a regular basis, seeking feedback about their experience at Everi. Through an annual employee engagement survey for the Top Workplaces program, our employees shared their positive feedback and belief in Everi. Looking at the results of this survey, 87% of employees at Everi feel that their manager cares about their concerns, ranking the Company in the Top 11% of all participating companies in the entertainment, hospitality and casino gaming industry. The Company was also ranked in the top 5% of all participating entertainment, hospitality and casino gaming companies because so many of our employees agreed that they have the work-life flexibility they need.
TOP WORKPLACES AWARDS:
In 2022 and through March 2023, Everi received:
*Recognition on a national level as one of the “Top Workplaces 2022 USA”
*Additional Culture Excellence Awards for categories: Compensation & Benefits, Employee Appreciation, Employee Well-Being, Innovation, Leadership, and Work-Life Flexibility (in addition to the two Culture Excellence Awards received in 2021)
*For a second year, received a regional award as “”Nevada Top Workplaces 2022,” and “Greater Austin Top Workplaces 2022”
*For a second year, received certification as a Great Place to Work® in India
*In March 2023, Everi received “Top Workplaces 2023 USA,” and has been featured in Energage’s list of Top 100 companies with 1,000 - 2,499 employees.
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Community Engagement, Giving, and Volunteerism
Community Engagement: Throughout the year the Company focuses on different heritage celebrations, holidays, and commemorations. We seek to connect with our employees to build awareness through educational webinars and guest lecturers, and we engage with the communities in which we operate by donating to various support organizations.
Everi was issued a certificate regarding utilization of funds in India for the financial year 2022-2023, disbursed for Corporate Social Responsibility activities in India, specifically, the Company’s contribution to the Prime Minister’s Citizen Assistance and Relief in Emergency Situations Fund, a fund established to respond to emergency and distress situations such as posed by the COVID-19 pandemic.
Charitable Contributions: In 2022, the Company made charitable contributions across many deserving organizations, showcased on our Corporate Social Responsibility webpage at: https://www.everi.com/about-us/corporate-social-responsibility/.

Social Responsibility - Continued
Responsible Gaming
Over the years, the Company has worked with dozens of leading responsible gaming associations across the globe to develop tools to help prevent problem gamblers from obtaining funds in a casino. The Company's initiatives and controlled solutions are designed to enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling.
Everi’s Personal Self Transaction Exclusion Program (“STeP”) is a way for patrons to block access to cash across the Company’s national network of ATMs, financial access kiosks, and booth services. Our CashClub Wallet™ also includes a self-imposed velocity and transaction limits as a supplement to our existing STeP program.

Benefit Enhancements
As a result of input received from Company employees through our 2022 annual benefits survey, we implemented enhanced benefits effective January 1, 2023, including:
•For the eighth year in a row, no increases to employee premiums (contributions) to medical, dental, and vision benefits
•An increase in the 401(k) match provided by the Company
•New partnership with a new medical provider
•New partnership with a new pharmacy benefit provider
•Addition of new Second Medical Opinion option
•Extension of the mental health and wellness program with easy access to preventative care, self-care and professional services, including virtual coaching sessions

Human Capital
In addition to our Corporate Culture initiatives, Everi implemented initiatives to support career growth, training and development opportunities, new talent acquisition and diverse recruiting, and actively solicited employee feedback.
For additional information on Everi’s Human Capital initiatives and programs, please refer to page 31 herein, and pages 13-15 of the Company’s 2022 Annual Report.

Governance

We are committed to maintaining high standards of corporate governance, which we believe promotes long-term value creation, transparency, and accountability to our stockholders. Our commitment to corporate governance is integral to our business and reflects not only regulatory requirements, New York Stock Exchange (“NYSE”) listing standards, and broadly recognized governance practices, but also effective leadership and oversight by our senior management team, the Nominating and Governance Committee (“Nom Gov” or “Nom Gov Committee”) of the Board, and the Board.

For information on Everi’s Governance initiatives, please refer to “Corporate Governance Highlights” (pages 10-11 herein); “Board and Corporate Governance Matters” (pages 24-28 herein); “Corporate Governance” (pages 36-40 herein); and “Compensation Governance Practices” (page 56 herein).

For additional information on Everi’s ESG initiatives and programs, please refer to page 28 herein, page 13 of the Company’s 2022 Annual Report, and the Company’s Corporate Social Responsibility webpage at: https://www.everi.com/about-us/corporate-social-responsibility/.

PROXY STATEMENT

PROPOSAL 1
ELECTION OF THREE CLASS III DIRECTORS
(Item No. 1 on the Proxy Card)
THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED BELOW.

Qualifications of Our Class III Director Nominees:
☑    Mr. Fox and Mses. Mullarkey and Watson are independent.
☑    Mr. Fox and Mses. Mullarkey and Watson, respectively, have 6+, 4+, and 1+ years of service on our Board.
☑    The three nominees are highly qualified, experienced, and actively engaged individuals.

Name	Age	Director Since	Principal (or Most Recent) Occupation	Current Committees
Linster W. Fox	73	2016
Retired and previously served as Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier, from 2009 up until the company’s acquisition by Bally Technologies, Inc. in November 2013
				•Audit Committee (Chair) •Compensation Committee •Nom Gov Committee
Maureen T. Mullarkey	63	2018
Retired and previously served as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology
				•Audit Committee •Compensation Committee (Chair) •Nom Gov Committee
Secil Tabli Watson	51	2022	Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC) and its subsidiary, Bank of Marin	•Audit Committee •Compensation Committee •Nom Gov Committee
Our Certificate of Incorporation provides that the number of directors that shall constitute the Board shall be exclusively fixed by resolutions adopted by a majority of the authorized number of directors constituting the Board. The Company’s bylaws state that the authorized number of directors of the Company shall be fixed in accordance with the Company’s Certificate of Incorporation. Effective January 21, 2022, the Board, acting upon the recommendation of the Nom Gov Committee, increased the size of the Board to ten members. The Board is currently comprised of nine members and the Board continues to evaluate the composition of the Board and consider potential director candidates. Our Certificate of Incorporation and bylaws provide that the Board shall be divided into three classes constituting the entire Board. The members of each class of directors serve staggered three-year terms. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. As of the filing of the Proxy Statement, the Board is composed of the following nine members:

Class	Directors	Term Commencement	Term Expiration
I	Atul Bali(1), Paul W. Finch, Jr.(2), and Randy L. Taylor(3)	2021 Annual Meeting of Stockholders	2024 Annual Meeting of Stockholders
II	Geoffrey P. Judge, Michael D. Rumbolz, and Debra L. Nutton(4)	2022 Annual Meeting of Stockholders	2025 Annual Meeting of Stockholders
III	Linster W. Fox, Maureen T. Mullarkey, and Secil Tabli Watson(5)	2020 Annual Meeting of Stockholders	2023 Annual Meeting of Stockholders
___________________
(1)Mr. Bali’s term of office as Lead Independent Director began effective as of May 18, 2022.

(2)Mr. Finch’s term of office began effective as of February 1, 2022.
(3)Mr. Taylor’s term of office began effective as of April 1, 2022.
(4)Ms. Nutton’s term of office began effective as of April 1, 2023.
(5)Ms. Watson’s term of office began effective as of February 1, 2022.

Recent Board Changes

On January 21, 2022, Ronald V. Congemi, a previous member of the Board since February 2013, informed the Company that he would retire from the Board and would not stand for re-election at the Company’s 2022 Annual Meeting. Therefore, Mr. Congemi’s last day of service as Lead Independent Director of the Board, and member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board, was May 18, 2022. The Board named Atul Bali, an independent member of the Board since November 2019, as Lead Independent Director, effective upon Mr. Congemi’s last day of service.
Upon the recommendation of the Nom Gov Committee, on January 21, 2022, the Board appointed Secil Tabli Watson and Paul W. Finch, Jr. as a Class III and Class I director, respectively, each to serve for a term expiring at the Company’s 2023 and 2024 Annual Meeting of Stockholders, and each as a member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board, effective April 1, 2022.
The Board appointed Michael D. Rumbolz, previously serving jointly as Chair of the Board and Chief Executive Officer of the Company, to serve as Executive Chair of the Board, effective as of April 1, 2022. Effective April 1, 2023, the Company entered into an Executive Chair Agreement (the “Agreement”) to reappoint Mr. Rumbolz to serve in the role of Executive Chair of the Board of the Company. Mr. Rumbolz’s Agreement with the Company will expire on March 31, 2025. As Executive Chair of the Board, Mr. Rumbolz is an employee of the Company, reporting directly to the Board, and is subject to the Company’s policies on the same basis as other senior executives of the Company. The Company requires that the Executive Chair be available to perform the duties of Executive Chair customarily related to this function, including, without limitation: (a) acting as Chair of the Board and stockholder meetings; (b) acting as a liaison between the Company’s senior management and the Board and its committees; (c) advising the Company’s senior management on matters of Company operations; and (d) otherwise performing the duties of Chair of the Board, as well as such other customary duties as may be determined and assigned by the Board, and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws, and its corporate governance guidelines, each as amended or modified from time to time, and by applicable law, rule, or regulation, including, without limitation, the Delaware General Corporation Law and the rules and regulations of the SEC.
The Board appointed Randy L. Taylor as President and Chief Executive Officer, succeeding Mr. Rumbolz in the position of Chief Executive Officer, and as a member of the Board, effective as of April 1, 2022. Mr. Taylor previously served as our President and Chief Operating Officer from April 1, 2020 to April 1, 2022, as our Executive Vice President, Chief Financial Officer and Treasurer from March 2014 through March 2020, and as our Senior Vice President and Controller from November 2011 to March 2014.
Upon the recommendation of the Nom Gov Committee of the Board, on March 3, 2023, the Board elected to fill an open vacancy and appointed Debra L. Nutton as a Class II Director to serve for a term expiring at the Company’s 2025 Annual Meeting of Stockholders, and as a member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board, effective April 1, 2023, and until her successor is elected or qualified, or until her earlier death, resignation, or removal.
Information Concerning the Director Nominees
Upon the recommendation of the Nom Gov Committee of the Board, the Board has nominated Linster W. Fox, Maureen T. Mullarkey, and Secil Tabli Watson, current Class III Directors of the Company, for election as Class III Directors of the Company. Ms. Watson was selected from a group of candidates identified and interviewed by members of the Nom Gov Committee and then presented to, interviewed by, and ultimately selected for membership, by the full Board. If elected, each will serve a three-year term until the Company’s 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Mr. Fox and Mses. Mullarkey and Watson have consented, if elected as Class III Directors of the Company, to serve until their respective terms expire. The Board believes that Mr. Fox and Mses. Mullarkey and Watson will serve if elected, but if a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person or persons named as proxy in the enclosed form of proxy may vote for a substitute nominee recommended by the Nom Gov Committee and approved by the Board.
Information regarding the business experience of our nominees for election as Class III Directors is provided below, as well as a description of the skills and qualifications that are desirable in light of our business and structure and led to the conclusion that each nominee should serve as a director. Each of the Company’s directors will continue in office for the remainder of his or her term, and until a successor is duly elected and qualified, or until his or her earlier resignation or removal. Information regarding the business experience, skills, qualifications, and directorships of each such director is provided below.

Class III Director Nominees

Linster W. Fox INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 73 Director Since: 2016 Committees: Audit (Chair), Compensation, Nom Gov
BACKGROUND
•Retired and previously served as Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier, from 2009 up until the company’s acquisition by Bally Technologies, Inc. in November 2013

•Served on the Executive Advisory Board of the Lee Business School at the University of Nevada-Las Vegas from 2015 to 2016
•Served as interim Chief Financial Officer of Vincotech in 2009 and as Executive Vice President, Chief Financial Officer and Secretary of Cherokee International Corp. from 2005 to 2009
•Served in a variety of executive roles over the course of 18 years at Anacomp, Inc., including Executive Vice President and Chief Financial Officer and as a member of the company’s Board of Directors
•Began his career as an accountant at PricewaterhouseCoopers LLP
•Mr. Fox is a Certified Public Accountant in the State of California. His license is presently inactive.
•Holds a B.S.B.A. from Georgetown University in Washington, D.C
DIRECTOR QUALIFICATIONS
Mr. Fox provides valuable knowledge and skills to our Board due to his financial background and experience in the gaming industry. Mr. Fox is a certified public accountant, with an inactive license in the State of California, and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Maureen T. Mullarkey INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 63 Director Since: 2018 Committees: Audit, Compensation (Chair), Nom Gov
BACKGROUND
•Retired in 2007 as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology, a position Ms. Mullarkey held from 1998 to 2007, and served in a variety of financial and executive management positions in her 18 years with the company

•Serves, since 2014, as a director of PNM Resources, Inc. (NYSE: PNM), a holding company with two regulated utilities providing electricity and electric services in the State of New Mexico and Texas
•Served as a director of NV Energy, Inc. from 2008 to 2013 when the company was sold to Mid-American Energy Holdings Company, a subsidiary of Berkshire Hathaway, Inc.
•Served as Entrepreneur in Residence with The Nevada Institute of Renewable Energy Commercialization from 2009 to 2011
•Holds a B.S. from the University of Texas and an M.B.A. from the University of Nevada-Reno
DIRECTOR QUALIFICATIONS
Ms. Mullarkey provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Mullarkey has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Secil Tabli Watson INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 51 Director Since: 2022 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves, since 2021, as a member of the Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC) and its subsidiary, Bank of Marin
•Serves, since 2021, as a member of the Board of Landed, Inc., a Series B funded fintech start-up whose mission is to assist essential workers own homes
•Serves, since 2015, on the Strategic Advisory Board of FTV Capital, a private equity firm
•Active as an independent strategy consultant to Fortune 500 companies advising on digital transformation and product management
•Since 2021, a member of Extraordinary Women on Boards (EWOB), a private membership community for highly accomplished women actively serving on corporate boards
•Served as a member of the Board of Directors of McLaren Technology Acquisition Corp. (NASDAQ: MLAIU), a Special Purpose Acquisition Company focused on acquiring fintech companies, from 2021 to March 2023

•Served as Executive Vice President and Head of Digital Solutions for Business, Commercial Banking at Wells Fargo, a financial services company, from 2017 to 2021; Executive Vice President, Head of Wholesale Internet Solutions, Wholesale Banking from 2012 to 2017; Senior Vice President, Internet Services Group, Consumer Banking from 2002 to 2011; Executive Advisor to the Women’s Team Member Network from 2018 to 2021; and a member of the Enterprise Diversity Council from 2008 to 2011

•Served as a member of the Board of Directors of the Conservation Society of California and Oakland Zoo from 2013 to 2019; co-chair from 2016 to 2017; vice chair in 2015; and chaired audit, education, and succession planning committees

•Holds an M.B.A. in Finance from The Wharton School, University of Pennsylvania, and a B.A. in Economics and Government/International Relations from Cornell University
DIRECTOR QUALIFICATIONS
Ms. Watson provides valuable knowledge and skills to our Board due to her extensive skills and experience in banking, digital customer experience and transformation, payments solutions, product management, cyber-fraud, and fintech industries. Ms. Watson has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Directors Whose Terms Will Expire in Future Years
Each of the Company’s directors listed below will continue in office for the remainder of his or her term, and until a successor is duly elected and qualified, or until his or her earlier resignation or removal. Information regarding the business experience, skills, qualifications, and directorships of each such director is provided below.

Class I Directors Whose Term Will Expire in 2024

Atul Bali INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 51 Director Since: 2019 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves, since 2021, as non-executive Chairman of The Football Pools Limited, the oldest pool betting company in the world, based in the United Kingdom
•Serves, since 2017, as a director on the Board of Rainbow Rare Earths PLC (LSE: RBW), a producer of Rare Earth Metals with Projects in Burundi, East Africa and in South Africa
•Serves, since 2014, as non-executive Chairman of Instant Win Gaming Ltd., a provider of mobile instant win games to State Lottery operators
•Active as an investor in, and advisor to, a range of privately held lottery, sports betting, igaming, and fintech businesses
•Served as non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in Europe, Latin America, and Africa from 2016 to 2021, and Deputy Chairman of Gaming Realms PLC (LSE: GMR), a developer, publisher, and licensor of mobile games, where he served on the board of directors from 2014 to 2018

•Served as CEO of XEN Group from 2010 to 2012, and thereafter, in divisional President & CEO roles at Aristocrat Technologies Inc. (ASX: ALL) from 2012 to 2014, and RealNetworks, Inc. (NASDAQ: RNWK) from 2014 to 2015

•Served as President and CEO of GTECH G2, a subsidiary of GTECH Corporation (now NYSE: IGT) until 2010, and held various executive positions, including SVP Corporate Development & Strategy, SVP Commercial Services, and VP Global Business Development at GTECH Corporation between 1997 and 2010

•Began his career as a Chartered Accountant with KPMG
DIRECTOR QUALIFICATIONS
Mr. Bali provides valuable knowledge and skills to our Board due to his extensive skills and experience in the interactive gaming, gaming, and fintech industries. Mr. Bali was previously qualified as a Chartered Accountant and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Paul W. Finch, Jr. INDEPENDENT Age: 59 Director Since: 2022 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Founder of PWF Advisory Services LLC, a financial technology advisor specializing in payments, risk, identity, and technology, since May 2019
•Founder of The Finch Family Foundation, a non-profit organization dedicated to serving children and families in Arizona, since May 2018
•Served as Chief Executive Officer of Early Warning Services, LLC, a provider of real-time payments, risk and authentication solutions to financial institutions nationwide, from 2003 to 2019
•Served as Executive Vice President, Systems and Operations of eFunds Corporation, a provider of electronic debt payment solutions, and headed global operations, technology, and customer support from 1990 to 2003

•Founder and Chief Executive Officer of ACH Systems, an electronic payment technology outsourcing company specializing in the processing and settlement of U.S. ACH transactions, from 1989 to 2003
•Holds a B.A. in Business Administration from Northern Arizona University
DIRECTOR QUALIFICATIONS
Mr. Finch provides valuable knowledge and skills to our Board due to his extensive skills and experience in payments solutions, risk, and authentication solutions.

Randy L. Taylor NON-INDEPENDENT PRESIDENT AND CHIEF EXECUTIVE OFFICER Age: 60 Director Since: 2022 Committees: None
BACKGROUND
•Serves as our President and Chief Executive Officer since April 1, 2022, having previously served as our President and Chief Operating Officer from April 1, 2020 to April 1, 2022, as our Executive Vice President, Chief Financial Officer and Treasurer from March 2014 through March 2020, and as our Senior Vice President and Controller from November 2011 to March 2014

•Mr. Taylor is a Certified Public Accountant in the State of Nevada. His license is presently inactive.
•Holds a B.S. in Accounting from the University of Denver
DIRECTOR QUALIFICATIONS
Mr. Taylor’s vast experience in, and knowledge of, the Company’s highly-regulated gaming segment, as well as his experience in the Company’s financial access business, and skills gained from his 10+ years of service in various positions of the Company, are valuable to our Company and our Board.

Class II Directors Whose Terms Will Expire in 2025

Geoffrey P. Judge INDEPENDENT Age: 69 Director Since: 2006 Committees: Audit, Compensation, Nom Gov (Chair)
BACKGROUND
•Active private equity investor since 2002, working actively with CEOs at his portfolio companies
•Served as a Partner at iNovia Capital, a manager of early-stage venture capital funds, from 2010 to 2017, and served as a Member of the Board of Directors of iNovia portfolio companies from September 2010 until April 2021

•Served as Chief Operating Officer in 2002 of Media Solution Services, Inc., a provider of credit card billing insert media
•Co-founder and Senior Vice President and General Manager from 1997 to 2002 of the media division of 24/7 Real Media
•Served from 1995 to 1997 as Vice President of Marketing for iMarket, Inc., a software company
•Served from 1985 to 1994 in various management positions, including as a Vice President and General Manager in the credit card division of American Express
•Holds an M.B.A. from Columbia University and a degree in economics from Northwestern University
DIRECTOR QUALIFICATIONS
Mr. Judge provides valuable knowledge and skills to our Board due to his extensive knowledge of the Company’s business and his experience in the financial services and payments industries.

Michael D. Rumbolz NON-INDEPENDENT EXECUTIVE CHAIR OF THE BOARD Age: 69 Director Since: 2010 Committees: None
BACKGROUND
•Serves as our Executive Chair of the Board since April 1, 2022, having previously served as Chair of the Board since May 2021, as our Chief Executive Officer from April 1, 2020 to April 1, 2022, as our President and Chief Executive Officer from May 2016 through March 2020, as our Interim President and Chief Executive Officer from February 2016 to May 2016, and as an independent member of our Board from 2010 until his February 2016 appointment to the Interim President and Chief Executive Officer position

•Served from 2008 to 2010 as a consultant to the Company advising on various strategic, product development, and customer relations matters following the Company’s acquisition in 2008 of Cash Systems, Inc., a provider of cash access services to the gaming industry

•Served as Chairman and Chief Executive Officer of Cash Systems, Inc. from January 2005 until August 2008
•Held various positions in the gaming industry, including Vice Chairman of the Board of Casino Data Systems, President and Chief Executive Officer of Anchor Gaming, Director of Development for Circus Circus Enterprises (later Mandalay Bay Group), President of Casino Windsor at the time of its opening in Windsor, Ontario, and has provided various consulting services

•Served as Member and Chairman of the Nevada Gaming Control Board from January 1985 to December 1988
•Former Chief Deputy Attorney General of the State of Nevada from January 1983 to January 1985
•Served as Member and Chairman of the Board of Directors of Employers Holdings, Inc. (NYSE: EIG), a holding company whose subsidiaries are engaged in the commercial property and casualty industry, from January 2000 until May 2020

•Serves as a member of the Board of Directors of VICI Properties Inc. (NYSE: VICI) since October 2017
•Serves as a member of the Board of Seminole Hard Rock Entertainment, LLC since 2008
DIRECTOR QUALIFICATIONS
Mr. Rumbolz’s vast experience in, and knowledge of, the highly-regulated gaming industry, both as an operator and as a regulator, as well as his experience in the financial access business, and skills gained from previous and current public and private board service, are valuable to our Company and our Board.

Debra L. Nutton INDEPENDENT Age: 66 Director Since: April 1, 2023 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Active executive coach and gaming consultant since June 2021
•Serves as a member of the Advisory Board of U-Ryze, a non-profit organization that offers coaching to the under-served since June 2022
•Served from December 2019 to August 2021 as an advisor to the pre-opening team of Resorts World Las Vegas, a resort hotel.
•Served from July 2013 to July 2018 as Executive Vice President of Casino Operations of Wynn Las Vegas, a resort hotel. From July 2018 to October 2019, served as Vice President Casino Administration, Wynn Resorts (sole focus was on the opening of Encore Boston Harbor)

•Served from April 2001 to April 2013 in various positions of responsibility at MGM Resorts, including the last position she held as Senior Vice President of Casino Operations
•Served as a member of the Advisory Board of Global Gaming Expo (“G2E”) from July 2015 to October 2017
•Served as a member of the Board of Global Gaming Women from May 2011 to October 2014
DIRECTOR QUALIFICATIONS
Ms. Nutton’s vast experience in, and knowledge of, the highly-regulated gaming industry as an operator, as well as her experience as an executive coach and gaming consultant, are valuable to our Company and our Board.

BOARD AND CORPORATE GOVERNANCE MATTERS
Corporate Governance Philosophy
The business and affairs of the Company are managed under the direction of the Board in accordance with the Delaware General Corporation Law, as implemented by the Company’s certificate of incorporation and bylaws. The role of the Board is to effectively oversee the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to guide the success and continuity of business through the selection of qualified management. It is also responsible for reviewing the Company’s compliance programs so that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles. Highlights of our corporate governance policies and structure following the Annual Meeting include:

WHAT WE DO
78% Independent Directors. Seven of our nine directors have been determined by us to be "independent" as defined by the SEC and NYSE listing standards, which the Board has adopted as our standards.
Limitations on Outside Public Company Board Service.
- Our independent directors may not serve on more than three boards of public companies in addition to the Company's Board or on more than two audit committees of public companies, including the Company's Audit Committee, unless otherwise approved by the Board.
- A director who is CEO of the Company should not serve on more than two boards of public companies, including the Company’s Board.

33% Female Directors. Three of our nine directors are female.	Annual Board and Committee Self-Evaluations. Our Board and Committee members conduct self-evaluations at least annually to determine whether the Board and its Committees are functioning effectively.

"Plurality-Plus" Voting for Directors. Director nominees are elected by the highest number of shares cast "for" a director (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast).

Ongoing Board Refreshment Planning. Periodic review of our Board's composition to create the right mix of skills, background, and tenure.

Lead Independent Director. Our Board, in accordance with provisions as set forth in our Corporate Governance Guidelines, named an independent director of the Board to serve as Lead Independent Director.
Executive Succession Planning Process. Our Board oversees CEO and senior management succession planning, which is reviewed at least annually.

Entirely Independent Committees. All seven members of our Audit, Compensation, and Nom Gov Committees are independent.
Code of Business Conduct, Standards and Ethics (and related training). We have adopted a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees and provide training on compliance.

Audit Committee Financial Experts. Four of the seven members of our Audit Committee qualify as an "audit committee financial expert" as defined by the SEC. The remaining two members qualify as "financially literate."
Supplier Code of Conduct. We have adopted a Supplier Code of Conduct relating to our third-party suppliers of goods and services.
Regular Executive Sessions of Independent Directors. Our independent directors regularly meet in executive session without management's participation.
Systemic Risk Oversight by Board and Committees. Our Board has overall responsibility for risk oversight, while each of our Audit, Compensation, and Nom Gov Committees monitor and address risks within the scope of their particular expertise or charter.

WHAT WE DON’T DO
Allow Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.	Allow Cash Buyouts of Underwater Stock Options without Stockholder Approval.
Allow Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.	Poison Pill. We do not have a "poison pill" or stockholder rights plan.
Grant Excess Perquisites.	Reprice Stock Options without Stockholder Approval.
Allow Excise Tax Gross Ups

Corporate Governance
Corporate Governance
Our Corporate Governance Guidelines reflect the Board's commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term.
The Corporate Governance Guidelines address, among other things:
•Director qualification standards, director selection process, voting, and administration of election of directors;
•Selection of the Chair of the Board and Chief Executive Officer;
•Director responsibilities, time commitments, meeting attendance requirements, orientation and continuing education;
•Equity ownership policy;
•Director access to management and independent advisors;
•Management succession planning, development, and review;
•Annual performance evaluations of the Chief Executive Officer and directors; and
•Director interaction with stockholders and interested parties.

Code of Business Conduct, Standards and Ethics
Our Code of Business Conduct, Standards and Ethics places emphasis on diversity and inclusion, privacy, safety and health, sustainability, and corporate social responsibility. Our Code of Business Conduct applies to all our employees, officers, directors, consultants, vendors, suppliers, and agents of the Company.
Our Code of Business Conduct addresses, among other matters:
•Speaking up and reporting concerns;
•Potential conflicts of interest;
•Compliance and adherence to laws, rules, and regulations;
•Privacy and data protection;
•Protection and proper use of Company assets and property;
•Environmental Sustainability;
•Social Responsibility;
•Diversity and Inclusion/prohibited harassment;
•Human rights;
•Supplier diversity;
•Workplace safety and health;
•Charitable contributions;
•Political activities; and
•Responsible gaming.
To the extent required by law, any substantive amendment to, or waiver of this Code of Business Conduct will be disclosed to the public within four business days on the Company's website at: https://www.everi.com/investor-relations/governance/governance-documents/.

Compliance Hotline
Procedures for the confidential, anonymous submission of complaints related to such matters as (i) abuse of authority; (ii) accounting irregularities, theft, or fraud; (iii) bribery, kickbacks, gifts, or entertainment; (iv) business relationships with clients, suppliers, and vendors; (v) conflicts of interest; (vi) discrimination or harassment; (vii) retaliation; or (viii) threats of violence are set forth in the Company's Code of Business Conduct, Standards and Ethics. To facilitate the submission of such complaints, we have implemented a secure compliance hotline and website. The compliance hotline and website are operated by an independent service provider and are available for the anonymous submission of complaints.

Corporate Governance - Continued
Supplier Code of Conduct
Our Supplier Code of Conduct is designed to outline our expectations for responsible business practices of our third-party suppliers of goods and services.
Our Supplier Code of Conduct includes our expectations that our third-party suppliers:
•comply with all applicable laws and regulations;
•conduct business ethically, professionally, with integrity and in good faith;
•take reasonable steps to prevent harassment and discrimination;
•prohibit forced labor and abuse of labor, including human trafficking;
•prohibit child labor;
•comply with all applicable laws and regulations regarding work hours, wages, and benefits;
•safeguard intellectual property, assets, and confidential information;
•promote health and safety; and
•support environmental sustainability.

Clawback Policy	Pursuant to the Company's Incentive Compensation Clawback Policy (“Clawback Policy”), in the event of a restatement of the Company's financial results due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by Covered Persons.

The Company intends to timely adopt any changes to our Clawback Policy that may be necessary to comply with the final NYSE listing standards implementing the requirements of Exchange Act Rule 10D-1.

Insider Trading Policy
Pursuant to the Company’s Insider Trading Policy, our directors and executive officers, as well as other designated employees (collectively our “Insiders”), are prohibited from engaging in the following activities:
•Hedging or monetization transactions involving our securities; and
•Pledging our securities or holding our securities in a margin account as collateral for a loan.
•Trading openly throughout the year as our Insiders are only permitted to trade in our securities during certain open windows of time, to the extent they do not possess material, non-public information.

ESG Oversight by Board and Committees
Our Board receives quarterly reports at its Board meetings on ESG developments, trends, and the Company’s ESG framework, initiatives, and activities. As the management and reporting of ESG risks and opportunities evolve, we expect to adapt accordingly to support our industry, our communities, and our world.
In addition, the Nom Gov Committee oversees the Company's ESG initiatives and programs.

Corporate Governance Policies

As we continue to grow, innovate, and build a culture based on the principles of respect and transparency, it is our duty to our customers, our business associates, our stakeholders, and the communities we serve, to endeavor to uphold the highest standards of ethical conduct, honesty, integrity, and compliance in all that we do. Our Code of Business Conduct, Standards and Ethics and our Supplier Code of Conduct are designed to promote these core Company values.
Our Code of Business Conduct, Standards and Ethics and Supplier Code of Conduct place emphasis on issues such as diversity and inclusion, human rights and labor practices, privacy, health and safety, environmental sustainability, and corporate social responsibility.
Stockholders may access the Board committee charters, our Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, Clawback Policy, and Supplier Code of Conduct in the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/. Copies of our Board committee charters, Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, Clawback Policy, and Supplier Code of Conduct will be provided to any stockholder upon written request to the Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to: secretary@everi.com.
ESG
ESG Oversight Framework
Our shareholders and other stakeholders are increasingly interested in ESG topics. We believe that we can support environmental sustainability and promote social responsibility through our operations, which can contribute to driving and maintaining long-term stockholder value. These concepts can also be important factors for attracting and retaining the highest-caliber, most-productive employees. As such, we are focused on our environmental and social responsibility initiatives, and we are regularly exploring ways to strengthen our culture and corporate responsibility framework.

In Q4 2021, we created as a task force, an internal ESG Committee, led by our CEO and General Counsel and comprised of employees across various functional and professional levels, to oversee the Company’s work in the areas of ESG. The ESG Committee meets on at least a monthly basis to discuss the Company’s ESG framework, identify key action items to pursue, review progress, discuss recent developments and trends, and to collect feedback on potential additional initiatives, activities, and next steps.

In addition, the Nom Gov Committee oversees the Company’s ESG efforts, as it regularly reviews policies, goals, and initiatives related to environmental sustainability, building corporate culture (including diversity and inclusion), supporting our communities, and executing on our human capital management strategy (including corporate culture initiatives, career development, and employee feedback). Our Board receives quarterly reports at its Board meetings on ESG developments, trends, and the Company’s ESG framework, initiatives, and activities.
In September 2022, the Compensation Committee engaged Mercer (US) Inc. to provide the Compensation Committee and/or the Nom Gov Committee, as requested, with independent consulting and advisory services related to director and executive compensation philosophy and strategy, short and long-term incentive plan designs, pay-for-performance analysis, reporting disclosures, communications, and other topics, including ESG strategy, and related regulatory action, developments, and trends.
In 2022, the Company’s internal ESG Committee reviewed and monitored (i) Company SEC filings and website disclosures related to ESG initiatives; (ii) new proposed SEC rules and other regulatory actions related to ESG, including on environmental impact, climate change and greenhouse gas emissions, and diversity, equity, and inclusion matters; (iii) processes to identify and adopt ESG frameworks and standards, including the Global Reporting Initiative, Sustainability Accounting Standards Board, Task Force on Climate-Related Financial Disclosures, and Carbon Disclosure Project; (iv) Institutional Shareholder Services’ and Glass Lewis’ guidance on ESG-related matters; and (iv) peer group initiatives related to ESG.
As the management and reporting of ESG risks and opportunities evolve, we expect to adapt accordingly to support our industry, our communities, and our world.
Environmental Sustainability
Reducing Resource Consumption and Waste
Our ongoing initiatives include consolidating facilities and reducing our physical footprint, as well as supporting remote work for certain positions. We know that these efforts are beneficial to our sustainability efforts, including reduction of our energy, water, and paper consumption, as well as providing employee flexibility where possible. Our support of the flexible workplace has allowed us to consolidate certain of our facilities, which in turn has resulted in reductions of our energy, water, and paper consumption.
We have several Company-wide programs in place designed to help protect the environment. We implemented recording and reporting protocols at our corporate headquarters, and our other administrative offices and production locations to monitor our environmental impact at those locations and commence our progress towards setting long-term sustainability targets.
With administrative offices and production facilities worldwide, we are committed to optimizing our use of electricity and water. We have implemented metrics to measure water and electric energy use domestically. We strive to reduce overall water and electric energy usage throughout these domestic facilities through technologies such as motion-activated lights conversion to LED lighting, low-flow toilets, and water filtration systems.
Similarly, to reduce bottled water waste, we have installed water filtration systems and hydration stations at nearly 100% of our domestic administrative offices and production facilities to encourage our employees to utilize refillable water bottles, rather than single use plastic water bottles.
In addition, we have an initiative to reduce our overall paper usage. We reprogrammed our printer settings to default to double-sided printing, resulting in an overall reduction in paper consumption. We reinvested the savings from the lower purchase volume to begin purchasing and using copier paper made from recycled paper products.

Recycling and Parts Refurbishment
We currently have recycling partners in place for industrial material used in the assembly of our products, including paper, cardboard, certain electronic components, and certain metals. We also work with our suppliers and shippers to reutilize wooden pallets and packaging materials used in shipping our products. In our Games segment, we refurbish and redeploy approximately 40% of our gaming devices at least once during the device’s lifetime, as well as repurpose individual component parts to the extent possible. In our FinTech segment, servers and network equipment, including end-of-life hardware for our ATMs and fully integrated kiosks, are also recycled.

We also utilize our commercial waste management providers to recycle consumer paper, plastics, and aluminum in all of our facilities. We also have recycling partners in place for copy paper recycling at over 80% of our domestic administrative offices and production facilities. In 2022, we shredded and recycled approximately 55,000 pounds of paper from our primary Las Vegas, Nevada and Austin, Texas facilities.
Lowering Carbon Emissions
Everi’s focus on achieving a reduced carbon footprint and preservation of our precious water supply includes using nearly 100% renewable energy to host our data at the facilities of our data center co-location vendor, Switch. This green energy supply is generated by Nevada solar farms and Western Electricity Coordinating Council hydroelectric plants.

The Company is dedicated to the leasing or purchasing of hybrid or EVs for its field service personnel, and intends to retire and replace its existing vehicle inventory with such vehicles over a period of time. The timing of such vehicle acquisitions will be dependent upon the availability of specific vehicle types (e.g., technician vans) and the further expansion of EV charging stations within certain markets we serve. To date, such purchases have been limited due to supply chain constraints and lack of development of EV service-type vehicles.

In 2022, the Company entered into a lease agreement for a new facility in Las Vegas, Nevada, that upon completion, will consolidate the assembly and distribution of its gaming machines previously done in Austin, Texas with our cash access kiosks, loyalty kiosks, and other FinTech products currently assembled in Las Vegas. The new Las Vegas facility is designed to cohere to environmental and sustainable stewardship practices during construction and operation, is expected to streamline production and simplify both supply chain processes and the distribution of completed products to customers. The new facility is being built to Everi’s specifications to encompass environmental sustainability and create an employee-friendly working environment and is anticipated to meet the certification level of 3 Green Globes science-based rating system established in accordance with the Green Building Initiative, which demonstrates outstanding success in resource efficiency, reducing environmental impacts, and improving occupant wellness. The facility will utilize such elements as low-water landscaping, energy efficient windows, automated LED lighting, high-efficiency plumbing, energy-usage tracking, and solar panels engineered to offset 80% of the power needs, all in an effort to lessen the environmental impact of the facility. Occupant wellness features include energy-efficient HVAC that will provide four-season thermal comfort to employees throughout the building, including the assembly and distribution areas, low-VOC interior products, shaded parking for all employees, electric recharging stations for vehicles, and waste recycling containers.
In connection with Everi’s month-long celebration of Earth Day, Everi celebrated “Everi-Day Acts of Green,” and invited employees to share their “Everi-Day Acts of Green,” with Everi team members, donated to charities whose mission it is to better the planet through service and educate communities about the power of conservation, and sponsored opportunities for employees to volunteer to work at a local Farmers Market, and participate in Southern Nevada Conservancy’s Mount Charleston, Nevada “Spring Cleaning” and Green our Planet’s “Refresh a School Garden” events.
Social Responsibility
The Company understands that our long-term success depends in part on our ability to create and sustain a corporate culture that fosters a positive work environment. We believe our focus on employee health and safety, diversity and inclusion, and talent strategies that promote employee development, and employee engagement has, and will continue to, contribute to the Company’s overall performance and its future growth. As part of our social responsibility initiatives, we have adopted a Human Rights Statement and Human Rights Policy. For more information on Everi’s commitment to human rights and Anti-Modern Slavery, please refer to page 19 of our Code of Business Conduct, Standards and Ethics at: https://www.everi.com/investor-relations/governance/governance-documents/.
Our Company website makes publicly available descriptions of the Company’s policies and commitment to Social Responsibility at: https://www.everi.com/about-us/corporate-social-responsibility/.
COVID-19
Our commitment to the safety and health of our customers and workforce also guided us as we addressed the challenges of COVID-19 and variants. Our focus from the outset has been on our people. We proactively took actions to protect our employees and their families from potential virus transmission, including the adoption of a flexible work-from-home policy. For those who continued to work in the office, we implemented a safe workplace program to provide, among other things, workplace health, hygiene, sanitation, and social distancing guidance.

As the global pandemic persisted with varying degrees of impact across the world into 2022, the Company’s protocols and procedures continued to evolve, to align with the latest guidance from the Centers for Disease Control and Prevention (‘CDC”). We believe our efforts helped position the Company to continue to foster a safe and healthy work environment.
Community
Everi aims to bring positive, lasting change to the communities where we live and work.
Everi provides ongoing support of local charities and community organizations, having contributed to organizations such as those that support the needs of the LGBTQ community (employees participated in The Center, Serving the LGBTQ+ Community of Nevada’s “Love is Love” event), at-risk children, individuals with disabilities, and organizations supporting those suffering from various illnesses including adult and pediatric cancer. During the 2022 holiday season, the Company also made donations to various food banks and local charities in its primary employee markets of Las Vegas, Austin, Reno, and Chicago. The Company’s contributions have not just been monetary and include in-kind gifts and volunteer time. Everi employees have raised funds, including participation in toy and diaper drives, participation in local walks/runs (Candlelighters-Childhood Cancer Foundation of Nevada’s “Superhero 5k,” Leukemia & Lymphoma Society’s“ Las Vegas “Light the Night,” in-person walk, Grant a Gift Autism Foundation’s “Race for Hope”), and collected suits for those entering the workforce. Everi also celebrated National Volunteer Month and encouraged employees to live the Company’s core value of Inclusion by volunteering in-person in their local communities or volunteering virtually. Our employees are the vibe of Everi.

To continue our commitment to community and provide our casino operator customers with a way to complement their own corporate social responsibility initiatives and support their communities, the Company offers the Everi Cares Giving Module®, a product for use with our financial access kiosks that allows casino patrons to donate change from redeemed gaming vouchers. Our customers and their patrons have embraced the concept of the Giving Module and the potential impact from each donation of change. These charities may be national or regional in scope, and they have received nearly 100% of donations collected.

As a Company fueled by technology, we know the importance of encouraging students of all ages to pursue education and future careers in Science, Technology, Engineering, and Mathematics (“STEM”) and believe that when students interact with mentors and role models, their confidence and interest in STEM careers increase. We are proud that our employees take the time to participate in local community events where they share their knowledge and expertise with students. For example, through the LV Techies, a Las Vegas-based organization focused on girls and STEM, Everi employees have volunteered their time with female middle school and high school students to share what it means to work in various areas of technology.

Everi was issued a certificate regarding utilization of funds in India for the financial year 2022-2023, disbursed for Corporate Social Responsibility activities in India, specifically, the Company’s contribution to the Prime Minister’s Citizen Assistance and Relief in Emergency Situations Fund, a fund established to respond to emergency and distress situations such as posed by the COVID-19 pandemic.
Responsible Gaming
As a gaming industry technology supplier, we encourage and promote, and with certain products help enable, responsible gaming. Over the years, our Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of tools to help prevent problem gamblers from obtaining funds in a casino. The Company’s initiatives and Everi’s Self Transaction Exclusion Program (“STeP”) are designed to enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling. Our CashClub Wallet™ also includes a self-imposed velocity and transaction limits as a supplement to our existing STeP program.
In addition, to further our commitment to Responsible Gaming and to provide our casino operator customers a tool set designed to efficiently maintain compliance with various tax reporting and anti-money laundering requirements, the Company has developed Everi Compliance® AML, a platform with features such as quick alerts, currency transaction and suspicious activity report filing, auditable logging, and tax form generation. These Compliance features can similarly be utilized by casinos in support of their responsible gaming initiatives, including Merchant STeP programs.

Human Capital
At Everi, we focus on many key areas of human capital management, including our Company culture, recruiting talent, diversity and inclusion, and employee satisfaction and engagement. Some of our core human capital initiatives in 2022 included the following:

Diversity and Inclusion
Identified and worked with diverse organizations, non-profits, professional associations, and colleges and universities to seek new talent. Offered robust diversity and inclusion training to our employees and hiring managers.

Employee Development and Training
Offered employee training programs on various topics important to our business operations, including data privacy and cybersecurity, courses to enhance leadership and professional development, and courses related to important areas of compliance as outlined in our Code of Business Conduct, Standards and Ethics.

Talent Acquisition and Diverse Recruiting
Utilized tools and discovered locations to identify talent and provide support, including continued partnership with job seekers transitioning from the U.S. Army, and a new partnership with Grant a Gift Autism Foundation.

Employee Engagement, Satisfaction, and Awards
Conducted annual employee engagement surveys in the U.S. through the Top Workplaces and “Great Place to Work” programs, and since 2021, received sixteen Top Workplaces awards, including on a national level and regional levels. (Please refer to “Employee Satisfaction and Awards” on page 34 herein.)

Employee Health and Safety	Continued to pivot operations and procedures in response to COVID-19 and variants with guidance from the CDC and continued a remote work-from-home policy to allow for employee flexibility.
Employee Benefits
As a result of input received from Company employees through our annual benefits survey conducted in 2022, and with the support of management and our Board, we implemented enhanced benefits effective January 1, 2023, including:
•For the eighth year in a row, no increases to employee premiums (contributions) to medical, dental, and vision benefits
•An increase in the 401(k) match provided by the Company
•New partnership with a new medical provider
•New partnership with a new pharmacy benefit provider
•Addition of new Second Medical Opinion option
•Extension of the mental health and wellness program with easy access to preventative care, self-care and professional services, including virtual coaching sessions

Composition of Our Workforce
As of December 31, 2022, Everi employed approximately 2,000 people, a vast majority of whom work in the United States. Approximately 800 people are employed within the Games segment and approximately 1,200 people are employed within the FinTech segment. None of our employees are party to a collective bargaining agreement and we have had no labor-related work stoppages.
Corporate Culture Initiatives / Our Workplace
In 2022, we reaffirmed our mission statement and continued to focus on our employees’ collective imagination, talent, and innovation with our Company’s objectives. Everi’s mission statement is to: “Lead the Gaming Industry Through the Power of People, Imagination and Technology.” This statement highlights our Company’s most important asset, our employees, while confirming our mission to offer innovative gaming, financial technology, digital, and loyalty solutions.
At Everi, we are guided by our values of Collaboration, Integrity, Inclusion, Excellence, and Fun. We (i) Harness the power of collaboration; (ii) Act with integrity; (iii) Value Everi-One; (iv) Exceed expectations and be bold. When we deliver on these values consistently, we H.A.V.E. (v) Fun, as further described at our Company website at: https://www.everi.com/careers-culture/. We live these values by investing in programs and implementing standards to promote ethical business conduct, diversity, sustainability, giving and volunteerism, and responsible gaming. These programs support our long-term business success while also empowering our team members.

OUR MISSION STATEMENT

OUR VALUES

Integrity
ACT WITH INTEGRITY

Collaboration
HARNESS THE POWER OF COLLABORATION

Inclusion
VALUE EVERI-ONE

Excellence
EXCEED EXPECTATIONS AND BE BOLD

Fun
OUR GOAL IS FOR OUR EMPLOYEES TO HAVE FUN!

Inspired by Author Simon Sinek’s concept of the Golden Circle and the importance of identifying the “WHY” behind your business, Everi has established a company “WHY” Statement. As part of our continued growth and our desire to define and share our Company “WHY” statement more broadly, we apply the Company “WHY” that put our employees and their success front and center:
The Everi “WHY”
Elevate the Success of
Everi Employee
Everi Customer
Everi Day!

Diversity and Inclusion of Our Workforce
At Everi, we strive to embrace and live by one of our key Company values: Inclusion. We recognize that we can be at our best only when we embrace and reflect the diversity of our employees, customers, and the communities that we serve. We are an equal opportunity employer and are committed to maintaining a diverse and inclusive work environment. Our employees are to be treated with dignity and respect in an environment free from harassment and discrimination regardless of race, color, age, gender, disability, sexual orientation, or any other protected class.

The Company activates its commitment to diversity and inclusion by employing a multi-pronged strategy: (i) promoting a fun, friendly, and supportive environment; (ii) valuing inclusion as a top priority and expectation; (iii) focusing resources on recruiting and retaining qualified employees from diverse backgrounds; and (iv) regularly building awareness of the importance and benefits that diversity and inclusion provide to our Company and employees. In 2022, Everi promoted an existing Company employee of the People Operations department to a newly created position, Director, Organizational Development & Diversity, Equity, and Inclusion, to assist the Company with oversight of Diversity, Equity, and Inclusion who is focused on continuing to build and maintain an inclusive workplace for our employees and seeking out and welcoming new talent. In addition, our Compensation Committee and Nom Gov Committee oversee initiatives and metrics in relation to human capital management, including corporate culture, diversity, acceptance, inclusion, and attracting and retaining talent.
Women’s Leadership Initiative
Everi is also working to increase the representation of women in our workforce. In 2017, the Company launched WLI, which seeks to develop and advance gender diversity and create new opportunities and a clearer path for advancement. The WLI is committed to promoting and advocating gender diversity at all levels of leadership through awareness, training, development, and inspiration. Participants in the WLI engage and connect with other WLI members, Company employees and leaders, and diverse stakeholders in the gaming industry. WLI members also participate in educational programs such as “lunch and learn” events with internal business leaders and training opportunities with experts outside the industry. The WLI leads the Company’s mentorship program for U.S. employees, providing the benefit of advice and insights from Everi mentors to mentees.
Diversity Celebrations
At Everi, we also take the time to acknowledge and celebrate the diverse heritage of our employees, customers, and communities. Throughout the year, the Company focuses on different heritage celebrations, holidays, and commemorations, and we connect with our employees to build awareness through educational webinars and guest lectures. We also engage with our communities by donating to charitable organizations that provide local support and services.
As part of the celebration of Women’s History Month in March 2022, the Company hosted for its employees “A Seat at the Table: A Chat with Everi Board Members”’ with guest speakers Eileen Raney, Maureen Mullarkey, and Secil Tabli Watson, to share some of their personal stories as well as insights and advice they have learned throughout their journeys; and in August 2022 in celebration of Women’s Equality Day, the Company also hosted for its employees “A Discussion with Patty Becker.” (Ms. Becker is a leader who has held both governmental and private sector roles in the gaming industry). In March 2023, Everi’s People Operations department hosted for its employees a Women’s History Month webinar “Telling Your Story.”
In May 2022, we also celebrated Military Appreciation Month by recognizing Everi employees and their family members who have served or are actively serving in our armed forces in a commemorative video, as well as a donation to the non-profit organization, K9s for Warriors.
In October 2022, we recognized Disability Employment Awareness Month where we educated employees that “Inclusion is within Everi-one’s Ability” via a weekly email campaign highlighting how we can respect and better accommodate our fellow employees with disabilities, and recently sponsored free registration for employees to join Grant a Gift Autism Foundation - Ackerman Center’s “Race for Hope,” in Las Vegas, Nevada.
Other Everi Diversity Celebrations included:
•Martin Luther King Jr. Day
•Lunar New Year
•Native American Heritage Month
•Veterans Day
•Hispanic Heritage Month
•Pride Month
•Juneteenth
•Asian Pacific American Heritage Month
•Diwali
Employee Development and Training
We provide development and training opportunities for our employees through a variety of means. The Company offers leadership training and development for newly hired and promoted leaders, as well as a catalog of courses through our online learning platform. This catalog of courses is available to employees and includes a wide variety of leadership and professional development topics, such as conflict management, effective delegation, unconscious bias, effective recognition, coaching and delivering feedback. We believe in supporting each employee’s journey, so we also offer training courses on soft skills such as emotional intelligence, email etiquette, and developing presence. In 2022, separate from any department-level training initiatives at our Company, our employees invested approximately 23,800 hours on training programs that educate employees on our Code of Business Conduct, Standards and Ethics, harassment prevention policies, and best practices, IT security best practices, and other personal development soft skills.
Diversity and Inclusion Training
We require Company-wide diversity and inclusion training to cultivate an inclusive, engaging, and respectful workplace. This training is designed to address some of the biggest challenges to advancing inclusion and supporting diversity in the workplace, such as unconscious bias and micro-inequities. In addition, because hiring managers are faced with the critical responsibility of acknowledging and eliminating bias in the hiring process, we have developed manager training that establishes a foundational understanding of how bias affects decision-making, explores the impact of biases on the selection processes, and illustrates the benefits of eliminating bias in hiring. The example we expect our employees to follow comes from the top, as demonstrated by our executive leadership team who also participated in training on inclusive leadership. Our total combined hours for mandatory diversity and inclusion training were approximately 2,800 hours for 2022.
Expansion of Training Catalog
To align with our Company strategy of continued growth, we continued the expansion of our learning catalog through new partnerships with external content providers. The new courses focus on leadership development, business acumen, and team dynamics, as well as technical skills development courses to continue the education of our employees. The expanded catalog is intended to allow the Company’s learning and development team to better align with the Company’s performance management process and offer tools and development pathways directly to our employees to continue their upward trajectory in their careers.
Talent Acquisition and Diverse Recruiting
The Recruitment Team utilizes tools and systems to search for talent from a broader range of sources, knowing that many of the positions would be filled by individuals working remotely. These tools reduce geographic barriers in the talent acquisition process, yielding a larger talent pool for open roles, including those that require specific skills in the current competitive job market. We also continue to expand our Recruitment Team so that we can effectively identify new talent for our growing business.

At Everi, we believe that creativity and innovation spring from diverse backgrounds and perspectives. With the goals of expanding diverse talent in the workplace, we continue to utilize a blind resume screening process for initial applicants to review talent, experience, and qualifications without certain demographic information. We also look for ways to expand the talent pool and reach new candidates: Members of our Recruitment Team are dedicated to working with different educational institutions, professional associations, student organizations, and other entities to provide information and assistance to their diverse students and job seekers, and to identify new and diverse candidates for our open positions.

In March 2022, Everi further expanded its recruiting initiatives by entering into a strategic agreement with the Partnership for Youth Success® (“PaYS”) Program of the U.S. Army. Through this program, the Company has the opportunity to engage with and interview soldiers for possible employment upon transition from their military service. Joining the ranks of many other companies who have partnered with the PaYS program, Everi looks forward to supporting the future success of those who have served our country.
In November 2022, Everi and Grant a Gift Autism Foundation (“GGAF”), a not-for-profit provider of multidisciplinary clinical care and services for families affected by autism spectrum disorder, fetal alcohol spectrum disorder, and other neurodevelopmental disabilities, entered into a strategic partnership in connection with GGAF’s WORKS Intern Vocational Program. Through GGAF’s Vocational Program, together with community partners, GGAF provides support necessary for teens and adults with autism to gain meaningful employment or preparation to start their own business. Everi and GGAF are working together to identify potential candidates for employment at Everi or “job shadow” roles of interest.
Employee Engagement, Satisfaction, and Awards
Employee Engagement
Aligning with our values of Inclusion and Collaboration, we seek dialogue with our employees on a regular basis, seeking feedback about their experience at Everi. With nearly 73% of our employee population working remotely, we believe maintaining strong employee engagement, and offering methods for employee input continue to be critically important. We utilize several effective employee feedback mechanisms, including employee surveys, Company-wide email communications, and quarterly Town Hall meetings. These tools and platforms provide important Company updates from leadership but also moments for employee participation and involvement. Everi’s leadership team directly addresses employee feedback provided through these mechanisms. In doing so, we strive to instill confidence that employee input leads to positive action. As a result of this responsiveness, we have seen increased interest in and dialogue over the results of our employee surveys and an increase in positive scores in targeted areas.

In 2022, Everi organized VIBE (“Volunteer, Invest, Belong, Engage”) for its employees to collaborate and participate in planning and execution of office / virtual events, share ideas and participate in the execution of volunteer activities, and identify charities to consider for donations.

Employee Satisfaction and Awards
Sixteen Top Workplaces Awards Since 2021
Since 2021, Everi has participated in the “Top Workplaces” and “Great Place to Work” programs, benchmarking our employee experience against thousands of other organizations across the U.S. Following the completion of the 2022 survey by 78% of our employees, the Company received:
*Recognition on a national level as one of the “Top Workplaces 2022 USA.”
*Additional Culture Excellence Awards for categories: Compensation & Benefits, Employee Appreciation, Employee Well-Being, Innovation, Leadership, and Work-Life Flexibility (in addition to the two Culture Excellence Awards received in 2021).
*For a second time, received regional award as “Nevada Top Workplaces 2022,” and “Greater Austin Top Workplaces 2022.”
*For a second time, received certification as a Great Place to Work® (India at our overseas Technology Development Centers).
*In March 2023, Everi received “Top Workplaces 2023 USA,” and has been featured in Energage’s list of Top 100 companies with 1,000 - 2,499 employees.

Looking at the results of the 2022 survey, 87% of employees at Everi feel that their manager cares about their concerns, ranking the Company in the Top 11% of all participating companies in the entertainment, hospitality, and casino gaming industry. The Company was also ranked in the top 5% of all participating entertainment, hospitality, and casino gaming companies because so many of our employees agreed that they have the work-life flexibility they need.

TOP
WORK
PLACES
2021-2022

LAS VEGAS
REVIEW-JOURNAL
BUSINESS PRESS

Everi is a 2022 Top Workplace!
2 Years Running

TOP
WORK
PLACES

2021-2022

Austin American-Statesman
statesman.com

Everi is a 2022 Top Workplace!
2 Years Running

Employee Recognition

In Q4 2021, the Company launched an online recognition platform for employees to utilize. Through this platform, leaders and employees at all levels can share recognition and appreciation with their co-workers, peers, and leaders, and give reward points along with the recognition. The rewards points can be redeemed for gift cards or retail items for the recipient, donated to charitable organizations featured on the platform, or converted back by the recipient into points to issue to other employees. After a full year of usage of the platform, more than 90% of employees utilized the program, providing recognition to their fellow employees and giving out reward points. The results of the internal employee engagement survey that was completed in late Q3 2022 showed a 16% overall improvement in the area of Performance and Rewards, which is aligned with the timing of the launch of this new recognition platform.
Employee Health and Wellness; Employee Benefits
Employee Health and Wellness; Reporting
Everi considers the health, safety, and well-being of our employees to be of paramount importance and continues to focus on compliance with applicable laws and regulations regarding workplace health and safety as well as emergency and disaster recovery for its operations. We have policies in place to monitor the working conditions of our employees and implement measures to protect their health, safety, and well-being. We continue to rely upon guidance from national health organizations related to the macro environment with the goal of protecting employees from potential harm. Our confidential online and telephonic hotline, maintained by a third-party on our behalf, enables our employees to report matters that impact the quality of our workplaces and their employee experience, including issues such as discrimination or policy violations. The Company provides this resource to encourage open communication directly from employees.

Procedures for the confidential, anonymous submission of complaints related to such matters as (i) abuse of authority; (ii) accounting irregularities, theft, or fraud; (iii) bribery, kickbacks, gifts, or entertainment; (iv) business relationships with clients, suppliers, and vendors; (v) conflicts of interest; (vi) discrimination or harassment; (vii) retaliation; or (viii) threats of violence are set forth in the Company's Code of Business Conduct, Standards and Ethics. Complaints received and results of investigations conducted are reported to the Board on a confidential basis.

The Company offers a benefits program that provides competitive and comprehensive benefit options at a reasonable cost to our employees; and 2023 marks the eighth year in a row that there has been no increase to employee premiums (contributions) for medical, dental, and vision coverage. The benefit programs include an array of offerings, such as comprehensive medical, dental, vision, and wellness benefits; a discretionary time off program which allows time off not only for vacations but also to celebrate, enjoy, or reflect on holidays or other days of significance to our employees, their families, and communities; parental leave; a 401(k) retirement plan with a Company match, which Company match was increased effective January 1, 2023; pet insurance; and both legal and financial wellness services. Our benefits are designed to recognize and meet the diverse needs of our workforce. To gather employee feedback to make benefit enhancements and improvements, the Company issues an employee benefits survey on an annual basis and uses that input to make improvements. In 2022 (effective January 1, 2023), based on employee feedback received through this survey, the Company made several enhancements to the benefits program that support both the personal and professional needs of our employees, including a new partnership with a new medical provider; new partnership with a new pharmacy benefit provider; addition of new Second Medical Opinion option; and extension of the mental health and wellness program with easy access to preventative care, self-care and professional services, including virtual coaching sessions.

The Company sponsored and encouraged employee participation in virtual and/or in-person health fairs, and celebrated Health and Wellness Month by providing Everi employees with tips, tools, and resources from Everi’s benefits partners on physical and mental well-being, including on stress and mental health, staying active and fit, and nutrition.

CORPORATE GOVERNANCE
Board Leadership Structure
On January 21, 2022, Ronald V. Congemi, a member of the Board since February 2013, informed the Company that he would retire from the Board and not stand for re-election at the Company’s 2022 Annual Meeting. Therefore, Mr. Congemi’s last day of service as Lead Independent Director of the Board, and member of the Audit Committee, Compensation Committee, and Nom Gov Committee of the Board, was May 18, 2022. The Board named Atul Bali, an independent member of the Board since November 2019, as Lead Independent Director, effective upon Mr. Congemi’s last day of service.

The Board regularly reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. At the present time, the Board believes that a structure that separates the roles of Chair of the Board and Chief Executive Officer is appropriate to allow our Chief Executive Officer to focus on management of our operations and performance. However, the Board reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis, taking into consideration at any time the Board’s assessment of its and the Company’s needs.
The Board appointed Michael D. Rumbolz, previously serving jointly as Chair of the Board and Chief Executive Officer of the Company, to serve as Executive Chair of the Board, effective as of April 1, 2022. Effective April 1, 2023, the Company entered into an Executive Chair Agreement (the “Agreement”) to reappoint Mr. Rumbolz to serve in the role of Executive Chair of the Board of the Company. Mr. Rumbolz’s Agreement with the Company will expire on March 31, 2025. As Executive Chair of the Board, Mr. Rumbolz is an employee of the Company, reporting directly to the Board, and is subject to the Company’s policies on the same basis as other senior executives of the Company. The Company requires that the Executive Chair be available to perform the duties of Executive Chair customarily related to this function, including, without limitation: (a) acting as Chair of the Board at stockholder meetings; (b) acting as a liaison between the Company’s senior management and the Board and its committees; (c) advising the Company’s senior management on matters of Company operations; and (d) otherwise performing the duties of Chair of the Board, as well as such other customary duties as may be determined and assigned by the Board, and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws, and its corporate governance guidelines, each as amended or modified from time to time, and by applicable law, rule, or regulation, including, without limitation, the Delaware General Corporation Law and the rules and regulations of the SEC.
The Board appointed Randy L. Taylor as President and Chief Executive Officer, succeeding Mr. Rumbolz in the position of Chief Executive Officer, and as a member of the Board, effective as of April 1, 2022. Mr. Taylor previously served as our President and Chief Operating Officer from April 1, 2020 to April 1, 2022, as our Executive Vice President, Chief Financial Officer and Treasurer from March 2014 through March 2020, and as our Senior Vice President and Controller from November 2011 to March 2014.
The independent directors have strong leadership in Mr. Bali as Lead Independent Director, whose responsibilities include: (a) presiding at meetings of the Board at which the Chair is not present, including executive sessions of the independent directors; (b) reviewing information sent to the Board; (c) serving as liaison between the Chair and the independent directors; (d) being available for consultation and communication with major stockholders upon request; and (e) reviewing the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items. The Lead Independent Director also has the authority to call executive sessions of the independent directors.

Board Role in Risk Oversight
Our Board, directly and through its committees, is responsible for oversight of our risk assessment process. The Board's role in the Company's risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including, but not limited to: our credit, liquidity, cybersecurity, compliance and legal and regulatory, strategic, and reputational risks. The Board, or the applicable committee of the Board, regularly receives these reports from members of our management team to enable it to identify material risks and assess management's risk management and mitigation strategies, including recent risks that the Company has focused on, including various enterprise risks and market impacts. The Board engages with the Company's CEO, Chief Financial Officer, Chief Legal Officer, and Compliance Officer, along with other members of management, to determine the Company's risk tolerance and endeavors to see that management identifies, evaluates, and properly manages and mitigates the overall risk profile of the Company.

Audit Committee
Assesses risks relating to the Company's financial statements; and
Oversees both the Company's external and internal audit functions and oversees the Company's compliance with applicable laws and regulations
Compensation Committee Oversees the management of risks relating to the Company's executive compensation plans and arrangements; and Oversees the Company's Equity Incentive Plan and issuance of equity	Nom Gov Committee Reviews, no less than annually, the independence of our Board and potential conflicts of interest concerning our Board and senior executives; and Oversees the Company's ESG initiatives

The Board’s Role in Overseeing Cyber-Risk
We employ multiple methods and technologies to secure the Company’s products, data, and computing environments and maintain the confidentiality, integrity, and availability of our information assets. Our Chief Information Security Officer (“CISO”), CEO, and Board oversee the Company’s Information Security Program and cybersecurity risk. The CEO and our Board receive quarterly reports from the Company’s CISO on the Company’s cyber-risk profile and information security initiatives. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to the CEO and the Board. The Board regularly receives information regarding evolving cybersecurity threat landscape from the CISO and management, and is apprised directly of incidents exceeding certain risk tolerances.

Information Technology and Cybersecurity Oversight
Cybersecurity impacts all aspects of our business, and it is especially impactful to our operations, governance, compliance, and product development. Our team members regularly receive training on key issues, such as enterprise security, malware, anti-phishing, and data protection best practices. Specialized security training is provided to our product development teams as well as our executive team. In addition to our security training, at least quarterly we send out simulated phishing emails to everyone in the Company to evaluate and train individuals to identify actual phishing emails. Beyond training, Everi has in place multiple systems and programs to prevent attacks and mitigate threats such as ransomware. A few of these are multi-factor authentication (“MFA”), immutable backups, monthly vulnerability scanning, and next generation firewalls. We regularly engage third-party service providers and consultants to assess and identify risks, vulnerabilities, and the maturity of our security program.
No less than annually, we perform table-top exercises of simulated cyber incidents with the executive team. These exercises allow us to measure our readiness and prepare for an actual cyber incident. In alignment with best practices, we maintain a cybersecurity insurance policy as well as a retainer with a third-party incident response company. We continue to reduce risk and improve our cybersecurity through additional projects, which include improving our application and product security testing and SOC 2 certification of our products. Information security is also an element of the Enterprise Risk Management assessment periodically performed by management under the supervision of the Audit Committee and Board.

Cybersecurity Highlights
•  We utilize a comprehensive, best practice-based strategy in managing our cybersecurity and information technology infrastructure, including “zero trust” security measures, external threat monitoring, access and authentication controls, incident response planning and testing of risk management controls and procedures.
•  We utilize independent third-party assessors and testers to evaluate the effectiveness and maturity of the security program, as well as the security of our products. The results of these assessments are provided to the CEO and Board on a quarterly basis.
•  The CISO and security team meet with the executive team on a bi-weekly basis to review security initiatives and provide updates to changes of our cybersecurity risk profile.

ESG Oversight

Our shareholders and other stakeholders are increasingly interested in ESG topics. We believe that that we can support environmental sustainability and promote social responsibility through our operations, which can contribute to driving and maintaining stockholder value. These concepts can also be important factors for attracting and retaining the highest-caliber, most-productive employees. As such, we treat our environmental and social initiatives seriously, and we are regularly exploring ways to strengthen our culture and corporate responsibility framework. The Board has implemented measures to further advance our ESG initiatives and has tasked the Nom Gov Committee with the primary responsibility for providing independent Board-level oversight of the Company’s corporate environmental sustainability and social responsibility efforts, as it regularly reviews our ESG-related policies, goals, and initiatives. Our management-level ESG Committee provides formal updates to the Board throughout the year on environmental sustainability and social responsibility, and our Board receives quarterly reports from the Nom Gov Committee and management on ESG developments and trends, as well as our ESG framework, initiatives, and activities.

Executive Sessions of Independent Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, to promote open discussion among non-employee directors, our non-employee directors regularly meet in executive sessions of non-employee directors. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-employee directors deem necessary or appropriate. The Lead Independent Director presides over the executive sessions of the independent directors.

Director Attendance at Meetings of the Board and its Committees and Annual Meeting of Stockholders
Our Board held a total of eight (four regular and four special meetings) during the year ended December 31, 2022. During 2022, our directors attended an average of 99.7% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.
All of our then-serving directors attended our 2022 annual meeting held on May 18, 2022. We do not have a formal policy regarding director attendance at annual meetings; however, our directors are expected to attend all Board and committee meetings, as applicable, unless the director has a valid excuse for absence, and to meet as frequently as necessary to discharge their responsibilities.
Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by, and defined by, the rules, regulations, and listing qualifications of the NYSE. In general, a director is deemed independent if the director has no material relationships with our Company that may interfere with the exercise of the director’s independence from management and our Company. Our Board, after broadly considering all relevant facts and circumstances regarding the past and current relationships, if any, of each director with the Company, has affirmatively determined that all of the Company’s non-employee directors, Messrs. Judge, Fox, Bali, Finch, and Mses. Mullarkey, Watson, and Nutton are independent directors, and determined that there are no material relationships that would interfere with the exercise of such directors’ independence from management and our Company. Our Board also determined that Mr. Congemi, who retired from the Board on May 18, 2022, and Ms. Raney, who retired from the Board on December 31, 2022, were independent during the time each served as director.
In making these independence determinations, our Nom Gov Committee reviewed and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable director:
•Atul Bali. Mr. Bali is (i) an advisor to an online instant win gaming company that is a current licensor of Everi content, and a holder of stock options totaling less than 5% of that company’s outstanding shares; and (ii) an advisor to a financial software company that provides certain software and services to Everi as well as a Remote Gaming Server platform provider for multiple competing content providers.
Regular Board and Committee Evaluations
The Board and the Audit, Compensation, and Nom Gov Committees have an annual evaluation of the committees and of the Board as a whole. In 2022, there was a Board and committee evaluation process, which focused on their roles and effectiveness, as well as fulfillment of their fiduciary duties. The evaluations were conducted and completed anonymously through an independent third-party provider to encourage candid feedback. The results of the evaluations are reported to and reviewed by the full Board. Each committee and the Board was satisfied with its performance and considered itself to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters.
BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors
Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nom Gov Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The composition of the Board committees complies with the applicable rules of the SEC, the NYSE, and applicable law. Our Board has adopted written charters for its Audit Committee, Compensation Committee, and Nom Gov Committee.
The table below depicts the Committee membership during fiscal year 2022 (excepting Ms. Nutton, a newly appointed member of the Board and committees effective as of April 1, 2023), and the current Committee membership as of the date of this Proxy Statement. Our Board believes that at this time, it is appropriate for each of the Board’s non-employee/independent directors to serve on each of our committees. This approach encourages focused discussions that benefit from the variety of perspectives and experiences represented by each of our non-employee directors. Our Board also benefits from a majority of members being apprised of committee activities, which allows for the Board to respond quickly as needed to issues that arise. Our Board has determined that each of the members of our standing committees identified below is “independent,” as defined under and required by the rules of the SEC and the NYSE. Directors, Michael D. Rumbolz, Executive Chair of the Board as of April 1, 2022, and Randy L. Taylor, President and Chief Executive Officer as of April 1, 2022, do not serve as a member of any committees of the Board as they are not “independent,” as defined under and required by the rules of the SEC and the NYSE.

Name	Independent	Audit	Compensation	Nom Gov Committee	# of Other Public Company Boards
Geoffrey P. Judge	✓	●	Chair(6)	Chair(7)	0
Ronald V. Congemi(1)	✓	●	●	●	0
Eileen F. Raney(2)	✓	●	●	Chair(7)	0
Linster W. Fox	✓	Chair	●	●	0
Maureen T. Mullarkey	✓	●	Chair(6)	●	1
Atul Bali	✓	●	●	●	1
Paul W. Finch, Jr.(3)	✓	●	●	●	0
Secil Tabli Watson(4)	✓	●	●	●	2
Debra L. Nutton(5)	✓	●	●	●	0
___________________
(1)Mr. Congemi retired on May 18, 2022.
(2)Ms. Raney retired on December 31, 2022.
(3)Mr. Finch’s service as a member of the Audit, Compensation, and Nom Gov Committees began effective as of February 1, 2022.
(4)Ms. Watson’s service as a member of the Audit, Compensation, and Nom Gov Committees began effective as of February 1, 2022.
(5)Ms. Nutton’s service as a member of the Audit, Compensation, and Nom Gov Committees began effective as of April 1, 2023.
(6)Mr. Judge ceased serving as Chair of the Compensation Committee on February 14, 2023, and Ms. Mullarkey was appointed by the Board to serve as Chair of the Compensation Committee effective February 14, 2023.
(7)Ms. Raney ceased serving as Chair of the Nom Gov Committee upon her retirement effective December 31, 2022, and Mr. Judge was appointed by the Board to serve as Chair of the Nom Gov Committee effective February 14, 2023.
Audit Committee
Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. Also, each member of our Audit Committee satisfies the financial literacy requirements of NYSE listing standards.

MEMBERS	The Audit Committee has responsibility to, among other things, review and discuss with management and our independent auditor, each, as appropriate:
Linster W. Fox (Chair)*
▪the integrity of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the NYSE, including the Company’s annual and quarterly audited financial statements;
▪the performance and adequacy of the Company’s internal audit function and internal auditor;
▪policies with respect to risk assessment and risk management, including information technology risks (inclusive of but not limited to data privacy and security issues) and major financial risk, and the steps management has taken to monitor and control such exposures (further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “BOARD AND CORPORATE GOVERNANCE MATTERS — Board Role in Risk Oversight” above);
▪the performance and independence of the Company’s independent auditor;
▪our compliance with certain legal and regulatory requirements, including reports from the Company’s independent auditor in connection with the preparation of the Company’s financial statements; and
▪related-party transactions.

Geoffrey P. Judge**
Maureen T. Mullarkey*
Atul Bali*
Paul W. Finch, Jr.*
Secil Tabli Watson**
Debra L. Nutton**

Meetings in 2022: 5

* “Audit Committee Financial Expert” in accordance with NYSE listing standards

** “Financially Literate” in accordance with NYSE listing standards

Compensation Committee
Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines.

MEMBERS	Pursuant to its charter, the purposes of the Compensation Committee are to, among other things:
Maureen T. Mullarkey (Chair)
▪oversee the responsibilities of our Board relating to compensation of our executive officers;
▪oversee initiatives and metrics in relation to human capital management, including corporate culture, diversity, acceptance, inclusion, and attracting and retaining talent;
▪produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, per applicable rules and regulations; and
▪design, recommend, and evaluate our executive compensation plans, policies, and programs.

Geoffrey P. Judge
Linster W. Fox
Atul Bali
Paul W. Finch, Jr.
In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation.

According to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities. In conjunction with the Company’s issuance of a Request for Proposal (“RFP”), in September 2022, the Compensation Committee replaced Aon plc (“Aon”) with Mercer (US) Inc. (“Mercer”) to provide the Compensation Committee and/or the Nom Gov Committee, as requested, with independent consulting and advisory services related to executive and director compensation philosophy and strategy, short and long-term incentive plan designs, pay-for-performance analysis, reporting disclosures, communications, and other topics, including ESG strategy and related regulatory actions, developments, and trends. See “Director Compensation” and “Role of Compensation Consultants” for additional information.

Secil Tabli Watson
Debra L. Nutton

Meetings in 2022: 7
Compensation Committee Interlocks and Insider Participation
During fiscal year 2022, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company or its subsidiaries. During fiscal year 2022, no interlocking relationship existed between any member of the Company’s Board or Compensation Committee, and any member of the board or compensation committee of any other company.
Nom Gov Committee
Our Nom Gov Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of stockholders, and develops and recommends corporate governance principles to our Board. Our Nom Gov Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. For information regarding our Nom Gov Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, see “Director Candidate Qualification and Nomination Process” below.

MEMBERS	Pursuant to its charter, the purposes of the Nom Gov Committee are to, among other things:
Geoffrey P. Judge (Chair)
▪compile and present to the Board potential criteria for prospective members of our Board, conduct candidate searches and interviews, and formally propose the slate of directors to be elected at each annual meeting of our stockholders;
▪advise our Board about appropriate composition and compensation of our Board and its committees;
▪develop and recommend to our Board adoption of our Corporate Governance Guidelines, our Code of Business Conduct, Standards and Ethics and our policies with respect to conflicts of interest;
▪make recommendations to the Board as to the membership of committees of the Board;
▪oversee and evaluate our Board and management;
▪oversee the Company’s ESG initiatives and programs; and
▪monitor our compliance with applicable laws, rules, and regulations.
In addition, our Nom Gov Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our director compensation strategy. See “Director Compensation” for additional information on our Nom Gov Committee’s processes and procedures for the consideration and determination of director compensation. According to its charter, our Nom Gov Committee has the authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Nom Gov Committee in connection with the exercise of its powers and responsibilities.

Linster W. Fox
Maureen T. Mullarkey
Atul Bali
Paul W. Finch, Jr.
Secil Tabli Watson
Debra L. Nutton

Meetings in 2022: 7

The duties and responsibilities of each of our standing committees are more fully described in their respective charters, which are available at the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/.
Director Candidate Qualification and Nomination Process
Director Selection Process. Our Nom Gov Committee is responsible for recommending director candidates and nominees to the full Board, in collaboration with the Chair of the Board.
As provided in the charter of the Nom Gov Committee, nominations for director may be made by the Nom Gov Committee or by a stockholder of record entitled to vote. The Nom Gov Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. The Nom Gov Committee does not consider stockholder recommended candidates differently than other candidates. Stockholders wishing to recommend candidates for consideration by the Nom Gov Committee may do so in accordance with the instructions set forth under “When are stockholder proposals due for the 2024 Annual Meeting of Stockholders?” in the “FREQUENTLY ASKED QUESTIONS” section of this Proxy Statement.
Our Nom Gov Committee seeks to identify candidates based on input provided by several sources, including (i) other members of the Board, (ii) officers and employees of the Company, and (iii) stockholders of the Company.
Our Nom Gov Committee will also seek ongoing input from the incumbent directors and the Chief Executive Officer, with the goal of identifying and informally approaching possible director candidates in advance of actual need. The Company does not pay any third-party to identify or assist in identifying or evaluating potential nominees. The Board shall itself determine in each case how an invitation to join the Board shall be extended to director nominees, other than those nominated directly by the Company’s stockholders.

DIRECTOR QUALIFICATIONS
Key factors that the Nom Gov Committee considers when determining whether to recommend directors for nomination include:
•Experience — Particular skills and leadership that are relevant to the Company’s industry
•Diversity — Diversity of background, race, gender, qualifications, attributes, and skills
•Age and Tenure — The age and Board tenure of each incumbent director
•Board Size — The Nom Gov Committee periodically evaluates the size of the Board, depending on the Board’s needs
•Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director
•Board Contribution — Integrity, business judgment, and commitment
•Willingness to Continue to Serve — As applies to current directors if re-nominated

A detailed description of the criteria used by the Nom Gov Committee in evaluating potential candidates may be found in the charter of the Nom Gov Committee which is available at the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/.

HOW EVERI BUILDS ITS BOARD
The Board regularly identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. This chart describes the ongoing Nom Gov Committee process to identify highly qualified candidates.

1
Consider Current Board Core Competencies & Strategic Needs
The Board maintains its focus on core competencies of strategic oversight, corporate governance, stockholder advocacy, and leadership and has diversity of expertise and perspective that, collectively, enable the Board to perform its oversight function effectively.

2
Consider Qualified Candidates
Identify exceptional candidates that possess integrity, independent judgment, substantial business experience, diversity, and a skill set to meet existing or future business needs.

3	Check Conflict of Interest References All candidates are screened for conflicts of interest, and the ability to secure relevant licenses required.

4	Nom Gov Committee Consider shortlisted candidates; after deliberations, Nom Gov Committee recommends candidates for election to the Board.

5	Full Board Engage with shortlisted candidate(s); dialogue and decision with a commitment to diverse backgrounds, expertise, and skills, and range of tenures.

6	Regulatory Licensing Process Initiate and complete regulatory approval process in all applicable jurisdictions.

Outcome
In January 2022, expanded the number of directors to serve on the Board to ten members.
Effective February 1, 2022, added two highly-qualified independent directors, one female, self-identified as ethnically diverse.
 Effective April 1, 2023, to fill a vacancy, appointed a highly-qualified independent female director.

Board Diversity
Our Board believes that the Company’s directors should possess a combination of skills, professional experience, expertise, and diversity of backgrounds necessary to enable the Board to perform its oversight function effectively. Our Board maintains there are certain attributes every director should possess, as reflected in the Board’s membership criteria as discussed above in the “Director Selection Process.” Accordingly, our Board and our Nom Gov Committee consider the qualifications of directors and director candidates individually, and in the context of the Board’s overall composition, and the Company’s current and anticipated future needs. The Board assesses the effectiveness of this goal as part of its annual evaluation process.
Board Refreshment
Below presents a snapshot of the expected composition of our Board immediately following the Annual Meeting.

Tenure

67% 0-5 Years
11% 5-10 Years
22% 10+ Years

Our Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time. This provides substantial value and a significant degree of continuity year-over-year which is beneficial to our stockholders.
Retirement Age
The Board has established a retirement age policy of 75 years for directors, as reflected in our Corporate Governance Guidelines. The Board believes that it is important to monitor its composition, skills, and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to waive the policy as it deems appropriate. The Board believes it is important to balance refreshment with the need to retain directors who have developed, over time, significant insight into the Company and its operations, and who continue to make valuable contributions to the Company that benefit our stockholders.
Director Compensation
Pursuant to the authority granted in its charters, the Compensation Committee and the Nom Gov Committee may engage independent compensation consultants. The consultants report directly to the Compensation Committee and/or the Nom Gov Committee, who may replace the consultants or hire additional consultants at any time.
In 2022, Aon provided independent compensation consultant services in connection with the Compensation Committee’s and the Nom Gov Committee’s responsibilities related to director compensation, including, but not limited to, advice on director compensation philosophy, incentive plan designs, and reporting disclosures, among other compensation topics.

In June 2022, the Company issued a RFP to engage an outside independent consultant to provide advice on director and executive compensation and ESG matters to the Company’s Compensation Committee and/or Nom Gov Committee. The RFP requested firms to respond with information related to: (i) team and experience; (ii) approach to compensation consulting, and ESG / corporate governance methodology; and (iii) observations and recommendations regarding Everi’s existing compensation programs, ESG, corporate governance initiatives / disclosures, and the Company’s reporting disclosures.
In September 2022, after review of submissions received in response to the RFP, and interviews conducted by members of the Compensation Committee and Nom Gov Committee, the Compensation Committee replaced Aon with Mercer to provide the Compensation Committee and/or the Nom Gov Committee, as requested, with independent consulting and advisory services related to executive and director compensation philosophy and strategy, short and long-term incentive plan designs, pay-for-performance analysis, reporting disclosures, communications, and other topics, including ESG strategy and related regulatory actions, developments, and trends.
The compensation consultants attended meetings of our Compensation Committee and/or the Nom Gov Committee, as requested, and communicated with the Chair of the Compensation Committee and/or the Nom Gov Committee between meetings. Our Compensation Committee and/or the Nom Gov Committee made decisions and/or made recommendations to the Board regarding the compensation of the Company’s executives and/or directors, including appropriate peer group(s) against which the Company’s executive and director compensation programs are measured. The peer group used for purposes of setting executive compensation as described in the “Compensation Discussion Analysis” section of this Proxy Statement was adopted by the Compensation Committee in Q4 2021 for use in the design of the Company’s 2022 executive and director compensation programs.
Our Compensation Committee and the Nom Gov Committee regularly review the services provided by its outside consultants and determined their independence in providing compensation consulting services. See also “Role of Compensation Consultants” in the “Compensation, Discussion and Analysis” section of this Proxy Statement.
Our Compensation Committee and the Nom Gov Committee continue to monitor the independence of its consultants on a periodic basis.
In 2022, our non-employee directors were compensated through annual cash retainers and equity awards for Board and Board Committee service, as follows:

	Annual cash retainers(1)	Equity awards value
All non-employee Board Members	$75,000	$150,000
Lead Independent Director	30,000	—
Audit Committee Chair	25,000	—
Audit Committee Member	12,500	—
Compensation Committee Chair	20,000	—
Compensation Committee Member	10,000	—
Nom Gov Committee Chair	15,000	—
Nom Gov Committee Member	9,375	—
___________________
(1)All non-employee Board Members receive an annual cash retainer. To the extent Board Members perform additional services, they receive additional amounts reflected in this illustration, as applicable.

The following table sets forth the compensation of our independent members of the Board for the fiscal year ended December 31, 2022:

Name(1)	Fees earned or paid in cash	Stock awards value(2)	Total
Linster W. Fox	$119,375	$137,484	$256,859
Geoffrey P. Judge	$116,875	$137,484	$254,359
Eileen F. Raney(3)	$112,500	$137,484	$249,984
Ronald V. Congemi(3)	$57,031	$—	$57,031
Maureen T. Mullarkey	$106,875	$137,484	$244,359
Atul Bali	$124,375	$137,484	$261,859
Paul W. Finch, Jr.(4)	$106,875	$186,804	$293,679
Secil Tabli Watson(4)	$106,875	$186,804	$293,679
___________________
(1)At December 31, 2022, our independent directors had the following aggregate numbers of outstanding stock awards and shares underlying outstanding option awards:

Name	Vested stock awards(i)	Unvested stock awards	Shares underlying option awards
Linster W. Fox	57,764	7,600	110,000
Geoffrey P. Judge	57,764	7,600	241,000
Eileen F. Raney(3)	65,364	—	160,000
Ronald V. Congemi(3)	—	—	180,000
Maureen T. Mullarkey	57,764	7,600	—
Atul Bali	34,873	7,600	—
Paul W. Finch, Jr. (4)	—	10,000	—
Secil Tabli Watson(4)	—	10,000	—
(i) Represents deferred stock units, for which the time-based vesting requirement has been satisfied; however, these awards will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
(2)Represents the fair value of the directors’ Time-based Restricted Stock Awards (“RSUs”) awards in fiscal year 2022, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The RSU awards granted in 2022 to independent members of our Board vest on the first anniversary date following the grant date. Vested shares will be delivered to the reporting person on the earliest of the following events: (i) ten years from the date of grant; (ii) the reporting person’s death; (iii) the occurrence of a Change in Control (as defined in our equity incentive plans), subject to qualifying conditions; or (iv) the date that is six months following the reporting person’s separation from service, subject to qualifying conditions. For a discussion on the assumptions made in the valuation of the directors’ RSU awards, see the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(3)Mr. Congemi retired on May 18, 2022. Ms. Raney retired on December 31, 2022.
(4)Effective February 1, 2022, we added two new Board members, Secil Tabli Watson and Paul Finch, Jr. In connection with these appointments, the new Board members each received a grant of 2,400 RSUs vesting on the first anniversary of the grant date.
Chief Executive Officer and Senior Management Succession Planning
The Board’s deep commitment to excellence in corporate governance is reflected in its regular review of and ongoing work to further its existing senior leadership succession planning to maintain long-term continuity. Our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience. Our Chief Executive Officer, after consultation with other members of management, provides the Board with a list of key individuals with immediate impact, the critical area of such individual’s impact, short-term/interim action, and long-term action. Our Board reviews this information with our Chief Executive Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval, or Ratification of Transactions with Related Persons
Under written procedures adopted by the Board, any transaction that is required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC must be reviewed, approved, or ratified, where pre-approval is not feasible by the Audit Committee. The types of transactions subject to these procedures include, but are not limited to:
•the purchase, sale or lease of assets to or from a related person;
•the purchase or sale of products or services to or from a related person; or
•the lending or borrowing of funds from or to a related person.
Approval of transactions with related persons shall be at the discretion of the Audit Committee, but the Audit Committee shall consider:
•the consequences to the Company of consummating or not consummating the transaction;
•the extent to which the Company has a reasonable opportunity to obtain the same or a substantially similar benefit of the transaction from a person or entity other than the related person; and
•the extent to which the terms and conditions of such transaction are more or less favorable to the Company and its stockholders than the terms and conditions upon which the Company could reasonably be expected to negotiate with a person or entity other than the related person.
Further, our Code of Business Conduct, Standards and Ethics requires our non-employee directors and our officers and employees to raise with our General Counsel any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest. Our Corporate Governance Guidelines also prohibit the Company’s making of any personal loans to directors, executive officers, or their immediate family members.
Transactions with Related Persons
Since the beginning of fiscal year 2022, the Company did not engage in any transactions, and there are not currently proposed any transactions, or series of similar transactions, to which the Company was or will be a party, with related parties that required review, approval or ratification of the Audit Committee or any other committee.
Stockholder Engagement and Outreach
We actively and regularly engage with our stockholders, investors, and analysts, and we value their opinions. We believe in providing timely and transparent information to our investors. Executive management and our Investor Relations team routinely listen to and communicate with our stockholders on a variety of matters relating to our business strategy and performance, corporate governance, board composition and structure, executive compensation program, and corporate responsibility and sustainability initiatives in various forums, which have included and may include:
•quarterly earnings presentations;
•industry conferences, including virtual meetings;
•conference calls; and
•non-deal roadshow presentations.
Throughout 2022, we participated in both in-person and virtual investor conferences and held numerous meetings and calls with analysts and many of our investors. In our meetings, we discussed a variety of topics that are important to investors, including our Company performance and operations, new products and new growth initiatives, capital allocation priorities, industry trends, corporate governance and management succession, and short- and long-term strategic direction. From these various engagements, we gather stockholder feedback which is relayed to our Board and its committees regularly, and work with them to enhance our practices and improve our disclosures.
Communication Between Interested Parties and Directors
Stockholders and other interested parties may communicate with individual directors (including the Chair and Lead Independent Director), the members of a Committee of the Board, the independent directors as a group, or the Board as a whole, by addressing the communication to the named director, the Committee, the independent directors as a group, or the Board as a whole, c/o Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, or via e-mail to secretary@everi.com. The Company’s Corporate Secretary will forward all correspondence to the named director, the committee, the independent directors as a group or the Board as a whole, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, or advertisements or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Relationships Among Directors or Executive Officers
There are no family relationships among any of the Company’s directors or executive officers.
Executive Employment Agreements
We are party to employment agreements with each of our named executive officers. The material terms of the employment agreements with our named executive officers are described under “EXECUTIVE COMPENSATION — Compensation of Named Executive Officers — Employment Contracts and Equity Agreements, Termination of Employment, and Change in Control Arrangements.”
Director and Officer Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We have purchased and maintain insurance on behalf of all our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current executive officers, other than Messrs. Rumbolz and Taylor, whose biographical information is presented under “Class II Directors Whose Term Will Expire in 2025,” and “Class I Directors Whose Term Will Expire in 2024,”respectively.

Name	Age	Position
Michael D. Rumbolz	69	Executive Chair of the Board; Former Chief Executive Officer
Randy L. Taylor	60	President and Chief Executive Officer; Former President and Chief Operating Officer
Mark F. Labay	51	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Ehrlich	54	Executive Vice President, Games Business Leader
Darren D. A. Simmons	54	Executive Vice President, FinTech Business Leader
David J. Lucchese	64	Executive Vice President, Sales and Marketing
Kate C. Lowenhar-Fisher	45	Executive Vice President, Chief Legal Officer - General Counsel and Corporate Secretary
Todd A. Valli	48	Senior Vice President, Corporate Finance and Tax & Chief Accounting Officer
Mark F. Labay has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2020, having previously served as the Company’s Senior Vice President, Finance and Investor Relations since April 2014, among other responsibilities since August 2002.
Dean A. Ehrlich has served as our Executive Vice President, Games Business Leader since January 2017, having previously served as an Executive Consultant to the Company since August 2016. Prior to joining the Company, Mr. Ehrlich served in various senior executive positions with WMS Industries Inc., an electronic gaming and amusement manufacturer, from May 2003 through July 2015, which was acquired by Scientific Games Corporation in late 2013, including as Senior Vice President Global Gaming Operations, where he led business for all premium lease products and the development of wide-area progressive strategic initiatives.
Darren D. A. Simmons has served as our Executive Vice President, FinTech Business Leader since January 2019, having previously served as the Company’s Payments Business Leader from December 2017 through December 2018, Senior Vice President, Payments Solutions from January 2015 through November 2017, and Senior Vice President, International Business from August 2006 through December 2014.
David J. Lucchese has served as our Executive Vice President, Sales and Marketing since March 1, 2023, having previously served as our Executive Vice President, Sales, Marketing and Digital since April 2020, as our Executive Vice President, Digital and Interactive Business Leader since January 2017, our Executive Vice President, Games since January 2015, our Executive Vice President, Client Operations from March 2014 to January 2015, and our Executive Vice President, Sales from April 2010 to March 2014.
Kate C. Lowenhar-Fisher has served as our Executive Vice President, Chief Legal Officer – General Counsel and Corporate Secretary since March 22, 2021. Prior to joining the Company, Ms. Lowenhar-Fisher served as an Equity Member of the law firm of Dickinson Wright, PLLC from January 2015 to March 2021, and served as Chair of its Gaming & Hospitality Practice Group, where she counseled many of the world’s premier gaming companies on regulatory issues in connection with mergers and acquisitions, corporate restructuring, reorganizations, and financings. Prior to Dickinson Wright, PLLC, Ms. Lowenhar-Fisher served as a Shareholder at Brownstein Hyatt Farber Schreck, LLP (formerly known as Schreck Brignone) from September 2002 to December 2014, where she specialized in gaming law and commercial transactions.
Todd A. Valli has served as our Senior Vice President, Corporate Finance and Tax & Chief Accounting Officer since September 2015. Preceding this appointment, Mr. Valli served as Vice President of Corporate Finance and Investor Relations for the Company, among other responsibilities, since September 2011.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)
(Item No. 2 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

As required by Item 24 of Schedule 14A, we are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This proposal, commonly known as a “Say on Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
We believe that the Company has created a compensation program deserving of stockholder support. At our 2022 annual meeting of stockholders, 98.4% of the votes cast supported our executive compensation program for 2022. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and the strategic value of the applicable position, while promoting long-term retention, motivation, and alignment with the long-term interests of the Company’s stockholders.
Please read “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the 2022 compensation of our named executive officers.
The Board unanimously recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders of Everi Holdings Inc. approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in the Company’s definitive proxy statement for the 2023 Annual Meeting of Stockholders.”
Approval of this non-binding, advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting at which a quorum is present.
The vote on this proposal is non-binding and advisory in nature and will not affect any compensation already paid or awarded to any named executive officer, and it will not be binding on or overrule any decisions by our Board or our Compensation Committee. Nevertheless, our Board highly values input from our stockholders, and our Compensation Committee will carefully consider the result of this vote when making future decisions about executive compensation. The Board has adopted a policy of providing for annual “Say on Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say on Pay” advisory votes, the next “Say on Pay” advisory vote will occur in 2024.

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(SAY ON FREQUENCY)
(Item No. 3 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF “EVERY YEAR” AS THE FREQUENCY OF FUTURE SAY ON PAY VOTES.

In addition to holding an advisory Say on Pay vote on executive compensation (see Proposal 2), the Dodd-Frank Act also requires that we conduct a separate non-binding advisory vote on the frequency of future Say on Pay votes, commonly referred to as a “Say on Frequency” vote. Stockholders may cast a non-binding advisory vote on whether they would prefer that we hold the advisory Say on Pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this matter.

At the Company’s 2017 Annual Meeting of Stockholders, the stockholders voted to hold an advisory Say on Pay vote every year. The Board believed that providing an annual advisory vote was an important means of obtaining feedback from the Company’s stockholders about executive compensation, and was consistent with best practices from a governance perspective. Accordingly, following the Company’s 2017 Annual Meeting of Stockholders, the Board voluntarily determined to hold annual advisory votes on executive compensation.

We are required to solicit stockholder approval of the frequency of future Say on Pay proposals at least once every six years, although we may seek stockholder input more frequently. For the reasons described below, our Board recommends that our stockholders select a frequency of “every year,” or an annual vote.

Our Board believes that the Company’s current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board has determined that an advisory vote on executive compensation every year is the best approach for the Company based on a number of considerations, including the following:

•Annual votes will allow stockholders to provide the Company with their direct input on the compensation philosophy, policies and practices as disclosed in the proxy statement every year;
•Annual votes are consistent with Company policies of annually seeking input from, and engaging in discussions with, the Company’s stockholders on corporate governance matters and executive compensation philosophy, policies and practices; and
•Less frequent votes could allow an unpopular pay practice to continue too long without timely feedback.

The Board believes that giving our stockholders the right to cast an advisory vote every year on their approval of the compensation arrangements of our named executive officers is a good corporate governance practice and is in the best interests of our stockholders. We understand that stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

Stockholders are not voting to approve or disapprove the recommendation of our Board. Rather, stockholders are being provided with the opportunity to cast a non-binding advisory vote on whether the advisory Say on Pay vote should occur (i) every one year, (ii) every two years or (iii) every three years, or to abstain from voting on the matter.

The vote on this proposal is advisory, and, therefore, is not binding on the Company, our Board or our Compensation Committee in any way. However, our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote in determining the frequency of future advisory votes on the compensation of our named executive officers.

EXECUTIVE COMPENSATION
The Company is a holding company, the principal asset of which is the capital stock of Everi Payments Inc. (“Everi FinTech”), and the capital stock of Everi Games Holding Inc. (“Everi Games Holding”), which is the parent of Everi Games Inc. (“Everi Games”). The executive officers of the Company are employees of Everi FinTech, other than Mr. Ehrlich who is an employee of Everi Games. The references in this Proxy Statement to executive compensation relate to the executive compensation paid by Everi FinTech or Everi Games to such executive officers.
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, and structure of our 2022 executive compensation program for our “named executive officers” or “NEOs.” This CD&A is intended to be read in conjunction with the Compensation of Named Executive Officers section contained within this Executive Compensation portion of the Proxy Statement, which provides further historical compensation information.
The following individuals were our NEOs for the fiscal year ended December 31, 2022:

Name	Current Title
Michael D. Rumbolz(1)	Executive Chair of the Board; Former Chief Executive Officer
Randy L. Taylor(2)	President and Chief Executive Officer; Former President and Chief Operating Officer
Mark F. Labay	Executive Vice President, Chief Financial Officer and Treasurer
Dean A. Ehrlich	Executive Vice President, Games Business Leader
Darren Simmons	Executive Vice President, FinTech Business Leader
David J. Lucchese(3)	Executive Vice President, Sales and Marketing
___________________
(1)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chair of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022.
(2)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022.
(3)As of March 1, 2023, Mr. Lucchese began serving as Executive Vice President, Sales and Marketing. Mr. Lucchese previously served as Executive Vice President, Sales, Marketing and Digital.

Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Decision Making Process	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I. Executive Summary
Supported by Everi’s compensation policies and practices that strive to align pay for performance, and our belief that strong performance and profitable growth will build long-term shareholder value, the Company reported improved performance in 2022 on both a one-year and three-year comparison. Everi’s strong operating and financial performance in 2022 reflects the outstanding dedication and efforts of our team members around the globe. Key operating and financial results increased compared to 2021, and were up dramatically compared to the pre-pandemic record results of 2019, with increased performance realized in both our Games segment and our FinTech segment.
•Total Revenue grew to $783 million, an increase of 18% over 2021, and a 47% gain over 2019.
•Operating income increased to $213 million, an increase of 8% over 2021 and a 127% gain over 2019.
•Earnings per diluted share were $1.24, a decline of 19% from $1.53 in 2021, principally reflecting a $0.62 per diluted share benefit that was incurred in 2021 from a one-time, non-cash tax benefit related to the reversal of a valuation allowance of certain deferred tax assets, but was up dramatically from $0.21 earned in 2019.
•Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“AEBITDA”)(1) increased to a record $374 million, an 8% increase over 2021 and a 48% gain over 2019.
•As a result of the increase in AEBITDA and disciplined investments, Free Cash Flow(1) increased to a record $187 million, an 18% increase over 2021 and a 326% gain over 2019.
◦With the strength of our operating cash flow, we increased our research and development expenses by 55% over 2021 for the ongoing internal development of new products and product enhancements to support continued long-term growth.
◦We invested $51 million in several tuck-in acquisitions, which added complimentary products and talented people and that significantly expanded our addressable gaming markets, while also extending our addressable markets beyond gaming into adjacent industries such as sports, entertainment, and hospitality venues.
◦We repurchased 5.0 million shares of Everi’s common stock for $84.3 million, which was approximately 5% of our stock that was outstanding at January 1, 2022.

At an operating level, revenues in the Games segment rose to a record $436 million and drove an increase in operating income to a record $108 million. Revenues in the FinTech segment rose to a record $346 million and drove an increase in operating income to a record $106 million.

As a result of the improved operating and financial results, from the end of 2019 through March 31, 2023, the cumulative total stockholder return on the stock of Everi exceeded the cumulative total return performance of the S&P 500, the S&P 1000, as well as the S&P Software and Service Select Industry Index, which includes many smaller capitalization companies similar to Everi, even as Everi and stocks in general have declined since the end of 2021 in the face of macroeconomic uncertainties.

(1) For additional information related to Free Cash Flow and AEBITDA, refer to Appendix A: Unaudited Reconciliation of Selected Financial GAAP to non-GAAP measures.

Management Transition

In addition to our notable operational and financial achievements of the past year, we have also strengthened our leadership team and the governance of our Company:

•Effective April 1, 2022, Michael Rumbolz transitioned from CEO to Executive Chair of the Board. Randy Taylor, our President and former COO, succeeded Mr. Rumbolz as CEO and was added as a new member of our Board effective as of April 1, 2022.

Compensation Actions
The Compensation Committee, in conjunction with the entire Board, has continually strived to make compensation decisions that would be in the best interest of the Company, our stockholders, and our employees. Some highlights from the past year include:
•Short-Term Incentives:
For FY 2022, our annual cash incentives were based on three metrics: Total Revenue (35%), AEBITDA (35%), and personal goals (30%).
•Annual Equity Grants in 2022:
Consistent with past years, the Compensation Committee remained conceptually consistent with the prior year in the way it delivered the annual long-term equity awards by granting a mix of Performance-based Stock Units (“PSUs”) and RSUs to our executives. The PSUs link executive pay outcomes to consolidated Total Revenue and Adjusted Operating Cash Flow (“AOCF”) growth, as measured during the three-year performance period, while the RSUs granted in 2022 vest over a period of three years.
II. Compensation Philosophy and Objectives
The principal objective of the Company’s executive compensation policies is to align the executives’ incentives with the achievement of the Company’s strategic goals, which are in turn designed to enhance shareholder value. The Company designed its executive compensation policies to be both fair and reasonable considering performance, competitive with the compensation paid to executives of similarly situated companies, and to incent its executives to achieve the Company’s strategic goals, while at the same time discouraging them and other employees from taking excessive risk.
Our primary objectives can be summed up as such:
☑ Align the interests of our executives with those of stockholders;
☑ Link executive compensation to the Company’s short-term and long-term performance;
☑ Attract, motivate, and retain high performing executive officers through competitive compensation arrangements; and
☑ Promote long-term value creation and growth strategies.

Compensation Governance Practices
The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use:

WHAT WE DO	WHAT WE DON’T DO

Executive Compensation Based on Pay-for-Performance Philosophy. We align the interests of our executives and stockholders through the use of performance-based annual cash incentive compensation and service and performance-based long-term equity incentive compensation.
Allow Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.

Double-Trigger Severance Payments. A Change in Control by itself is not sufficient to trigger severance payments, or acceleration of equity vesting; it must also be accompanied by a qualifying termination.
Allow Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.

Cash and Equity Clawback Policy. We have a clawback policy regarding the recoupment of incentive compensation if an executive officer willfully committed an illegal act, fraud, intentional misconduct or gross recklessness that caused a mandatory restatement of our financials.
Reprice Stock Options without Stockholder Approval.

Stock Ownership Guidelines for Officers and Directors. Our officers and directors are required to accumulate stock holdings over a reasonable period of time that is a multiple of their respective base salaries or Board retainers, as applicable.
Allow Cash Buyouts of Underwater Stock Options without Stockholder Approval.
Independent Committee Members. Our Compensation Committee is comprised of entirely independent members.
No Defined Benefit or Supplemental Retirement Plans. We do not provide pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, other than benefits generally available to our employees.

Independent Compensation Consultant. We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.	Allow Excise Tax Gross-Ups.

Peer Group Analysis. We review total direct compensation (base salary, annual cash incentive, and long-term incentive payments) and the mix of compensation components for the NEOs relative to the peer group as one of the factors in determining if compensation is adequate to attract and retain executive officers.
Grant Excess Perquisites.

Components of Our Compensation Program
The Compensation Committee oversees our executive compensation program, which includes several elements that have been tailored to incentivize and reward specific aspects of Company performance, which our Board believes are important to delivering long-term stockholder value. Key components of our 2022 compensation program are:

Type	Element	Performance Period	Objective	Performance Measured and Rewarded (1)(2)
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance, and internal equity considerations
Short-Term Incentive Plan
Performance -based	Annual Incentive Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals	• Total Revenue (35%) • AEBITDA (35%) (1) • Individual Performance Goals (30%)
Long-Term Incentive Plan
Performance -based	PSUs (50%)	Long-Term	Supports the achievement of long-term financial objectives and share price	•Total Revenue, (50%) AOCF (50%)(2) •Three-year performance period
Time-based	RSUs (50%)	Long-Term	Aligns the interests of management and stockholders and supports share price growth	• Vests ratably over three years
(1)We define AEBITDA, on a consolidated basis, as adjusted earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, non-recurring litigation costs net of settlements received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. For additional information related to AEBITDA, refer to Appendix A: Unaudited Reconciliation of Selected Financial GAAP to non-GAAP measures.
(2)We define AOCF as the Company's AEBITDA reduced by capital expenditures as reported in the Company's annual earnings release filed as an exhibit to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission. For additional information related to AEBITDA and AOCF, refer to Appendix A: Unaudited Reconciliation of Selected Financial GAAP to non-GAAP measures.

2022 Target Total Compensation
Consistent with our desire to align pay and performance, we take the above-mentioned elements and more heavily weight their distribution towards variable (or, “at-risk”) compensation. Although our Compensation Committee does not target a specific allocation for each pay element, the Compensation Committee attempts to deliver an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following target pay mix allocation charts.
Note: The target pay mix includes annual base salaries, target annual cash incentives and grant date fair values of equity awards issued in connection with the annual grant. The CEO Pay Mix excludes 50,000 equity awards that Mr. Taylor received in connection with his promotion to CEO. These awards consisted of RSUs that vest over a three-year period from the date of grant of April 1, 2022.
2022 Say on Pay Results
At our 2022 Annual Meeting of Stockholders, our Say on Pay proposal received the support of approximately 98.4% of the shares voted, which we believe indicates strong support for our compensation program and practices. Our Compensation Committee believes the support for our ongoing efforts to improve and refine our compensation program, and further align management and stockholder interests was reflected in the strong support for our 2022 Say on Pay proposal. Therefore, the Compensation Committee did not make any changes to our 2022 compensation program directly as a result of the Say on Pay vote.

III. Compensation Decision Making Process
Role of the Board
Our Board has a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes it to review and approve or to recommend for approval to the full Board, the compensation of our Chief Executive Officer and other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters.
Role of the Compensation Committee
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer considering the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives, and based in part on the recommendations from our Chief Executive Officer, approves the compensation of these executives. Our Compensation Committee may delegate its authority to subcommittees, but retains, and does not delegate, any of its responsibility to determine executive compensation.

Role of Management
At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our Chief Executive Officer assess the performance of, and our goals and objectives for, certain other officers as deemed appropriate, including our other NEOs. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards, and other pay during the year. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed except at the request of the Compensation Committee.
Role of Compensation Consultants
Pursuant to the authority granted in their charters, the Compensation Committee and the Nom Gov Committee may engage independent compensation consultants. In September 2022, the Compensation Committee replaced Aon with Mercer to provide the Compensation Committee and/or the Nom Gov Committee, as requested, with independent consulting and advisory services related to executive and director compensation philosophy and strategy, short and long-term incentive plan designs, pay-for-performance analysis, reporting disclosures, communications, and other topics, including ESG strategy and related regulatory actions, developments, and trends. The consultants report directly to the Compensation Committee and/or the Nom Gov Committee, who may replace the consultants or hire additional consultants at any time. The compensation consultants attend meetings of the Compensation Committee and/or the Nom Gov Committee, as requested, and may communicate with the Chair of the Compensation Committee and/or the Nom Gov Committee between meetings.
In 2022, the compensation consultant, Aon, provided advisory services to the Compensation Committee which covered, but were not limited to:

•compensation philosophy
•incentive plan designs
•executive job compensation analysis
•CD&A disclosure
Mercer was engaged in September 2022 as the consultant to the Compensation Committee and/or Nom Gov Committee related to 2023 executive and director compensation programs.
None of the Company’s management participated in the Compensation Committee’s decision to retain the compensation consultants; however, the Company’s management regularly interacted with the compensation consultants and provided information upon the compensation consultants’ request. The compensation consultants reported directly to our Compensation Committee with respect to executive compensation matters, and the Compensation Committee may replace the compensation consultant(s) or hire additional consultants at any time. The compensation consultants attended meetings of our Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee between meetings; however, our Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.
Our Compensation Committee regularly reviews the services provided by its outside consultants and believes that the compensation consultants are independent in providing executive compensation consulting services. Our Compensation Committee and Nom Gov Committee each conducted specific reviews of each committee’s relationship with the compensation consultants in 2022, and independently determined that the compensation consultants’ work for the Compensation Committee and/or Nom Gov Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC, and the NYSE. In making this determination, the Compensation Committee and Nom Gov Committee each noted that during 2022:
•The compensation consultants did not provide any services to the Company or its management, other than services to our Compensation Committee and the Nom Gov Committee, and its services were limited to executive and director compensation consulting and services related to ESG trends, compliance, and disclosure;
•Fees from the Company were less than 1% of the compensation consultants’ total revenue;
•None of the compensation consultants who worked on Company matters had any business or personal relationship with the Compensation Committee or Nom Gov Committee members;
•None of the compensation consultants who worked on Company matters had any business or personal relationship with executive officers of the Company; and
•None of the compensation consultants who worked on Company matters directly own Company stock.
Our Compensation Committee continues to monitor the independence of its compensation consultants on a periodic basis.

Compensation Risk Oversight
The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking. Further, the Compensation Committee has endorsed and adopted several measures to further discourage risk-taking, such as robust stock ownership guidelines for its executives and non-employee directors, and a clawback policy that grants the Compensation Committee broad discretion to recover incentive awards from executive and Section 16 officers in the unlikely event that incentive plan award decisions were based on financial results that are subsequently restated.

IV. Compensation Competitive Analysis
The Compensation Committee worked with its independent compensation consultant, Aon, to create a meaningful 2022 peer group for the purposes of assessing the competitiveness and appropriateness of the Company’s NEO compensation in the market. To formulate this 2022 peer group, the Compensation Committee looked to identify two types of businesses: Games and FinTech, which represent the two core operations of the Company. From there, the Compensation Committee and its independent compensation consultant screened potential peers for similar size and complexity, using revenue, market capitalization, and enterprise value as its guiding metrics.
Given the complexities and volatility of the industry, the Compensation Committee believes it is not appropriate to rigidly benchmark executive pay to a specific percentile of the group. Instead, the Compensation Committee uses the comparative data merely as a reference point in exercising its judgment about compensation design and setting appropriate target pay levels.
Our 2022 peer group consists of the following companies:

Comparator Company	Ticker	Type
ACI Worldwide, Inc.	ACIW	FinTech
Bread Financial Holdings, Inc. (fka Alliance Data Systems Corporation)	BFH	FinTech
EVERTEC, Inc.	EVTC	FinTech
Green Dot Corporation	GDOT	FinTech
MoneyGram International, Inc.	MGI	FinTech
Shift4 Payments, Inc.	FOUR	FinTech
Accel Entertainment, Inc.	ACEL	Gaming
Golden Entertainment, Inc.	GDEN	Gaming
International Game Technology PLC	IGT	Gaming
Light & Wonder, Inc. (fka Scientific Games Corporation)	LNW	Gaming
PlayAGS, Inc.	AGS	Gaming
SciPlay Corporation	SCPL	Gaming
12 Peers
2023 Peer Group
In accordance with our annual process, the Compensation Committee reviewed our peer group in October 2022. After consideration of data and perspective provided by Mercer, the Compensation Committee adjusted the peer group including the elimination of one company and the addition of five companies. Bread Financial Holdings, Inc. (fka Alliance Data Systems Corporation) was eliminated from the peer group as the Compensation Committee believed its business model was no longer sufficiently aligned with ours. The five companies added to the peer group included Black Knight, Fair Isaac, GAN Limited, Inspired Entertainment, and Playtika. The additional companies aligned with industry, business model, size and performance criteria that we used to assess the peer group, and continue to represent a balance of companies in the Gaming and FinTech industries. The revised peer group is being used to help inform the Company’s 2023 executive compensation programs.

V. Elements of Compensation
The Company’s executive compensation policy is simple and transparent in design, and consists primarily of base salary, annual cash incentive awards, and long-term equity incentive awards for fiscal year 2022.
Base Salary Compensation
Base salary compensation is intended to provide an appropriate level of assured cash compensation that is sufficient to retain the services of our executives. Base salary compensation is reviewed annually in connection with the Company’s performance review process, and is determined based upon the following factors:
•Position and responsibility;
•Job performance, and expected contribution to the Company’s future performance;
•Market factors, including the market compensation profile for similar jobs and the need to attract and retain qualified candidates for high demand positions;
•Internal value of the executive’s role based on the relative importance of the job as compared to the Company’s other executive officers, as measured by the scope of responsibility and performance expectations; and
•Retention risk and the Company’s need to retain high performing and high potential executives.
In February 2022, the Compensation Committee approved the following base salaries, effective April 1, 2022, for our NEOs:

NEO	2022 Base salary	2021 Base salary
Michael D. Rumbolz(1)	$200,000	$750,000
Randy L. Taylor(2)	$700,000	$550,000
Mark F. Labay(3)	$425,000	$350,000
Dean A. Ehrlich	$425,000	$425,000
Darren Simmons	$400,000	$400,000
David J. Lucchese	$400,000	$400,000
___________________
(1)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chair of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022. In connection with his transition, Mr. Rumbolz’s base salary was adjusted from $750,000 to $200,000.
(2)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022. In connection with his promotion, including his increased responsibilities, Mr. Taylor’s base salary was increased from $550,000 to $700,000.
(3)As of April 1, 2022, Mr. Labay’s base salary increased from $350,000 to $425,000, commensurate with his responsibilities and in connection with the terms set forth in his employment agreement.
Annual Incentives
Our NEOs were eligible for the 2022 annual incentive plan, consistent with the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual incentive bonuses for achieving predetermined individual and Company performance goals.
Each NEO’s annual incentive bonus target is established as a percentage of base salary. Such target bonus percentage was either negotiated and set forth in the NEO’s employment agreement or otherwise established by the Compensation Committee.
The following targets were effective in 2022:

Name	Target
(As a % of base salary)
Michael D. Rumbolz(1)	50%
Randy L. Taylor(2)	100%
Mark F. Labay	75%
Dean A. Ehrlich	75%
Darren Simmons	75%
David J. Lucchese	75%
___________________

(1)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chair of the Board. Under this arrangement, Mr. Rumbolz was eligible to receive a bonus at a target of 50% of his then base salary upon the achievement of certain criteria, consistent with other executives, under the Company’s non-equity incentive plan. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022, for which he was eligible to receive a bonus at a target of 125% of his then base salary upon the achievement of certain criteria, consistent with other executives, under the Company’s non-equity incentive plan.
(2)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Under his arrangement, Mr. Taylor was eligible to receive a bonus at a target of 100% of his then base salary under the Company’s non-equity incentive plan. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022, for which he was eligible to receive a bonus at a target of 75% of his then base salary. Mr. Taylor also received a one-time bonus of $50,000 in connection with his new position.
2022 Annual Incentive Performance Metrics
For 2022, the Company’s annual incentive plan for executives consisted of two financial performance metrics along with individual personal goals with the following weightings:

Name	Total Revenue	AEBITDA(1)	Personal Goals
Michael D. Rumbolz(2)	35.0%	35.0%	30.0%
Randy L. Taylor	35.0%	35.0%	30.0%
Mark F. Labay	35.0%	35.0%	30.0%
Dean A. Ehrlich	35.0%	35.0%	30.0%
Darren Simmons	35.0%	35.0%	30.0%
David J. Lucchese	35.0%	35.0%	30.0%
___________________
(1)For additional information related to AEBITDA, refer to Appendix A: Unaudited Reconciliation of Selected Financial GAAP to non-GAAP measures.

The goals associated with the Total Revenue and AEBITDA components of the annual incentive plan and the associated payouts were as follows:

	Performance	Performance	Payout
Component	Threshold	Target	Target
Total Revenue	$710.0	$760.3	100%
AEBITDA	$365.0	$378.5	100%

The Individual Performance Goals related to Corporate Strategy, Leadership, and Enhancing Customer and Community Relationships, including:

Corporate Strategy
•Continue to lead in product innovation and technology for the gaming industry.
•Introduce best-in-class products and services to our customers.
•Maintain and expand the Company’s operating footprint in current and additional jurisdictions through technology development and geographic expansion.
•Enhance the Company’s offerings through new products, strategic partnerships, or acquisitions to achieve growth targets.

Leadership
•Continue developing a more diverse and inclusive culture.
•Attract, inspire, and retain the best available talent through innovative compensation and benefit plans.
•Identify and mentor prospective NEO successors.

Enhance Customer and Community Relationships
•Amplify the Company’s customer service efforts with increased efficiency and additional effective resources to strive for increased levels of customer confidence in our products and service.
•Focus on employee work-life balance to increase talent retention and better align employees with the Company’s values.
•Continue to support the Company’s ESG initiatives

2022 Performance and Actual Payouts
For the year ended December 31, 2022, the Compensation Committee determined performance against the annual incentive performance metrics as follows:
•100% of the Total Revenue goal; and therefore, 35% of the target bonus.
•67% of the AEBITDA goal; and therefore 24% of the target bonus.
•55% of the individual goal; and therefore, 16% of the target bonus. The Board determined the individual goal payout based on an assessment against the individual performance goals above as well as based on an assessment of the overall performance of the Company relative to expectations of shareholders.

	Performance	Payout	Weighted Payout
	Actual (in thousands)	%	%
Total Revenue	$782.50	100%	35%
AEBITDA	$374.10	67%	24%
Individual Goals		55%	16%
Total			75%

The Compensation Committee determined to award the following amounts:

Name	Base salary		Target short-term incentive opportunity as a % of base salary	Target short-term incentive opportunity ($)	Total short-term incentive payment (1)		Achieved short-term incentive opportunity as a % of target(2)
Michael D. Rumbolz	$200,000	(3)	50%	$100,000	$231,601	(4)	75%
Randy L. Taylor	700,000	(5)	100%	700,000	471,241	(6)	75%
Mark F. Labay	425,000		75%	318,750	239,062		75%
Dean A. Ehrlich	425,000		75%	318,750	239,062		75%
Darren Simmons	400,000		75%	300,000	225,000		75%
David J. Lucchese	400,000		75%	300,000	225,000		75%
_______________
(1)Short-term incentive payments divided by target short-term incentive opportunity amounts may result in different percentage calculations as compared to the achieved short-term incentive opportunity due to proration and salary adjustments that occurred during the year.
(2)The short-term incentive opportunity achievement as a percentage of target of 75% was determined and approved by the Compensation Committee based on: (i) Total Revenue at 35% of the target bonus; (ii) AEBITDA at 24% of the target bonus; and (iii) individual goals at 16% of the target bonus.
(3)As of April 1, 2022, Mr. Rumbolz began serving as Executive Chair of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022. In connection with his transition, Mr. Rumbolz’s base salary was adjusted from $750,000 to $200,000.
(4)For his service as Chief Executive Officer, Mr. Rumbolz received a bonus of $175,300 that represented the prorated portion of his then annual target bonus of $937,500 from January 1, 2022 to March 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan. For his service as Executive Chair, Mr. Rumbolz received a bonus of $56,301 that represented the prorated portion of his then annual target bonus of $100,000 from April 1, 2022 to December 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan.
(5)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022. In connection with his promotion, including his increased responsibilities, Mr. Taylor’s base salary was increased from $550,000 to $700,000.
(6)For his service as President and Chief Operating Officer, Mr. Taylor received a bonus of $77,131 that represented the prorated portion of his then annual target bonus of $412,500 from January 1, 2022 to March 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan. For his service as President and Chief Executive Officer, Mr. Taylor received a bonus of $394,110 that represented the prorated portion of his then annual target bonus of $700,000 from April 1, 2022 to December 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan.
Long-Term Equity Incentive Awards
We believe the award of stock-based compensation and incentives is an effective way of aligning our executives’ interests with the goal of enhancing stockholder value. Due to the direct relationship between the value of an equity award and the Company’s stock price, we believe that equity awards motivate executives to manage the Company’s business in a manner that is consistent with stockholder interests. Through the grant of RSUs that vest over time, we can align executives’ interests with the long-term interests of our stockholders who seek appreciation in the value of our Common Stock.
With the grant of PSUs, we pay for performance, align executives with key financial metrics, and pay executives in a manner consistent with a common market-based compensation approach.
Annual RSU grants generally vest and become fully exercisable over a three-year period. Correspondingly, annual PSU grants may be earned based on performance as measured during a three-year performance period, as approved by the Compensation Committee.
The principal factors considered in granting RSUs and PSUs and determining the size of grants to executives were prior performance, level of responsibility, and the executive’s ability to influence the Company’s long-term growth and profitability, and competitive market compensation levels. Our Compensation Committee does not apply a quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the executive’s past performance as well as anticipated future performance.

2022 Annual Equity Awards
For 2022, the NEOs, other than the Executive Chair, received equity grants in the following manner: (a) 50% of the annual awards issued were PSUs, for which vesting will be evaluated by our Compensation Committee during the three-year performance period, through December 31, 2024 as a result of certain Total Revenue and AOCF metrics being met, with achievement of each metric being determined independent of one another, and (b) 50% of the annual awards issued were RSUs, which vest in equal annual installments over a period of three years in order to continue to incentivize, motivate, and retain the executives, while further strengthening and demonstrating the alignment of management and stockholder interests. In addition to the annual equity grant, Mr. Taylor received 50,000 RSUs that vest over a three-year period from the date of grant of April 1, 2022 in connection with his new role as President and Chief Executive Officer.
For 2022, the Executive Chair received annual equity awards that were RSUs, which vest on the first anniversary of the date of grant.
With respect to the 2022 PSUs, the number of awards to be earned range from 0% to 200% of target based on the achievement of Total Revenue and AOCF metrics and are measured during the three-year period ending on December 31, 2024. The specific targets associated with these metrics have not been disclosed due to competitive harm, and our Compensation Committee believes the goals are challenging and require significant performance.
Vesting of 2020 PSUs
On May 26, 2020, executives were granted PSUs related to the Company’s 2020 annual grant of equity awards. The number of PSUs that could be earned and vested was based on performance over a three-year performance period beginning January 1, 2020 and ending December 31, 2022. In connection with the PSUs granted in 2020, which were based on the Company’s Total Revenue and revenue growth rate as compared to the revenue growth rate of an identified peer group, these awards were approved by the Compensation Committee and are expected to be issued on May 26, 2023 to certain executives at 200% of target as a result of the performance levels achieved. Goals and actual achievement are as follows:

($ in millions)	Revenue Growth Rate as compared to Peer Group (1)	Total Revenue (in millions)
Threshold (50% Achievement)	equal to or greater than Peer Group &	Less than $460.0
Target (100% Achievement)	equal to or greater than Peer Group &	$460.0
Maximum (200% Achievement)	equal to or greater than Peer Group &	$520.0
Actual	greater than Peer Group &	$782.5
PSU Award Achievement	200.0%

(1) Peer group is defined as PlayAGS, Inc. (NYSE: AGS), Scientific Games Corporation (NASDAQ: SGMS), and International Game Technology PLC (NYSE: IGT).

VI. Additional Compensation Policies and Practices
Equity Ownership Policy
The Company and its stockholders are best served by a board and executives that manage the business with a long-term perspective. As such, the Company maintains an Equity Ownership Policy as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors, NEOs, and other executives (each, a “Covered Person”). Upon the recommendation of the Nom Gov Committee, the Board updated the Company’s Equity Ownership Policy as a result of the newly created position of Executive Chair of the Board to include that the share ownership holding requirement for the Executive Chair be a multiple of six times the annual base salary of the position, and the share ownership holding requirement for an executive holding a joint position shall be the higher of the associated requirements (i.e., the President and Chief Executive Officer shall be required to hold six times the annual base salary for the position.)
The Compensation Committee receives periodic reports of the ownership achieved by each Covered Person. Until such time as such Covered Person satisfies the equity ownership requirement, the achievement level of ownership will be determined by reference to the average closing stock price of our Common Stock during the twelve-month period ended immediately prior to the determination date.
If, after a Covered Person’s achievement date, the number of shares the Covered Person is required to own increases as a result of a decline in stock price, the Covered Person’s compliance with these guidelines will not be impacted as long as such Covered Person continues to hold the number of shares he or she had at the time on the achievement date for the duration of their tenure of employment or service with the Company. A Covered Person is not required to “buy up” to a new number of shares needed to meet the ownership requirements after the Covered Person’s achievement date.

If, after a Covered Person’s achievement date, a Covered Person’s share ownership requirement increases as a result of a promotion, base salary increase or increase in retainer, the period to achieve compliance with respect to the incremental increase in share ownership will begin on the date of the change event and end on the second anniversary of the change event. For example, if the Covered Person received a 10% increase in salary, within two years following the change event, the Covered Person would then be required to acquire shares corresponding to the share ownership requirements of the 10% higher salary increment.
The following table sets forth the required salary multiples for each category of person subject to the policy:

Covered Persons	Required Salary Multiple
Executive Chair of the Board	6x annual base salary
Chief Executive Officer	6x annual base salary
President	4x annual base salary
Other NEOs and Chief Financial Officer	3x annual base salary
Other Executive Vice Presidents	2x annual base salary
Other Senior Vice Presidents	1x annual base salary
Non-Employee Directors	5x annual cash retainer
The value of the following types of Company stock or stock options owned by or granted to Covered Persons qualifies toward the participant’s attainment of the target multiple of pay:
•Shares owned outright/shares beneficially owned (including by a family member and/or in a trust);
•Vested restricted stock, where time- or performance-based;
•Shares owned through the Company’s 401(k) plan (if applicable); and
•Shares underlying vested, but unexercised, stock options (based on the excess of the market price of the stock over the exercise price and after deducting applicable tax withholding obligations).
As of the filing of this Proxy, the Covered Persons either met the ownership guidelines or were within the phase-in period.
Clawback Policy
The Board of the Company adopted a Clawback Policy in February 2016, and updated the policy in July 2021, which entitles the Company to recover certain compensation previously paid to its Covered Persons. The policy provides that, in the event of a restatement of the Company’s financial statement for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Covered Person. The Clawback Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. For purposes of this policy, incentive compensation includes any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct, or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by a Covered Person, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Covered Person engaged in the misconduct or was in a position, including in a supervisory role, to have been able to reasonably prevent the misconduct that caused the restatement. The Company intends to timely adopt any changes to its Clawback Policy that may be necessary to comply with the final NYSE listing standards implementing the requirements of Exchange Act Rule 10D-1.

Anti-Hedging and Anti-Pledging Policies
Under our Insider Trading Policy, Covered Persons, as well as other designated employees such as Senior Vice Presidents, Corporate or segment Controllers and similar employees, are prohibited from engaging in the following activities with respect to the Company’s Common Stock:
•Hedging or monetization transactions involving our securities; and
•Pledging our securities or holding our securities in a margin account as collateral for a loan.
Our Insider Trading Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. As of the date of this Proxy Statement, no shares of Company Common Stock were hedged or pledged by any Covered Person.
Tax Considerations
In setting compensation, the Compensation Committee and management considered that for taxable years beginning after December 31, 2017, the exemption from Code Section 162(m)’s deduction limit that formerly existed for certain “performance-based” compensation was repealed (except for certain grandfathered compensation arrangements that were in effect as of November 2, 2017). Accordingly, we expect that compensation awarded to our executives who are “covered employees” under Section 162(m) will not be deductible to the extent that it results in compensation above the $1.0 million threshold established under Section 162(m). Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any grandfathered compensation awarded in prior years will be fully tax deductible when paid. Notwithstanding repeal of the exemption for “performance-based” compensation, the Compensation Committee intends to operate our executive compensation program in a manner that they believe best aligns compensation with our pay-for-performance philosophy.
Retirement Plans
We have established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
Severance Benefits
To retain the ongoing services of our NEOs, we have provided the assurance and security of severance benefits and change in control payments, which are described below under the caption “Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
We believe that these severance benefits and change in control payments reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and that providing such benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that these benefits are appropriate in size relative to the overall value of the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Maureen T. Mullarkey (Chair) Geoffrey P. Judge Linster W. Fox Atul Bali Secil Tabli Watson Paul W. Finch, Jr. Debra L. Nutton

Compensation of Named Executive Officers
2022 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered in 2022, 2021, and 2020 by the NEOs.

Name and principal position	Year	Salary		Bonus		Stock awards (1)(2)		Non-equity incentive plan compensation(3)		All other compensation(4)	Total
Michael D. Rumbolz(5)	2022	$337,123	(6)	$—		$217,080		$231,601	(7)	$20,767	$806,571
Executive Chair	2021	750,000		—		1,315,116		1,171,875		25,961	3,262,952
of the Board	2020	695,000		—		1,585,092		150,000		19,911	2,450,003

Randy L. Taylor(8)	2022	662,603	(9)	50,000	(10)	3,470,706	(11)	471,241	(12)	26,570	4,681,120
President and Chief Executive	2021	543,462		—		1,489,752		509,848		22,888	2,565,950
Officer	2020	490,885		—		1,234,014		76,865		16,326	1,818,090

Mark F. Labay	2022	425,000		—		904,500		239,062		20,714	1,589,276
Executive Vice President,	2021	336,923		75,000		876,744		316,565		16,887	1,622,119
Chief Financial Officer and Treasurer	2020	285,923		—		498,680		40,366		6,164	831,133

Dean A. Ehrlich	2022	425,000		—		602,397		239,062		21,996	1,288,455
Executive Vice President,	2021	425,000		125,000		702,108		398,438		19,602	1,670,148
Games Business Leader	2020	404,962		—		607,806		62,807		12,154	1,087,729

Darren Simmons	2022	400,000		—		562,599		225,000		22,377	1,209,976
Executive Vice President,	2021	399,385		—		702,108		375,000		20,627	1,497,120
FinTech Business Leader	2020	349,385		—		603,497		54,000		13,816	1,020,698

David J. Lucchese	2022	400,000		—		542,700		225,000		26,639	1,194,339
Executive Vice President,	2021	400,000		—		657,558		375,000		24,889	1,457,447
Sales and Marketing	2020	381,308		—		590,520		59,057		17,647	1,048,532
___________________
(1)Represents the fair value of the stock awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the applicable periods.
(2)Excluding Mr. Rumbolz, who received time-based awards that fully vest on the first anniversary of the date of grant, the awards granted in 2022 were comprised of both RSUs and PSUs with respect to the annual grant: (a) with 50% being RSUs that will vest at a rate of one third per year on each of the first three anniversaries of the grant dates; and (b) with 50% being PSUs for which vesting will be evaluated by our Compensation Committee during the three-year performance period, through December 31, 2024, based on Total Revenue and AOCF metrics based on achievement at the target level of performance. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The values of the PSUs for each NEO, assuming that maximum performance is achieved, are as follows: Mr. Taylor: $2,413,206; Mr. Labay: $904,500; Mr. Ehrlich: $602,397; Mr. Lucchese: $542,700; Mr. Simmons: $562,599.

(3)Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.
(4)Includes contributions made by the Company under its 401(k) plan, the cost of short-term and long-term disability coverage, the cost of group term life insurance and executive disability insurance, among other considerations. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(5)Mr. Rumbolz served as Chief Executive Officer until April 1, 2022, at which point he began serving as Executive Chair of the Board for the remainder of 2022.
(6)During his service as Chief Executive Officer, Mr. Rumbolz received compensation of $186,986 that represented the prorated portion of his then annual salary of $750,000 from January 1, 2022 to March 31, 2022. During his service as Executive Chair, Mr. Rumbolz received compensation of $150,137 that represented the prorated portion of his then annual salary of $200,000 from April 1, 2022 to December 31, 2022.
(7)During his service as Chief Executive Officer, Mr. Rumbolz received a bonus of $175,300 that represented the prorated portion of his then annual target bonus of $937,500 from January 1, 2022 to March 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan. During his service as Executive Chair, Mr. Rumbolz received a bonus of $56,301 that represented the prorated portion of his then annual target bonus of $100,000 from April 1, 2022 to December 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan.
(8)Mr. Taylor served as President and Chief Operating Officer until April 1, 2022, at which point he began serving as President and Chief Executive Officer for the remainder of 2022.
(9)During his service as President and Chief Operating Officer, Mr. Taylor received a salary of $137,124 that represented the prorated portion of his then annual salary of $550,000 from January 1, 2022 to March 31, 2022. During his service as President and Chief Executive Officer, Mr. Taylor received a salary of $525,479 that represented the prorated portion of his annual salary of $700,000 from April 1, 2022 to December 31, 2022.
(10)Mr. Taylor received a one-time bonus paid in connection with his new role as President and Chief Executive Officer.
(11)In addition to the annual grant of equity awards, Mr. Taylor received RSUs in connection with his new role as President and Chief Executive Officer.
(12)During his service as President and Chief Operating Officer, Mr. Taylor received a bonus of $77,131 that represented the prorated portion of his then annual target bonus of $412,500 from January 1, 2022 to March 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan. During his service as President and Chief Executive Officer, Mr. Taylor received a bonus of $394,110 that represented the prorated portion of his then annual target bonus of $700,000 from April 1, 2022 to December 31, 2022 upon the achievement of certain criteria at the approved payout level consistent with other executives under the Company’s non-equity incentive plan.

Grants of Plan-Based Awards
The following table sets forth certain information concerning grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2022:

		Estimated future payouts under non-equity incentive plan compensation(1)			Estimated future payouts under equity incentive plan compensation(2)			All other stock awards: number of shares of stock units (#)		Grant date fair value of stock awarded ($)(3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Rumbolz		$—	$231,601	—	—	—	—	—		$—
	5/3/2022	—	—	—	—	—	—	12,000	(4)	217,080

Randy L. Taylor		—	471,241	—	—	—	—	—		—
	4/1/2022	—	—	—	—	—	—	50,000	(5)	1,057,500
	5/3/2022	—	—	—	33,350	66,700	133,400	66,700	(4)	2,413,206

Mark F. Labay		—	239,062	—	—	—	—	—		—
	5/3/2022	—	—	—	12,500	25,000	50,000	25,000	(4)	904,500

Dean A. Ehrlich		—	239,062	—	—	—	—	—		—
	5/3/2022	—	—	—	8,325	16,650	33,300	16,650	(4)	602,397

Darren Simmons		—	225,000	—	—	—	—	—		—
	5/3/2022	—	—	—	7,775	15,550	31,100	15,550	(4)	562,599

David J. Lucchese		—	225,000	—	—	—	—	—		—
	5/3/2022	—	—	—	7,500	15,000	30,000	15,000	(4)	542,700

______________
(1)Represents the amounts potentially payable to the NEOs under the Company’s annual incentive plan. A more detailed discussion of how the target and maximum amounts are determined is found in the Elements of Compensation disclosure reflected in our CD&A section.
(2)The PSUs to be earned range from 0% to 200% of the target number shown above based on the achievement of Total Revenue and AOCF metrics and are measured during the three-year period ending on December 31, 2024.
(3)Represents the grant date fair value of stock awarded to the NEOs, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in the valuation, we refer you to the notes to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
(4)Represents the RSUs granted in May 2022 that vest over a period of three years from the date of grant, other than the awards granted in May 2022 for Mr. Rumbolz, which fully vest one year after the date of the grant.
(5)Represents the RSUs granted in April 2022 that vest over a period of three years from the date of the grant.

Outstanding Equity Awards
The following table sets forth certain information for our NEOs reflecting outstanding, unexercised, exercisable option awards and unvested stock awards granted under our equity incentive plan(s), including RSUs and PSUs, at December 31, 2022:

Option awards					Stock awards
Name	Date granted	Number of securities underlying unexercised exercisable options	Option exercise price	Option expiration date	Number of shares or units of unvested stock		Market value of number of shares or units of unvested stock	Equity incentive plan awards: number of shares or units of unearned unvested stock		Equity incentive plan awards: market or payout value of unearned shares or units of stock that have not vested
Michael D. Rumbolz	5/2/2014	50,000	$6.59	5/2/2024	—		$—	—		$—
	2/13/2016	465,116	2.78	2/13/2026	—		—	—		—
	3/8/2017	372,093	3.29	3/8/2027	—		—	—		—
	5/1/2019	—	—	—	47,250	(1)	678,038	—		—
	5/26/2020	—	—	—	28,871	(2)	414,299	—		—
	5/3/2022	—	—	—	12,000	(3)	172,200	—		—

Randy L. Taylor	5/2/2014	60,000	$6.59	5/2/2024	—		$—	—		$—
	5/13/2016	265,000	1.46	5/13/2026	—		—	—		—
	3/8/2017	212,000	3.29	3/8/2027	—		—	—		—
	5/1/2019	—	—	—	19,000	(1)	272,650	—		—
	4/1/2020	—	—	—	2,776	(2)	39,836	—		—
	5/26/2020	—	—	—	170,000	(4)	2,439,500	—		—
	5/26/2020	—	—	—	28,333	(5)	406,579	—		—
	5/19/2021	—	—	—	—		—	41,800	(6)(7)	599,830
	5/19/2021	—	—	—	27,866	(5)	399,877	—		—
	4/1/2022	—	—	—	50,000	(5)	717,500	—		—
	5/3/2022	—	—	—	—		—	66,700	(8)(9)	957,145
	5/3/2022	—	—	—	66,700	(5)	957,145	—		—

Mark F. Labay	5/13/2016	50,000	$1.46	5/13/2026	—			—		$—
	3/8/2017	45,000	3.29	3/8/2027	—			—		—
	5/1/2019	—	—	—	4,250	(1)	60,988	—		—
	4/1/2020	—	—	—	3,333	(5)	47,829	—		—
	5/26/2020	—	—	—	70,000	(4)	1,004,500	—		—
	5/26/2020	—	—	—	11,666	(5)	167,407	—		—
	5/19/2021	—	—	—	—		—	24,600	(6)(7)	353,010
	5/19/2021	—	—	—	16,400	(5)	235,340	—		—
	5/3/2022	—	—	—	—		—	25,000	(8)(9)	358,750
	5/3/2022	—	—	—	25,000	(5)	358,750	—		—

Dean A. Ehrlich	12/8/2016	130,000	$2.40	12/8/2026	—		$—	—		$—
	3/8/2017	212,000	3.29	3/8/2027	—		—	—		—
	5/1/2019	—	—	—	9,000	(1)	129,150	—		—
	5/26/2020	—	—	—	80,000	(4)	1,148,000	—		—
	5/26/2020	—	—	—	13,333	(5)	191,329	—		—
	5/19/2021	—	—	—	—		—	19,700	(6)(7)	282,695
	5/19/2021	—	—	—	13,133	(5)	188,459	—		—
	5/3/2022	—	—	—	—		—	16,650	(8)(9)	238,928
	5/3/2022	—	—	—	16,650	(5)	238,928	—		—

Option awards					Stock awards
Name	Date granted	Number of securities underlying unexercised exercisable options	Option exercise price	Option expiration date	Number of shares or units of unvested stock		Market value of number of shares or units of unvested stock	Equity incentive plan awards: number of shares or units of unearned unvested stock		Equity incentive plan awards: market or payout value of unearned shares or units of stock that have not vested
Darren Simmons	3/6/2013	12,453	$7.09	3/6/2023	—		$—	—		$—
	5/2/2014	45,000	6.59	5/2/2024	—		—	—		—
	4/22/2015	75,000	7.74	4/22/2025	—		—	—		—
	5/13/2016	50,000	1.46	5/13/2026	—		—	—
	3/8/2017	50,000	3.29	3/8/2027	—		—	—		—
	5/1/2019	—	—	—	9,000	(1)	129,150			—
	4/1/2020	—	—	—	2,333	(5)	33,479	—		—
	5/26/2020	—	—	—	80,000	(4)	1,148,000			—
	5/26/2020	—	—	—	13,333	(5)	191,329	—		—
	5/19/2021	—	—	—	—		—	19,700	(6)(7)	282,695
	5/19/2021	—	—	—	13,133	(5)	188,459	—		—
	5/3/2022	—	—	—	—		—	15,550	(8)(9)	223,143
	5/3/2022	—	—	—	15,550	(5)	223,143	—		—

David J. Lucchese	3/6/2013	38,398	$7.09	3/6/2023	—		$—	—		$—
	5/2/2014	100,000	6.59	5/2/2024	—		—	—		—
	5/13/2016	215,000	1.46	5/13/2026	—		—	—		—
	3/8/2017	212,000	3.29	3/8/2027	—		—	—		—
	5/1/2019	—	—	—	5,000	(1)	71,750	—		—
	4/1/2020	—	—	—	2,500	(5)	35,875	—		—
	5/26/2020	—	—	—	75,000	(4)	1,076,250	—		—
	5/26/2020	—	—	—	12,500	(5)	179,375	—		—
	5/19/2021	—	—	—	—		—	18,450	(6)(7)	264,758
	5/19/2021	—	—	—	12,300	(5)	176,505	—		—
	5/3/2022	—	—	—	—		—	15,000	(8)(9)	215,250
	5/3/2022	—	—	—	15,000	(5)	215,250	—		—

___________________
(1)These equity awards vest annually over a period of four years from the date of grant.
(2)These equity awards vest monthly over a period of three years from the date of grant.
(3)These equity awards vest fully on the one-year anniversary of the date of grant.
(4)The amounts in the table for the 2020 PSUs, which were based on the Company’s Total Revenue and revenue growth rate as compared to the revenue growth rate of an identified peer group, have been presented at the maximum amount of awards representing 200% of target, which were earned as a result of the performance levels achieved for the performance period ended as of December 31, 2022. Such PSUs have been approved by the Compensation Committee and are expected to vest on May 26, 2023, subject to each executive’s continued employment through such date.
(5)These equity awards vest annually over a period of three years from the date of grant.
(6)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee as measured by a performance period for the year ending December 31, 2023, as a result of certain Total Revenue and FCF Growth metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant.
(7)The amounts in the table for the 2021 PSUs have been presented at target. To the extent the achievement of the performance criteria are met at the current levels of 200%, the NEOs may expect to receive the maximum amount of awards, upon the completion of the performance period, subject to Compensation Committee approval and the final vesting on the third anniversary of the date of grant.

(8)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee during the three-year performance period through December 31, 2024, as a result of certain Total Revenue and AOCF Growth metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant.
(9)The amounts in the table for the 2022 PSUs have been presented at target. To the extent the achievement of the performance criteria are met at the current levels of 100%, the NEOs may expect to receive the target amount of awards, upon the completion of the performance period, subject to Compensation Committee approval and the final vesting on the third anniversary of the date of grant.
2022 Option Exercises and Stock Vested
The following table sets forth certain information with respect to the exercise of option awards and the vesting of stock awards, including both RSUs and PSUs, related to each NEO for the fiscal year ended December 31, 2022:

	Option awards		Stock awards
	Number of shares acquired on	Value realized	Number of shares acquired on	Value realized
Name	exercise(1)	on exercise(2)	vesting(3)	on vesting(4)
Michael D. Rumbolz	19,424	$270,188	587,509	$10,196,995
Randy L. Taylor	—	—	228,213	3,964,658
Mark F. Labay	—	—	62,351	1,091,687
Dean A. Ehrlich	—	—	103,956	1,800,187
Darren Simmons	—	—	102,789	1,790,800
David J. Lucchese	—	—	67,681	1,181,971
___________________
(1)The option exercise transactions were in accordance with our Equity Ownership Policy discussed in the Additional Compensation Policies and Practices disclosure reflected in the CD&A section.
(2)The value realized on exercise is equal to (i) the closing price of our Common Stock on the date of exercise minus the exercise price of options exercised, multiplied by (ii) the number of shares that were exercised.
(3)Shares acquired on vesting for our NEOs are derived from stock awards for the following amounts: Mr. Rumbolz 232,840 RSUs and 354,669 PSUs; Mr. Taylor 85,595 RSUs and 142,618 PSUs; Mr. Labay 30,450 RSUs and 31,901 PSUs; Mr. Ehrlich 36,400 RSUs and 67,556 PSUs; Mr. Simmons 35,233 RSU’s and 67,556 PSUs; and Mr. Lucchese 30,150 RSUs and 37,531 PSUs.
(4)The value realized on vesting is equal to (i) the closing price of our Common Stock on the vesting date, multiplied by (ii) the number of shares that vested.

Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements
The Company is a party to employment agreements with our NEOs, which provide that, in the event of the termination of the executive’s employment by the Company, the executive is entitled to the severance benefits described below. The severance benefits discussed above are all subject to the executive’s execution of a release of claims in favor of the Company. The employment agreements contain restrictive covenants not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.
Mr. Rumbolz:
Effective April 1, 2023, and upon the expiration of the prior arrangement, the Company and Mr. Rumbolz entered into an Executive Chair Agreement that expires on March 31, 2025 or Mr. Rumbolz’ earlier death, incapacity or removal or resignation. Upon expiration of the Executive Chair Agreement, Mr. Rumbolz is entitled to continued group health insurance for the executive and the executive’s eligible dependents for up to eighteen months, as compared to the prior arrangement that provided for coverage for up to two years following the date of termination. Either party may terminate the agreement prior to its scheduled expiration upon 60 days’ written notice. The Executive Chair Agreement contains a restrictive covenant not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations, which was consistent with the terms set forth in the prior arrangement.
Mr. Taylor:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Taylor’s employment agreement provides for twenty-four months of salary continuation plus two times his target bonus amount payable over twenty-four months, and the continued group health coverage will be for a period of twenty-four months. Upon a termination due to death or incapacity, Mr. Taylor is entitled to base salary and employee benefits earned through the date of such death or incapacity and, until the earliest of the month in which he dies, the month in which he attains age 65, and the first month following his termination date in which he is able to work in a senior executive capacity, periodic disability payments equal to sixty percent of his then-current base salary, offset by any periodic disability payments provided under any Company disability plan. Beginning April 1, 2022, Mr. Taylor’s employment agreement is for a three-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of non-renewal.
Mr. Labay:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Labay’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Labay is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning April 1, 2020, Mr. Labay’s employment agreement is for a one-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of non-renewal.
Mr. Ehrlich:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Ehrlich’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Ehrlich is entitled to base salary and employee benefits earned through the date of such death or incapacity. Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of non-renewal.

Mr. Simmons:

In the event of termination by the Company without cause or by the executive for good reason, Mr. Simmons’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Simmons is entitled to base salary and employee benefits earned through the date of such death or incapacity. Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of non-renewal.
Mr. Lucchese:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Lucchese’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Lucchese is entitled to base salary and employee benefits earned through the date of such death or incapacity. Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of non-renewal.
Potential Payments upon Termination or Change in Control
The following table sets forth the estimated payments and benefits to the NEOs based upon: (i) a hypothetical termination without cause by the Company or for good reason by the Executive on December 31, 2022 that is not in connection with a Change in Control event; (ii) a hypothetical Change in Control event on December 31, 2022; and (iii) a hypothetical termination without cause by the Company or for good reason by the Executive on December 31, 2022 in connection with a Change in Control event:

	Termination without cause or for good reason				Change in control event	Termination without cause or for good reason following a change in control event
Name	Cash payment (1)	Benefits (2)	Acceleration of stock and options (3)	Total	Acceleration of stock and options (3)	Cash payment (1)	Benefits (2)	Acceleration of stock and options (3)	Total
Michael D. Rumbolz	$—	$18,834	$—	$18,834	$—	$—	$18,834	$1,264,536	$1,283,370
Randy L. Taylor	2,800,000	24,731	—	2,824,731	—	2,800,000	24,731	6,350,668	9,175,399
Mark F. Labay	743,750	22,364	—	766,114	—	743,750	22,364	2,464,534	3,230,648
Dean A Ehrlich	743,750	22,364	—	766,114	—	743,750	22,364	2,352,043	3,118,157
Darren Simmons	700,000	22,164	—	722,164	—	700,000	22,164	2,364,490	3,086,654
David J. Lucchese	700,000	14,125	—	714,125	—	700,000	14,125	2,179,407	2,893,532
___________________
(1)Reflects base salary and target bonus amount that would have been payable to the NEO, assuming the NEO’s termination on December 31, 2022.
(2)Estimated value of continued coverage under group health insurance plans through the end of the applicable severance period.
(3)The value attributable to the hypothetical acceleration of the vesting of any RSUs held by a NEO is determined by multiplying the number of unvested shares of RSUs accelerated by $14.35 (the closing price of our Common Stock on December 30, 2022, which represented the last trading day of the year). The value attributable to the hypothetical acceleration of the vesting of any stock option awards held by a NEO is determined by multiplying (i) the difference, if greater than zero, between the exercise price of the applicable stock option award and the closing price of our Common Stock on December 30, 2022 of $14.35 by (ii) the number of unvested shares underlying the applicable stock option. The equity awards held by the NEO that are subject to possible acceleration are described as unexercisable or not vested in the table entitled “Outstanding Equity Awards at December 31, 2022.” There were no unvested options for the NEOs as of December 31, 2022.
Pension Benefits and Nonqualified Deferred Compensation
We do not currently offer, nor do we have plans that provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of March 28, 2023 by: (i) stockholders who are beneficial owners of 5% or more of our Common Stock; (ii) directors and NEOs; and (iii) all directors and NEOs as a group.
There were 88,772,845 shares of our Common Stock issued and outstanding as of the close of business on March 28, 2023. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the close of business on March 28, 2023. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Shares beneficially owned
Name	Number	Percentage(1)
Principal stockholders
BlackRock, Inc.(2)	6,615,578	7.5
Thrivent Financial for Lutherans(3)	5,723,011	6.4
The Vanguard Group(4)	5,631,233	6.3
Directors and named executive officers(5)
Michael D. Rumbolz(6)	1,940,529	2.2
Randy L. Taylor(7)	1,054,622	1.2
David J. Lucchese(8)	758,674	*
Dean A. Ehrlich(9)	497,645	*
Darren Simmons(10)	372,552	*
Geoff P. Judge(11)	286,572	*
Mark F. Labay(12)	239,116	*
Linster W. Fox(13)	110,000	*
Maureen T. Mullarkey(14)	10,000	*
Debra L. Nutton(15)	500	*
Atul Bali(16)	—	*
Secil Tabli Watson(17)	—	*
Paul W. Finch, Jr.(18)	—	*
Directors and current named executive officers as a group (13 persons)	5,270,210	5.7
___________________
*Represents beneficial ownership of less than 1%.
(1)The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of March 28, 2022 plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the numerator and denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)As reported on Schedule 13G/A filed on January 31, 2023 for shares held by BlackRock, Inc. (“BlackRock”) as of December 31, 2022. According to the Schedule 13G/A, BlackRock has sole voting power over 6,491,391 shares, shared voting and dispositive power over no shares, and sole dispositive power over 6,615,578 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)As reported on Schedule 13G filed on February 7, 2023 for shares held by Thrivent Financial for Lutherans. (“Thrivent”) as of December 31, 2022. According to the Schedule 13G, Thrivent has sole voting and sole dispositive voting power over 148,774 shares and shared voting and dispositive power over 5,574,237. The address for Thrivent is 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402.

(4)As reported on Schedule 13G/A filed on February 9, 2023 for shares held by The Vanguard Group (“Vanguard”) as of December 30, 2022. According to the Schedule 13G/A, Vanguard has sole dispositive power over 5,451,124 shares, sole voting power over no shares, shared dispositive power over 180,109 shares, and shared voting power over 106,327 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)Includes shares owned and shares issuable upon exercise of stock options that are currently exercisable or will be within 60 days of March 28, 2023.
(6)Consists of 1,053,320 shares owned by Mr. Rumbolz and 887,209 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Rumbolz.
(7)Consists of 517,622 shares owned by Mr. Taylor and 537,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Taylor.
(8)Consists of 231,674 shares owned by Mr. Lucchese and 527,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Lucchese.
(9)Consists of 155,645 shares owned by Mr. Ehrlich and 342,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Ehrlich.
(10)Consists of 152,552 shares owned by Mr. Simmons and 220,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Simmons.
(11)Consists of 61,572 shares owned by Mr. Judge and 225,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Ms. Judge.
(12)Consists of 144,116 shares owned by Mr. Labay and 95,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Labay.
(13)Consists of 110,000 shares issuable upon the exercise of stock options that are currently exercisable or will be within 60 days for Mr. Fox.
(14)Consists of 10,000 shares owned by Ms. Mullarkey.
(15)Consists of 500 shares owned by Ms. Nutton.
(16)As of the date of this filing, Mr. Bali is not a beneficial owner of any securities, nor does he have a right to acquire beneficial ownership within 60 days.
(17)As of the date of this filing, Ms. Watson is not a beneficial owner of any securities, nor does she have a right to acquire beneficial ownership within 60 days.
(18)As of the date of this filing, Mr. Finch is not a beneficial owner of any securities, nor does he have a right to acquire beneficial ownership within 60 days.
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 with respect to shares of our Common Stock that may be issued under the Company’s equity compensation plans:

Plan category	Equity plan	Number of securities to be issued upon exercise and release of outstanding options, awards, warrants and rights		Weighted average exercise price of outstanding options, awards, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2014 Plan	3,569,648		$4.16	3,718,286
	2005 Plan	1,779,983		$8.17	—	(1)
Equity compensation plans not approved by stockholders(2)	2012 Plan	1,443,166	(3)	$3.23	—	(1)
Total		6,792,797			3,718,286
___________________
(1)No further grants or awards may be made under the 2005 and 2012 Plans.
(2)In connection with its acquisition of Everi Games Holding in December 2014, the Company assumed the awards under the predecessor 2012 Equity Incentive Plan (the “2012 Plan”), in accordance with applicable NYSE listing standards; therefore, the 2012 Plan was approved by the stockholders of the predecessor entity, and not by the Company’s stockholders. The Company elected to assume the available shares reserved for use under the 2012 Plan to grant awards following the acquisition to former employees of Everi Games Holding, and its subsidiaries and others who were not employees, directors or consultants of the Company or its subsidiaries prior to the acquisition.

(3)Consists of shares of our Common Stock subject to outstanding options assumed in connection with the acquisition of Everi Games Holding.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Taylor, our Chief Executive Officer in 2022. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Name and principal position	Year	Salary	Bonus		Stock awards		Non-equity incentive plan compensation(1)	All other compensation(2)	Total
Randy L. Taylor, President and Chief Executive Officer(3)	2022	$700,000	$50,000	(4)	$3,470,706	(5)	$525,000	$26,570	$4,772,276
Median Employee(6)	2022	82,747	—		—		14,151	4,636	101,534
Pay Ratio									47.0	x
___________________
(1)Represents the amount of non-equity incentive compensation earned for the fiscal year. Amounts earned for a calendar year are typically paid in the first quarter of the following fiscal year.
(2)Includes contributions made by the Company under its 401(k) plan, the cost of short-term and long-term disability coverage, the cost of group term life insurance and executive disability insurance, among other considerations. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(3)Effective April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022. The base salary and non-equity incentive plan compensation amounts reflected have been annualized as though Mr. Taylor began serving as President and Chief Executive Officer effective January 1, 2022 under the terms set forth in his employment agreement.
(4)Represents a one-time bonus paid to Mr. Taylor in connection with his new role as President and Chief Executive Officer. The bonus amount was not annualized as it reflected remuneration received at a single point in time under Mr. Taylor’s employment agreement serving as President and Chief Executive Officer.
(5)Represents the fair value of the stock and option awards granted to the NEO, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Annual Report on Form 10-K for the applicable periods. The stock awards amount was not annualized as it reflected remuneration received at a single point in time under Mr. Taylor’s employment agreement serving as President and Chief Executive Officer.
(6)Represents the total annual compensation of the median (i.e. middle-most) employee, excluding the Chief Executive Officer.
To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” we took the following steps:
1.We determined that, as of December 31, 2022, we had approximately 2,000 employees, a significant majority of which work domestically, and are comprised of approximately 800 and 1,200 employees, for our Games and FinTech segments, respectively.
2.The relevant payroll and other compensation data for our employee population are maintained in a single system located at our principal headquarters in the U.S. and were utilized to identify the “median employee” from our domestic employee population. To identify the “median employee” from domestic our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 for 2022. We identified the median employee using this compensation measure, which was consistently applied to our employees included in the calculation.

3.Once we identified the median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. The difference between such employee’s base salary and the employee’s annual total compensation represents company matching contributions on behalf of the employee to our 401(k) employee savings plan and other portions of incidental income (e.g. cost of short-term and long-term disability coverage, life insurance, among other considerations). Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include such amounts.

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table for PEO - Michael D. Rumbolz (1)(2)	Summary Compensation Table for PEO - Randy L. Taylor (1)(3)	Compensation Actually Paid to PEO - Michael D. Rumbolz(2) (4)	Compensation Actually Paid to PEO - Randy L. Taylor (3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs (5)	Average Compensation Actually Paid to Non-PEO NEOs (6)	Total Shareholder Return (7)(8)	S&P Software & Services Select Index Total Shareholder Return (9)	Net Income (10) (in thousands)	AEBITDA(11) (in thousands)
2022	$806,571	$4,681,120	$(2,117,478)	$613,489	$1,320,512	$(215,338)	$106.85	$108.52	$120,489	$374,082
2021	$3,262,952	$—	$9,983,819	$—	$1,944,471	$4,017,295	$158.97	$164.91	$152,925	$347,205
2020	$2,450,003	$—	$4,087,371	$—	$1,196,371	$2,118,379	$102.83	$152.72	$(81,680)	$176,528
(1)Represents the amounts of total compensation reported in our Summary Compensation Table reflected elsewhere in this Proxy.
(2)As of April 1, 2022, Mr. Rumbolz transitioned from CEO to Executive Chair of the Board. Mr. Rumbolz previously served as Chief Executive Officer until April 1, 2022.
(3)As of April 1, 2022, Mr. Taylor began serving as President and Chief Executive Officer. Mr. Taylor previously served as President and Chief Operating Officer until April 1, 2022.
(4)Represents the amounts of “compensation actually paid”, as computed in accordance with SEC rules. The amounts do not reflect the actual compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO - Michael D. Rumbolz	Reported Summary Compensation Table Total for PEO - Randy L. Taylor	Deduct Reported Value of Equity Awards- Michael D. Rumbolz(a)	Deduct Reported Value of Equity Awards- Randy L. Taylor(a)	Add or Deduct Equity Award Adjustments- Michael D. Rumbolz(b)	Add or Deduct Equity Award Adjustments- Randy L. Taylor(b)	Compensation Actually Paid to PEO- Michael D. Rumbolz	Compensation Actually Paid to PEO - Randy L. Taylor
2022	$806,571	$4,681,120	$217,080	$3,470,706	$(2,706,969)	$(596,925)	$(2,117,478)	$613,489
2021	$3,262,952	$—	$1,315,116	$—	$8,035,983	$—	$9,983,819	$—
2020	$2,450,003	$—	$1,585,092	$—	$3,222,460	$—	$4,087,371	$—
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

PEO - Michael D. Rumbolz
Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2022	$172,200	$(532,847)	$—	$(2,346,322)	$—	$—	$(2,706,969)
2021	$1,575,630	$4,447,318	$—	$2,013,035	$—	$—	$8,035,983
2020	$3,078,249	$280,394	$724,535	$(860,718)	$—	$—	$3,222,460

PEO - Randy L. Taylor
Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2022	$2,631,790	$(2,321,025)	$—	$(907,690)	$—	$—	$(596,925)
2021	$—	$—	$—	$—	$—	$—	$—
2020	$—	$—	$—	$—	$—	$—	$—
(5)The dollar amounts reported represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding our CEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mark F. Labay, Dean A. Ehrlich, Darren Simmons, and David J. Lucchese ; (ii) for 2021, Mark F. Labay, Randy L. Taylor, Dean A Ehrlich, and Kate C. Lowenhar-Fisher; and (iii) for 2020, Randy L. Taylor, Mark F. Labay, Dean A. Ehrlich, and David J. Lucchese.
(6)The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year to determine the compensation actually paid, using the same methodology described above in Note 4:

Year	Reported Summary Compensation Table Total for Non-PEO NEO’s	Deduct Reported Value of Equity Awards	Add or Deduct Equity Award Adjustments(a)	Compensation Actually Paid to Non-PEO NEO’s
2022	$1,320,512	$653,049	$(882,801)	$(215,338)
2021	$1,944,471	$1,104,528	$3,177,352	$4,017,295
2020	$1,196,371	$732,755	$1,654,763	$2,118,379
(a)The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2022	$518,035	$(1,069,450)	$—	$(331,386)	$—	$—	$(882,801)
2021	$1,369,603	$1,465,606	$—	$342,143	$—	$—	$3,177,352
2020	$1,593,892	$63,397	$139,077	$(141,603)	$—	$—	$1,654,763

(7)The Company’s closing stock prices were $14.35, $21.35 and $13.81 for the years ended December 31, 2022, 2021 and 2020, respectively.
(8)The cumulative Total Shareholder Return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(9)The peer group used for this purpose is the published S&P Software & Services Select Industry Index.
(10)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(11)The dollar amounts reported represent the amount of AEBITDA reflected in the Company’s Exhibit 99.1 to the filed 8-K on Earnings Release to be read in conjunction with our 10-K audited financial statements for the applicable year. For additional information related to AEBITDA, refer to Appendix A: Unaudited Reconciliation of Selected Financial GAAP to non-GAAP measures.
Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Total Revenue
•AEBITDA
•AOCF
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR
Total Shareholder Return has the most direct and significant impact on PEO and NEO compensation actually paid. This is primarily driven by our compensation program design, which is structured with a significant portion of compensation at-risk, through RSUs and PSUs. SEC rules require that Peer Group total shareholder return be presented as a performance measure in the Pay versus Performance Table above. The graph below shows the relationship between the Company’s total shareholder return and the total shareholder return of the Peer Group, as well as compensation actually paid (as computed in accordance with SEC rules). Our peer group used is the published S&P Software & Services Select Industry Index, as reported in the company’s consolidated financial statements, for the three fiscal years ending December 31, 2022.

Compensation Actually Paid vs Total Shareholder Return
12000000
10000000
8000000
6000000
4000000
2000000
0
-2000000
-4000000
Compensation Actually Paid
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Cumulative TSR
(value of initial $100 investment)
2019
2020
2021
2022
CEO - Michael D. Rumbolz
CEO - Randy L. Taylor
Average for Non-CEO NEOs
Company
Index

Compensation Actually Paid and Net Income
SEC rules require that net income be presented as a performance measure in the Pay versus Performance Table above. The graph below shows the relationship between compensation actually paid (as computed in accordance with SEC rules) to our PEOs and the average of the compensation actually paid (as computed in accordance with SEC rules) to our other NEOs and net income attributable to the company over the three fiscal years ending December 31, 2022 as reported in the company’s consolidated financial statements.

Compensation Actually Paid vs Net Income
Compensation Actually Paid
Net Income (millions)
$16,000,000
$11,000,000
$6,000,000
$1,000,000
-$4,000,000
$270
$220
$170
$120
$70
$20
-$30
-$80
-$130
-$180
2020
2021
2022
CEO - Michael D. Rumbolz
CEO - Randy L. Taylor
Average for Non-CEO NEOs
Net Income

Compensation Actually Paid and AEBITDA
AEBITDA is the company-selected measure. As the core metric used to link company performance to compensation actually paid (as computed in accordance with SEC rules). AEBITDA has a material impact on PEO and NEO compensation as it is used to calculate performance-based long-term incentive results. The graph below shows the relationship between compensation actually paid (as computed in accordance with SEC rules) to our PEOs and the average of the compensation actually paid (as computed in accordance with SEC rules) to our other NEOs and our AEBITDA over the three fiscal years ending December 31, 2022.

Compensation Actually Paid vs Consolidated AEBITDA
$16,000,000
$11,000,000
$6,000,000
$1,000,000
-$4,000,000
Compensation Actually Paid
$400
$350
$300
$250
$200
$150
$100
$50
$0
Consolidated AEBITDA (millions)
2020
2021
2022
CEO - Michael D. Rumbolz
CEO - Randy L. Taylor
Average for Non-CEO NEOs
Consolidated AEBITDA

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 4 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Ratification of Ernst & Young LLP
As previously disclosed in the Company’s Current Report on Form 8-K filed on March 3, 2023, the Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the 2023 fiscal year. As a result of this process and following careful deliberation, on March 3, 2023, the Audit Committee notified BDO USA, LLP (“BDO”) that it had determined to dismiss BDO as the Company’s independent registered public accounting firm, effective as of that same date. On, and effective as of, March 3, 2023, the Audit Committee selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023.
Although the Company is not required to seek stockholder approval of its selection of an independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of EY for fiscal year 2023 will stand, unless the Audit Committee finds other good reason for making a change and doing so is in the best interests of the Company and its stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Prior Independent Registered Public Accounting Firm
BDO’s audit reports on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and through March 3, 2023, (i) there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter in connection with its reports on the Company’s financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years and through March 3, 2023, neither the Company, nor any party on the Company’s behalf, consulted EY with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.
Attendance at Annual Meeting
Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.
Fees
The following table represents fees invoiced for professional audit services rendered by BDO USA, LLP, our independent registered public accounting firm for the years ended December 31, 2022 and 2021, for the audit of the Company’s annual financial statements as well as fees invoiced for other services rendered by it for each respective year (amounts in thousands):

	Year Ended December 31,
	2022	2021
Audit fees(1)	$1,117	$874
Audit-related fees(2)	80	49
Tax fees(3)	5	7
Other fees	—	—
Total	$1,202	$930
___________________
(1)Audit fees include amounts for the following professional services:
•audit of the Company’s annual financial statements for fiscal years 2022 and 2021;
•attestation services, technical consultations and advisory services in connection with Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;
•statutory and regulatory audits, consents and other services related to SEC matters; and
•professional services provided in connection with other statutory and regulatory filings.
(2)Audit-related fees are related to the evaluations of service organization controls under the Statement on Standards for Attestation Engagements (SSAE) No. 18 and an evaluation of internal controls for operators of inter-casino linked systems.
(3)Tax Fees include amounts for planning (domestic and international), advisory and compliance services.
In making its recommendation to ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, the Audit Committee has considered whether services other than audit and audit-related services provided by EY are compatible with maintaining the independence of EY.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by its independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The hours expended on the engagement to audit the Company’s financial statements for fiscal year 2022 were not attributed to work performed by persons other than BDO USA, LLP’s full-time, permanent employees. All of the services described in the table above were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board currently consists of Messrs. Fox, Judge, Bali, Finch, and Mses. Mullarkey, Watson, and Nutton. Mr. Fox serves as Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company. The Board has also determined that each member of the Audit Committee meets the independence requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at https://www.everi.com/investor-relations/governance/governance-documents/.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2022 audited by BDO USA, LLP, the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2022, and management’s assessment of internal controls over financial reporting. The Audit Committee has discussed with BDO USA, LLP various matters related to the financial statements, including those matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP regarding its communications with the Audit Committee concerning independence, as required by the Public Company Accounting Oversight Board’s applicable rules, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
The Audit Committee and the Board also has recommended, subject to stockholder ratification, the selection of EY as our independent registered public accounting firm for the year ending December 31, 2023.

Members of the Audit Committee:

Linster W. Fox (Chair) Geoffrey P. Judge Maureen T. Mullarkey Atul Bali Secil Tabli Watson Paul W. Finch, Jr. Debra L. Nutton

FREQUENTLY ASKED QUESTIONS
Why am I receiving these proxy materials?
The Board is furnishing these proxy materials to you in connection with the Company’s Annual Meeting to be held on Wednesday, May 17, 2023, at the Company’s Corporate Headquarters located at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, beginning at 9:00 a.m. Pacific Time. At the Annual Meeting, you are entitled and requested to vote on the proposals outlined in this Proxy Statement.
This Proxy Statement is dated April 21, 2023, and is first being mailed to stockholders on or about April 21, 2023.
What proposals will be voted on at the Annual Meeting, and what are the recommendations of the Board?
There are four proposals scheduled to be voted on at the Annual Meeting. The proposals, and the Board’s voting recommendations with respect to such proposals, are as follows:

Proposal 1	Board’s Voting Recommendations
Election of three Class III directors to serve until the Company’s 2026 annual meeting of stockholders.	FOR each of the Board’s nominees
Proposal 2
Approval, on a non-binding, advisory basis, of the compensation of our named executive officers as shown in this Proxy Statement.	FOR
Proposal 3
Vote on a non-binding, advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers	EVERY YEAR
Proposal 4
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR
Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice of 2023 Annual Meeting of Stockholders accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting.
What is the record date and what does it mean?
The record date for the Annual Meeting is April 6, 2023 (the “Record Date”). Only holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on April 6, 2023, there were approximately 88,772,845 shares of Common Stock outstanding and entitled to vote.
Shares held in treasury by the Company are not treated as being issued or outstanding for purposes of determining the number of shares of Common Stock entitled to vote.
How many votes do I have?
Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned as of the Record Date.
Who is a “stockholder of record,” and who is a “beneficial holder”?
You are a stockholder of record if your shares of our Common Stock are registered directly in your own name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), as of the Record Date. You are a beneficial owner if a bank, brokerage firm, trustee, or other agent (each, a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of our transfer agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered directly in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your nominee to obtain a legal proxy and bring it to the Annual Meeting to vote. For additional requirements to attend the Annual Meeting, see the information provided on page 8.
Who votes shares held in “street name”?
If you are a beneficial owner of shares held in “street name” by a nominee or other holder of record, and you do not give that nominee or other record holder specific instructions as to how to vote those shares, under the rules of the NYSE, your nominee or other record holder may, but is not required, to vote your shares on routine proposals. Without your specific instructions, however, your nominee or other record holder cannot vote your shares on non-routine proposals, and may elect not to vote on any of the proposals unless you provide voting instructions. Accordingly, if you do not instruct your nominee or other record holder how to vote, and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. If you hold your shares in street name, please refer to the information forwarded by your nominee or other holder of record for procedures on voting your shares or revoking or changing your proxy. We urge you to promptly provide instructions to your nominee or other holder of record regarding the voting of your shares so that all your shares are voted on all proposals, even if you plan to attend the Annual Meeting.
What constitutes a quorum?
The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting the proposals described herein to be acted upon at the Annual Meeting. Abstentions and broker non-votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting.
What is the voting requirement to approve each of the proposals?

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes (if any)
Election of Directors	For	Plurality(1) of Shares Represented at the Meeting and Entitled to Vote Thereon	No effect on the outcome of the election
Say on Pay(2)	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
Say on Frequency(2)	Every Year	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Not counted as a vote in support of any of the three possible frequencies
Auditor Ratification	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
___________________
(1)Director nominees who receive the highest number of shares voted “For” his or her election are elected.
If a nominee in an uncontested election (such as this one) nonetheless does not receive the vote of at least the majority of the votes cast and no successor has been elected at such meeting, he or she may trigger the Company’s guideline regarding majority voting for directors. Full details of the guideline are set out in our Corporate Governance Guidelines, which are publicly available at the Corporate Governance section of the “Investors” page on our website at: https://www.everi.com/investor-relations/governance/governance-documents/.
(2)Although this vote is advisory and non-binding on our Board, the Board and Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program and/or the frequency of votes on our compensation program, as applicable.
(3)Number of shares voted “For” must exceed 50% of the number of shares represented at the meeting and entitled to vote.
All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, your shares will be voted in accordance with the recommendations of the proxy holders on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.
How do I vote my shares?
You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting. A proxy may be given in one of the following three ways:
•electronically by using the Internet;
•after receiving your proxy materials, over the telephone by calling a toll-free number; or
•by mailing the enclosed proxy card.
We encourage you to vote over the Internet or by telephone in advance of the meeting. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. If your shares are held in street name through a nominee or other holder of record, you will receive instructions from the nominee or other record holder that you must follow to have your shares voted.

How are the proxy card votes counted?
If the accompanying proxy card is properly completed, signed, and returned to us, and not subsequently revoked, it will be voted as directed by you. If the proxy card is submitted, but voting instructions are not provided, the proxy will be voted: (i) “For” each of the director nominees; (ii) “For” the advisory approval of the compensation of our named executive officers; (iii) for “Every Year” on the advisory vote of the frequency of future advisory votes on the compensation of our named executive officers; and (iv) “For” the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Can I change my vote after submitting my proxy?
You can change your vote at any time before your proxy is exercised at the Annual Meeting. You may do so in one of the following four ways:
•submitting another proxy card bearing a later date;
•sending a written notice revoking your proxy to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com;
•submitting new voting instructions via telephone or the Internet (if initially able to vote in that manner); or
•attending the Annual Meeting and voting in person.
If you hold your shares in “street name” through a nominee or other holder of record and you have instructed the nominee or other holder of record to vote your shares, you must follow the directions received from the nominee or other holder of record to change those instructions. Please refer to the information sent by your nominee or other holder of record for procedures on revoking or changing your proxy.
Who is paying for this proxy solicitation?
This proxy solicitation is being made by the Board of the Company. The Company will bear the cost of soliciting proxies, including the cost of preparing, assembling, printing, and mailing this Proxy Statement. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may be solicited by certain of the Company’s directors, officers, and regular employees, either personally, by telephone, facsimile or e-mail. None of such persons will receive any additional compensation for their services.
How can I find out the voting results?
The Company will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.
Changing the way you receive proxy materials in the future – How do I receive electronic access to proxy materials for future annual meetings?
Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company and benefits the environment. If you are a stockholder of record and would like to receive future proxy materials electronically, you can select this option by following the instructions provided when you vote your proxy over the Internet at: www.proxyvote.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your nominee or other holder of record or the Company to rescind your instructions. You do not have to elect Internet access each year.
If your shares of Common Stock are registered in the name of a brokerage firm, you still may be eligible to vote your shares of Common Stock electronically over the Internet. A large number of brokerage firms are participating in the Broadridge online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in Broadridge’s program, your proxy materials will provide instructions for voting online. If your proxy materials do not reference Internet information, please complete and return your voting instruction form.
What is “householding”?
There are circumstances under which you may receive multiple mailings containing copies of the proxy materials, proxy cards, or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive separate mailings for each such brokerage account. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one mailing. Please authorize your proxy in accordance with the instructions of each mailing separately, since each one represents different shares that you own.

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders, cost savings for companies, and benefits the environment. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com, or by calling (702) 855-3000. The Company, if contacted, will undertake to promptly deliver the requested materials.
When are stockholder proposals due for the 2024 Annual Meeting of Stockholders?
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2024 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not later than the close of business on December 23, 2023.
Subject to certain exceptions, stockholder business (including nominations) that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as notice of the proposal—as specified by, and subject to the conditions set forth in, our Bylaws—is delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2024 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received no earlier than the close of business on January 18, 2024, nor later than the close of business on February 17, 2024. In addition to giving notice pursuant to the advance notice provisions of the Company’s bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide proper written notice that sets forth all information required by Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of the Company at our principal executive offices by no later than March 18, 2024 (or, if the 2024 Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 30 days after the one-year anniversary date, then notice must be provided not later than 60 calendar days prior to the date of the 2024 Annual Meeting of Stockholders or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made by the Company.
A stockholder’s notice to the Corporate Secretary of the Company must set forth as to each matter the stockholder proposes to bring before the annual meeting:
•Director Nomination: all information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
•Stockholder Proposals: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.
Each stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made must also include (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who directly or indirectly hold more than 10% of our Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC.
Based solely on its review of the copies of such forms filed with the SEC and written representations from certain Reporting Persons that no such Forms 5 were required, the Company believes that during fiscal year 2022, all Reporting Persons complied with the applicable filing requirements on a timely basis, except for Paul W. Finch Jr., a director of the Company, who filed a late Form 4 on February 9, 2022, with respect to the change in beneficial ownership related to an initial grant of equity upon his appointment as a director of the Company on February 1, 2022 due to not being able to timely obtain the required SEC filing codes.

OTHER MATTERS
As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy or their substitutes will vote in accordance with their judgment on such matters.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K
The 2022 Annual Report, including the Company’s audited financial statements, is being delivered with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, to each stockholder as of the Record Date, without charge, upon written request to Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada, 89113, or via e-mail to secretary@everi.com. Any exhibits listed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 also will be furnished upon written request at the actual expense we incur in furnishing such exhibits.

By Order of the Board of Directors,

/s/ Randy L. Taylor

Randy L. Taylor
President and Chief Executive Officer & Director
Las Vegas, Nevada
April 21, 2023

Appendix A
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
The following table presents a reconciliation of AEBITDA and Free Cash Flow, non-GAAP financial measures included in this Proxy Statement, to net income, the most comparable GAAP financial measure:

	Reconciliation of net income to AEBITDA and to FCF
	Year Ended December 31,
	2022	2021	2019
	(in thousands)
Net income	$120,489	$152,925	$16,517
Income tax provision (benefit)	37,111	(51,900)	(523)
Loss on extinguishment of debt	—	34,389	179
Interest expense, net of interest income	55,752	62,097	77,844
Operating income	$213,352	$197,511	$94,017
Plus: depreciation and amortization	126,359	119,474	132,135
EBITDA	$339,711	$316,985	$226,152

Non-cash stock compensation expense	19,789	20,900	9,857
Accretion of contract rights	9,578	9,318	8,710
Facilities consolidation costs	686	365	—
Litigation fees, net of settlements received	2,291	(1,107)	6,350
Non-recurring professional fees and other	2,027	744	864
Write-off of inventory, property and equipment and intangible assets	—	—	1,268
AEBITDA	$374,082	$347,205	$253,201

Cash paid for interest	(54,749)	(51,224)	(77,351)
Cash paid for capital expenditures	(127,568)	(104,708)	(114,291)
Cash paid for placement fees	(547)	(31,465)	(17,102)
Cash paid for taxes, net	(4,522)	(1,062)	(694)
Free cash flow	$186,696	$158,746	$43,763
We present AEBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by AEBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to AEBITDA. We present FCF as a measure of performance, and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire FCF amount is available for discretionary expenditures. AEBITDA and FCF are not measures of financial performance under GAAP. Accordingly, AEBITDA and FCF should not be considered in isolation, or as a substitute for, and should be read in conjunction with, our operating income data prepared in accordance with GAAP.

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BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O EVERI HOLDINGS INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 16, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V12293-P91881 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERI HOLDINGS INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. Election of three Class III Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Linster W. Fox
02) Maureen T. Mullarkey
03) Secil Tabli Watson

The Board of Directors recommends you vote FOR proposals 2 and 4, and 1 YEAR on proposal 3.

	For	Against	Abstain
2. Advisory approval, on a non-binding basis, of the compensation of our named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote, on a non-binding basis, on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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The Proxy Statement, Notice of 2023 Annual Meeting of Stockholders and 2022 Annual Report are available at www.proxyvote.com.

V12294-P91881

EVERI HOLDINGS INC.
Annual Meeting of Stockholders
May 17, 2023 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned holder of Common Stock, par value $.001, of Everi Holdings Inc. (the "Company") hereby appoints Randy L. Taylor and Kate C. Lowenhar-Fisher, each as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the 2023 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 17, 2023 at 9:00 AM Pacific Time, at the headquarters of Everi Holdings Inc. at 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, and at any adjournments or postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve). The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE LISTED BOARD NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND 1 YEAR ON PROPOSAL 3.

Attending the Meeting: Please review the proxy materials for more information about attending the Annual Meeting in person, including identification and other requirements.

Continued and to be signed on reverse side

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